UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Laureate Education, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Laureate Education, Inc. (the “Company’s Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
51,881,859 shares of the Company’s Common Stock, 166,000 shares of the Company’s Common Stock underlying performance share units and options to purchase 5,200,507 shares of the Company’s Common Stock.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $60.50 per share of 51,881,859 shares of the Company’s Common Stock, (b) $60.50 per share of 166,000 shares of the Company’s Common Stock underlying performance share units and (c) $60.50 minus the weighted average exercise price of $24.374 per share underlying options to purchase 5,200,507 shares of the Company’s Common Stock, all with an exercise price of less than $60.50.

	(4)	Proposed maximum aggregate value of transaction:
$3,336,768,985
	(5)	Total fee paid:
$102,439
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1001 FLEET STREET

BALTIMORE, MARYLAND  21202

, 2007

Dear Stockholder:

On January 28, 2007, Laureate Education, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Wengen Alberta, Limited Partnership, an Alberta limited partnership (“Parent”), and L Curve Sub Inc., a Maryland corporation and a direct subsidiary of Parent (“Merger Sub”). Parent is owned by a consortium of investment funds and other investors, including Douglas L. Becker, the Company’s Chairman and Chief Executive Officer. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is consummated, you will be entitled to receive $60.50 in cash for each share of the Company’s common stock that you own.

A special meeting of our stockholders will be held on                     ,                     2007, at                                    .m., local time, to vote on a proposal to approve the merger and the merger agreement. The special meeting will be held at                        . Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of the Company’s common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of the Company and its stockholders and approved the merger, the merger agreement and the transactions contemplated thereby. This determination was based, in large part, upon the unanimous recommendation of a special committee of the board of directors consisting of three independent, disinterested directors.

Your vote is very important. We cannot consummate the merger unless holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on the matter vote to approve the merger and the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to approve the merger and the merger agreement. The failure of any stockholder to vote on the proposal to approve the merger and the merger agreement will have the same effect as a vote against the approval of the merger and the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet in accordance with the instructions on the accompanying proxy card. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors appreciates your continuing support of the Company and we urge you to support this transaction.

Sincerely,

David A. Wilson	Douglas L. Becker
Chairman of the Special Committee	Chairman and Chief Executive Officer
of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                    , 2007, and is first being mailed to stockholders on or about                     , 2007.

1001 FLEET STREET, BALTIMORE, MARYLAND 21202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2007

To the stockholders of LAUREATE EDUCATION, INC.:

PLEASE TAKE NOTICE that a special meeting of stockholders of Laureate Education, Inc., a Maryland corporation (the “Company”), will be held on                     ,                     , 2007, at                     .m. local time, at              , for the following purposes:

1.     To approve the merger (the “merger”) of L Curve Sub Inc., a Maryland corporation (“Merger Sub”) and a direct subsidiary of Wengen Alberta, Limited Partnership, an Alberta limited partnership (“Parent”), with and into the Company, as contemplated by the Agreement and Plan of Merger (the “merger agreement”), dated as of January 28, 2007, by and among the Company, Parent and Merger Sub, and the merger agreement, as the merger agreement may be amended from time to time.

2.     To consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of additional proxies.

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is                     , 2007. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The approval of the merger and the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of the Company’s common stock cast at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the Internet in accordance with the instructions on the accompanying proxy card prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, it will have the same effect as a vote against the approval of the merger and the merger agreement but will not affect the outcome of the vote on the adjournment proposal.

By Order of the Board of Directors,
Robert W. Zentz
Secretary

Baltimore, Maryland

                          , 2007

YOUR VOTE IS IMPORTANT.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed white proxy card and return it in the postage prepaid envelope provided as soon as possible. You will be able to vote by internet or by toll-free telephone by following the instructions that are included on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting.

i

THE MERGER AND THE MERGER AGREEMENT (PROPOSAL NO. 1)	85
The Merger	85
Merger Consideration	85
Treatment of Options, Restricted Shares and Performance Share Units	86
Payment for the Shares	86
Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation	87
Representations and Warranties	87
Conduct of Business Pending the Merger	89
Efforts to Consummate the Merger	91
Marketing Period	92
Conditions to the Merger	93
Restrictions on Solicitations of Other Offers	94
Recommendation Withdrawal/Termination in Connection with a Superior Proposal	96
Termination of the Merger Agreement	97
Termination Fees	98
Employee Benefits	99
Indemnification and Insurance	99
Other Covenants	100
Amendment, Extension and Waiver	100
THE VOTING AGREEMENT	101
NO DISSENTERS’ RIGHTS	101
IMPORTANT INFORMATION ABOUT LAUREATE	102
Historical Selected Consolidated Financial Data	102
Ratio of Earnings to Fixed Charges	105
Book Value Per Share	105
Projected Financial Information	106
Market Price and Dividend Data	108
Security Ownership of Certain Beneficial Owners and Management	108
Prior Stock Purchases	111
Independent Registered Public Accounting Firm	112
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	113
OTHER MATTERS	114
Other Matters for Action at the Special Meeting	114
Future Stockholder Proposals	114
Householding of Special Meeting Materials	114
WHERE YOU CAN FIND MORE INFORMATION	115
ANNEX A—Agreement and Plan of Merger	A-1
ANNEX B—Voting Agreement	B-1
ANNEX C—Opinion of Morgan Stanley & Co. Incorporated	C-1
ANNEX D—Opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated	D-1
ANNEX E—Information Relating to Laureate Directors and Executive Officers, the Sponsors, the Sterling Founders and certain trusts affiliated with the Sterling Founders	E-1

ii

References to “Laureate,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Laureate Education, Inc. and our subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Laureate. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 115.

The Merger and the Merger Agreement

•       The Parties to the Merger (see page 17). Laureate, a Maryland corporation, provides higher education programs and services to over 243,000 students through the leading global network of licensed campus-based and online higher education institutions. Wengen Alberta, Limited Partnership, which we refer to as Parent, is an Alberta limited partnership that was formed on January 28, 2000 and has served as a holding company for investments. L Curve Sub Inc., which we refer to as Merger Sub, is a Maryland corporation and a direct subsidiary of Parent that was formed on January 25, 2007 solely for the purpose of effecting the merger described below. Merger Sub has not engaged in any business except in furtherance of this purpose.

Parent is owned by a consortium of investment funds and other investors which includes Caisse de dépôt et placement du Québec, Bregal Europe Co-Investment L.P., Citigroup Global Markets Inc. and investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co., Torreal Sociedad de Capital Riesgo de Regimen Simplificado S.A., S.A.C. Capital Management, LLC, Citigroup Private Equity, Makena Capital Management LLC, Moore Capital Management, LLC, SPG Partners, LLC, Sterling Partners and Southern Cross Capital, as well as Douglas L. Becker, the Company’s Chairman and Chief Executive Officer, and Steven M. Taslitz. Messrs. Becker and Taslitz, along with Douglas L. Becker’s brother, Eric D. Becker, and one of our board members, R. Christopher Hoehn-Saric, are founding members of Sterling Partners, a private equity firm. We refer to Douglas L. Becker, Eric D. Becker and Messrs. Taslitz and Hoehn-Saric as the Sterling Founders. Sterling Capital Partners II, L.P., a private equity fund affiliated with Sterling Partners that we refer to as SCP II, is among the consortium of investors that owns Parent.

In addition, Messrs. Becker and Taslitz and certain trusts affiliated with each of them, have committed to contribute to Parent a portion of their shares of the Company’s common stock in connection with the merger in exchange for a portion of the equity securities of Parent. Messrs. Becker and Taslitz and these affiliated trusts are referred to as the Rollover Investors. The Rollover Investors and the other funds and investors that invest in Parent are sometimes referred to as the Investor Group.

•       The Merger. You are being asked to vote to approve the merger of Merger Sub with and into Laureate (the “merger”) pursuant to an agreement and plan of merger by and among Laureate, Parent and Merger Sub (the “merger agreement”), and the merger agreement. Laureate will be the surviving corporation in the merger and will continue to do business as “Laureate Education, Inc.” following the merger. As a result of the merger, Laureate will cease to be an independent, publicly traded company. See “The Merger and the Merger Agreement” beginning on page 85.

•       Merger Consideration. If the merger is consummated, you will be entitled to receive $60.50 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock, par value $.01 per share, that you own. See “The Merger and the Merger Agreement—Merger Consideration” beginning on page 85.

•       Treatment of Outstanding Options, Restricted Shares and Performance Share Units. Except as otherwise agreed by Parent and a holder of options to acquire the Company’s common stock or of unvested restricted shares, or as otherwise provided in the merger agreement, to the extent applicable, outstanding options, unvested restricted shares and performance share units will, as of the effective time of the merger, be treated as follows:

•        all outstanding options to acquire shares of the Company’s common stock will be canceled and, in exchange for such cancellation, each holder will be entitled to receive from the surviving corporation promptly following the effective time of the merger a cash payment equal to the number of shares of the Company’s common stock underlying the holder’s option or options multiplied by the amount by which $60.50 exceeds the exercise price for each share of the Company’s common stock underlying the option or options, without interest and less any applicable withholding taxes;

•        each unvested Company restricted share outstanding immediately prior to the effective time of the merger, will vest and become free of restrictions and will be canceled and converted into the right to receive $60.50, without interest and less any applicable withholding taxes, in the merger; and

•        the performance share units and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Becker, and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Hoehn-Saric, are expected to be canceled in exchange for the surviving corporation establishing  a new deferred compensation plan for each of Messrs. Becker and Hoehn-Saric, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The merger agreement provides that, in connection with the consummation of the merger, specified unvested options to purchase shares of the Company’s common stock and specified unvested Company restricted shares will be canceled without payment therefor and, in lieu of making the payments described above, the surviving corporation will establish a retention bonus award plan, pursuant to which each holder of such a canceled option or restricted share will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equivalent to the amount the holder otherwise would have received for such award promptly following the effective time of the merger in respect of such canceled options and restricted shares, provided that the holder remains employed by the surviving corporation through the first (or second, for certain employees) anniversary of the effective time of the merger.

•       Conditions to the Merger (see page 93). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•        the merger agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock;

•        no injunction, judgment, order or law which prevents the merger shall be in effect;

•        the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated without any requirement to take any action or agree to any conditions or restrictions that would be reasonably likely to have a material adverse effect on the Company;

•        Laureate’s, Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger and the Merger Agreement—Conditions to the Merger” beginning on page 93;

•        Laureate, Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement;

•        on the closing date of the merger, the debt financing arranged by Parent and Merger Sub to fund the merger must be available for borrowing on the terms and conditions set forth in the debt financing commitments (which terms are summarized under the caption “Special Factors—Financing of the Merger”) or on terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub, as determined in the reasonable judgment of Parent;

•        Laureate and its subsidiaries shall not have, except for certain exceptions contemplated by or provided in the merger agreement, (A) redeemed, repurchased, prepaid, canceled, incurred or otherwise acquired, or modified in any material respect the terms of its existing indebtedness or guaranteed, endorsed or otherwise become responsible for the obligations of any other person, other than in the ordinary course consistent with past practice, including any borrowing under its existing credit facilities to fund working capital needs and other actions taken in the ordinary course of business consistent with past practice, (B) pledged or otherwise encumbered shares of its capital stock or of capital stock of any of its subsidiaries, or (C) mortgaged or pledged any of its material assets, or allowed any liens on its assets (with certain exceptions); and

•        receipt of a written response from the U.S. Department of Education (“DOE”) to the pre-acquisition review application filed with respect to Walden University, Inc. (“Walden University”) that meets the requirements described under the caption “The Merger and the Merger Agreement—Conditions to the Merger.”

•       Restrictions on Solicitations of Other Offers (see page 94).

•        The merger agreement provides that, until 11:59 p.m., New York time, on March 14, 2007 (the “go shop period”), we were permitted to initiate, solicit and encourage any acquisition proposal for us (including by way of providing information), enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with, assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any acquisition proposal for us, with no obligation to negotiate with Parent;

•      The merger agreement does not provide Parent and Merger Sub the right to match any proposal submitted during the go shop period or, in certain circumstances, within 15 days following the go shop period; and

•        The merger agreement provides that, from and after the expiration of the go shop period, we are generally not permitted to:

•       initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal for us, engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in or knowingly facilitate any such inquiries, proposals, discussions or negotiations (including by exempting any person from any applicable anti-takeover statute); or

•       approve, recommend, or propose to approve or recommend any acquisition proposal for us; enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us; enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances, our board of directors (acting through the special committee described below under “Other Important Considerations—The Special Committee and its Recommendation” if such committee still exists) may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement described under “The Merger and the Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including, for an acquisition proposal that we receive after the go shop period, negotiating with Parent and Merger Sub in good faith to make adjustments to the merger agreement prior to termination and, if required, paying a termination fee, see page 98.

•       Termination of the Merger Agreement (see page 97). The merger agreement may be terminated at any time prior to the consummation of the merger:

•        by mutual written consent of Laureate, Parent and Merger Sub;

•        by either Laureate or Parent if:

•       the merger is not consummated on or before September 21, 2007, unless the failure to consummate the merger is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in the merger agreement;

•       a final and unappealable restraining order, injunction or judgment prevents the consummation of the merger, unless a breach by the party seeking to terminate the merger agreement is the principal cause of or resulted in the final and unappealable restraining order, injunction or judgment; or

•       our stockholders fail to approve the merger agreement at the special stockholders meeting called for that purpose or any adjournment thereof;

•        by Laureate if:

•       a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by September 21, 2007 occurs that would give rise to the failure of certain conditions to closing (unless Laureate is then in material breach of the merger agreement);

•       prior to obtaining stockholder approval, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal and provided that concurrently with doing so we pay to Parent the termination fee as described below and, in certain cases, that we had given five days written notice to Parent and Merger Sub and provided them the opportunity to amend the merger agreement so that the superior proposal was no longer superior to the proposal in the merger agreement, as amended; or

•       prior to 11:59 p.m., Eastern time, on March 14, 2007, Mr. Becker had breached his cooperation agreement with the Company in a manner that would have materially impaired the Company’s ability to take the actions described above that the Company had been permitted to take prior to that time, provided that Mr. Becker had been given reasonable notice of such breach and a reasonable cure period; and

•        by Parent or Merger Sub if:

•       a breach by Laureate of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by September 21, 2007 occurs that would give rise to the failure of certain conditions to closing (unless Parent or Merger Sub is then in material breach of the merger agreement);

•       prior to obtaining stockholder approval of the merger agreement, our board of directors or any committee of our board of directors withdraws or modifies (or is deemed to withdraw or modify) its recommendation that our stockholders approve the merger agreement, in a manner adverse to Parent or Merger Sub, publicly proposes to do so or approves or recommends a company acquisition proposal other than the merger to our stockholders, or publicly announces its intent to do so; or

•       Laureate willfully and materially breaches in any respect adverse to Parent or Merger Sub (A) its obligations not to withdraw or modify or propose publicly to withdraw or modify the recommendation of Laureate’s board of directors that the Laureate stockholders approve the merger and the merger agreement or take any other action or make any other public statement in connection with our stockholders meeting that is inconsistent with the board’s recommendation that the Laureate stockholders approve the merger and the merger agreement, or (B) its obligations to reaffirm the recommendation of Laureate’s board of directors that our stockholders approve the merger and the merger agreement in connection with certain disclosures that we may be required to make to our stockholders under limited circumstances.

•       Termination Fees (see page 98). If the merger agreement is terminated under certain circumstances (as fully described under the caption “The Merger and the Merger Agreement—Termination Fees”):

•        the Company will be obligated to pay a termination fee of $110 million (or $55 million if the merger agreement had been terminated due to receipt of a superior proposal provided by a third party that had submitted an acquisition proposal during the go shop period) as directed by Parent; or

•        the Company may be obligated to pay the documented expenses of Parent, up to $15 million.

The Special Meeting

See “Questions and Answers About the Special Meeting and the Merger” beginning on page 10 and “The Special Meeting” beginning on page 18.

Other Important Considerations

•       The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was formed on September 8, 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of the Company. The special committee is composed of three independent, disinterested directors. The members of the special committee are David A. Wilson (Chair), James H. McGuire and R. William Pollock. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our stockholders other than Parent, the Investor Group, Mr. Hoehn-Saric and Eric D. Becker and their respective affiliates and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and declared advisable by our board of directors. We sometimes refer to our stockholders other than Parent, the Investor Group, Mr. Hoehn-Saric and Eric D. Becker and their respective affiliates as the unaffiliated stockholders. For a discussion of the material factors considered by the special committee and the board of directors in reaching their conclusions and the reasons why the special committee and the board of directors determined that the merger is fair, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 29.

•       Board Recommendation. The Company’s board of directors, acting upon the unanimous recommendation of the special committee, recommends that the Company’s stockholders vote “FOR” the approval of the merger and the merger agreement and “FOR” the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary or appropriate, to permit further soliciting of additional proxies. See “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 29.

•       Share Ownership of Directors and Executive Officers. As of                , 2007, the record date, the directors and executive officers of the Company (other than Messrs. Becker and Hoehn-Saric) held and are entitled to vote, in the aggregate, shares of the Company’s common stock representing approximately [6.41]% of the outstanding shares of the Company’s common stock. In addition, as of                 , 2007, the record date, the Sterling Founders and certain trusts affiliated with Mr. Becker (the “Becker Trusts”) who together own [2.52%] of the outstanding shares of the Company’s common stock have entered into a voting agreement with Parent to vote those shares in favor of approving the merger and the merger agreement. See “The Special Meeting—Voting Rights; Quorum; Vote Required for Approval” beginning on page 18 and “The Voting Agreement” beginning on page 101.

•       Interests of the Company’s Directors and Executive Officers in the Merger. In considering the recommendation of our board of directors with respect to the merger and the merger agreement, you should be aware that certain members of the board of directors and certain executive officers have relationships with Parent and its affiliates or personal interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests include:

•        Messrs. Becker and Hoehn-Saric are affiliated with Parent and, following consummation of the merger, will have an ownership interest in Parent, as well as in the entities through which several of the members of the Investor Group will be investing in Parent. Messrs. Becker and Hoehn-Saric are also founding managers of the general partner of SCP II, which is a member of the Investor Group;

•        the merger will result in the receipt by Messrs. Becker and Hoehn-Saric of $60.50 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock held by them in their respective 401(k) accounts and the accelerated vesting and cash-out of all of the Company’s stock options and restricted shares held by the Company’s directors and executive officers (subject to certain exceptions as described under the caption “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 72);

•        Messrs. Wilson and McGuire will receive monthly compensation of between $15,000 and $40,000 for their service on the special committee and Mr. Pollock will be reimbursed for expenses he incurs in connection with his service on the special committee. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 72;

•        the Company’s existing executive officers expect to have continuing employment relationships with the surviving corporation that are substantially similar to their current employment relationships with Laureate. After consummation of the merger, Mr. Becker expects to continue to serve as Chairman and Chief Executive Officer of the surviving corporation, and Messrs. Becker and Hoehn-Saric expect to serve on the board of directors of the surviving corporation and the general partner of Parent; and

•        the merger agreement provides for continued indemnification of current and former directors and officers of the Company and its subsidiaries in respect of liabilities for acts or omissions occurring at or prior to the consummation of the merger. In addition, the merger agreement provides for continued coverage, for six years following consummation of the merger, under directors’ and officers’ insurance.

•       Opinions of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner and Smith Incorporated. In connection with the merger, each of the special committee’s financial advisors, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill Lynch”), has delivered an opinion as to the fairness from a financial point of view of the merger consideration to be received in the merger by the Company’s stockholders (with respect to the opinion delivered by Morgan Stanley, other than to the Rollover Investors and Parent and its subsidiaries, and with respect to the opinion delivered by Merrill Lynch, other than to Parent, the Investor Group and their respective affiliates).

The full text of the opinions of Morgan Stanley and Merrill Lynch, which set forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Morgan Stanley and Merrill Lynch, as applicable, in connection with their opinions, are attached as Annex C and Annex D, respectively, to this proxy statement. Morgan Stanley and Merrill Lynch provided their opinions for the information and assistance of the special committee in connection with its consideration of the merger, and the opinions of Morgan Stanley and Merrill Lynch are not recommendations as to how any stockholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinions carefully and in their entirety. For a more complete description of the opinions and the review undertaken in connection with such opinions, together with the fees payable by the Company to Morgan Stanley and Merrill Lynch, see “Special Factors—Opinions of the Special Committee’s Financial Advisors” beginning on page 39.

•       Sources of Financing. Parent estimates that the total amount of funds necessary to consummate the merger and related transactions, including the new financing arrangements, the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed merger and financing arrangements, will be approximately $4 billion, which they expect will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors—Financing of the Merger” beginning on page 67. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•        Equity Financing. Parent has received rollover commitments from the Rollover Investors with respect to an aggregate of 636,436 shares of the Company’s common stock which, based on the merger consideration of $60.50 per share of the Company’s common stock, have an aggregate value of approximately $38.5 million. Parent also received a commitment from Mr. Becker to invest $25 million in equity in Parent. Mr. Becker has the right, and is expected, to assign such obligation to one or more of his affiliates. Parent also received commitments from Messrs. Becker and Hoehn-Saric to cancel their options to purchase shares of the Company’s common stock, and in the case of Mr. Becker, his performance share units, in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options prior to the consummation of the merger. Parent also received equity commitments from Caisse de dépôt et placement du Québec, Bregal Europe Co-Investment L.P., Citigroup Global Markets Inc. and investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co., Torreal Sociedad de Capital Riesgo de Regimen Simplificado S.A., S.A.C. Capital Management, LLC, Citigroup Private Equity, Makena Capital Management LLC, Moore Capital Management, LLC, SPG Partners, LLC, Sterling Partners and Southern Cross Capital, totaling approximately $2.09 billion, for aggregate rollover and equity commitments totaling approximately $2.15 billion.

•        Debt Financing. Merger Sub has received a debt commitment letter from Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. to provide up to (a) $1.15 billion of senior secured credit facilities, (b) $725 million of senior unsecured loans under a bridge facility and (c) $325 million of senior subordinated loans under a bridge facility.

•       Regulatory Approvals (see page 66 ). Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be consummated until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. Laureate and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 23, 2007. Laureate and Parent were notified by the FTC that early termination of the waiting period had been granted as of March 6, 2007.

One of the conditions to the obligations of Parent and Merger Sub to consummate the merger is receipt of a written response from the DOE to the pre-acquisition review application filed with respect to Walden University that meets the requirements described under the caption “The Merger and the Merger Agreement—Conditions to the Merger.”  The Company expects to file a pre-acquisition review application with the DOE on or about March 22, 2007.

Though not a condition to the consummation of the merger, U.S. federal and state laws and regulations and the standards of certain accrediting agencies that accredit the institutions and programs owned and operated by the Company, as well as the laws and regulations of certain foreign jurisdictions in which the Company does business, may require that we or Parent obtain approvals from, file new license and/or permit applications with and/or provide notice to applicable governmental authorities in connection with the merger.

•       Applicability of Rules Related to “Going Private” Transactions; Position of the Company, the Sterling Founders, certain affiliated trusts and SCP II as to Fairness and Position of Parent, Merger Sub and the Sponsors as to Fairness (see pages 29 through 38 and 59 through 62). The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to the merger because Messrs. Becker and Hoehn-Saric are deemed to be engaged in a “going private” transaction under applicable Exchange Act rules. In addition, the other Sterling Founders, SCP II and trusts affiliated with Messrs. Becker and Taslitz and KKR 2006 Limited, S.A.C. Capital Management, LLC, Bregal Europe Co-Investment L.P., Citigroup Private Equity LP and Snow, Phipps & Guggenheim, LLC, all of which are members of the Investor Group, could be deemed to be engaged in a “going private” transaction under these rules. To comply with the requirements of Rule 13e-3, such members of the Investor Group, our board of directors, the Sterling Founders, Parent and Merger Sub make certain statements as to, among other matters, their purposes and reasons for the merger and their beliefs as to the fairness of the merger to our unaffiliated stockholders. We refer to KKR 2006 Limited, S.A.C. Capital Management, LLC, Bregal Europe Co-Investment L.P., Citigroup Private Equity LP and Snow, Phipps & Guggenheim, LLC as the Sponsors.

Each of the special committee and the board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our unaffiliated stockholders. In evaluating the merger, the special committee consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger.”

In addition, under a potential interpretation of the applicability of Rule 13e-3 under the Exchange Act, exercises by Messrs. Becker or Hoehn-Saric of their existing options to purchase shares of the Company’s common stock could be deemed to be the first step in a going-private transaction. If Messrs. Becker or Hoehn-Saric determine to exercise all or part of their options, certain of the Sponsors or their affiliates may assist in the financing of such exercises. In order to comply with this potential interpretation, the Sterling Founders, certain affiliated trusts, SCP II, Parent, Merger Sub and the Sponsors make certain statements as to, among other matters, the fairness of such potential exercises to the Company’s unaffiliated stockholders.

•       U.S. Federal Income Tax Consequences. If you are a U.S. holder (as defined on page 82), the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of the Company’s common stock in the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of the Company’s common stock. If you are a non-U.S. holder (as defined on page 82), the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. Under U.S. federal income tax law, all holders will be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of the Company’s common stock and/or your restricted shares, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 81.

•       No Dissenters’ Rights. Because the Company’s common stock is listed on the Nasdaq Global Select Market, Maryland law does not provide appraisal or dissenters’ rights for stockholders who vote against the merger.

•       Market Price of the Company’s Common Stock (see page 108). The closing sale price of the Company’s common stock on the Nasdaq Global Select Market on January 4, 2007, the last trading day prior to the determination of the special committee to begin negotiations with Mr. Becker on the basis of a price of $60.50, was $49.15 per share. The $60.50 per share to be paid for each share of the Company’s common stock in the merger represents a premium of approximately 23% to the closing price on January 4, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Laureate stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q:             When and where is the special meeting?

A:               The special meeting of stockholders of Laureate will be held on                      , 2007, at          .m. local time, at                            .

Q:             What matters will be voted on at the special meeting?

A:               You will be asked to consider and vote on the following proposals:

•       to approve the merger and the merger agreement;

•       to consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of additional proxies.

Q:             How does Laureate’s board of directors recommend that I vote on the proposals?

A:               The board of directors recommends that you vote:

•       “FOR” the proposal to approve the merger and the merger agreement; and

•       “FOR” the adjournment proposal.

Q:             Who is entitled to vote at the special meeting?

A:               Holders of record of the Company’s common stock as of the close of business on                   , 2007, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately                shares of the Company’s common stock outstanding. Approximately                    holders of record held such shares. Every holder of the Company’s common stock is entitled to one vote for each such share the stockholder held as of the record date.

Q:             What vote is required for Laureate’s stockholders to approve the merger and the merger agreement?

A:               An affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on the matter is required to approve the merger and the merger agreement. In addition, the Sterling Founders and the Becker Trusts who together own [2.52%] of the outstanding shares of the Company’s common stock as of                            , 2007, the record date, have entered into a voting agreement with Parent to vote those shares in favor of approving the merger and the merger agreement.

Q:             What vote is required for Laureate’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:               The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast at the special meeting.

Q:             If the merger is consummated, what will I be entitled to receive for my shares of the Company’s common stock and when will I receive it?

A:               If the merger is consummated, you will be entitled to receive $60.50 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that you own. For example, if you own 100 shares of the Company’s common stock, you will be entitled to receive $6,050 in cash (less any applicable withholding taxes) in exchange for your shares of the Company’s common stock. If you have money invested in the Company’s common stock under the Laureate Education, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”), the cash exchanged for the shares of the Company’s common stock held in your account under the 401(k) Plan will be deposited in the plan’s trust and allocated to your account.

Except as otherwise agreed by Parent and a holder of options to acquire the Company’s common stock or of unvested restricted shares, or as otherwise provided in the merger agreement, to the extent applicable, outstanding options, unvested restricted shares and performance share units will, as of the effective time of the merger, be treated as follows:

•       all outstanding options to acquire the Company’s common stock will be canceled and, in exchange for such cancellation, each holder will be entitled to receive from the surviving corporation promptly following the consummation of the merger a cash payment equal to the number of shares of the Company’s common stock underlying the holder’s option or options multiplied by the amount by which $60.50 exceeds the exercise price for each share of the Company’s common stock underlying the option or options, without interest and less any applicable withholding taxes;

•       each unvested Company restricted share outstanding immediately prior to the consummation of the merger will vest and become free of restrictions and will be canceled and converted into the right to receive $60.50, without interest and less any applicable withholding taxes, in the merger; and

•       the performance share units and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Becker, and, to the extent not previously exercised, the options to purchase shares of the Company’s common stock held by Mr. Hoehn-Saric, are expected to be canceled in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The merger agreement provides that, in connection with the consummation of the merger, specified unvested options to purchase the Company’s common stock and specified unvested Company restricted shares will be canceled without payment therefor and, in lieu of making the payments described above, the surviving corporation will establish a retention bonus award plan, pursuant to which each holder of such a canceled option or restricted share will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equivalent to the amount the holder otherwise would have received for such award promptly following the consummation of the merger in respect of such canceled options and restricted shares, provided that the holder remains employed by the surviving corporation through the first (or second, for certain employees) anniversary of the consummation of the merger.

After the merger is consummated, Parent will arrange for a letter of transmittal to be sent to each Laureate stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates, if applicable, and any other required documentation. Except for the specified unvested options described in the preceding paragraph, holders of options to acquire the Company’s common stock will receive their consideration from the surviving corporation promptly following the effective time of the merger without any action required on the part of the holder.

Q:             Am I entitled to appraisal rights?

A:               No. Under Maryland law, you are not entitled to appraisal rights because the Company’s common stock is listed on the Nasdaq Global Select Market.

Q:             Who is soliciting my vote?

A:               This proxy solicitation is being made and paid for by Laureate. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. approximately $50,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:             What do I need to do now?

A:               Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, using the telephone number printed on your proxy card or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:             How do I vote?  How can I revoke my vote?

A:               You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or, if you hold your shares in “street name,” as described below. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote is taken at the special meeting:

•       if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Robert W. Zentz, at 1001 Fleet Street, Baltimore, Maryland 21202;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:             Can I vote by telephone or electronically?

A:               If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,”

please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q:             If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:               Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the approval of the merger and the merger agreement and will have no effect on the proposal to adjourn the special meeting.

Q:             What do I do if I have money invested in the Company’s common stock under the 401(k) Plan?

A:               If you have money invested in the Company’s common stock under the 401(k) Plan, you have the right to direct the plan’s trustee how to vote the shares of the Company’s common stock credited to your account under the 401(k) Plan as of the record date. You do not have the right to vote these shares personally at the special meeting.

A voting instruction form for the Company’s common stock credited to your 401(k) Plan account is enclosed with this proxy statement. The voting instruction form contains additional details on how to vote these shares. It is important to follow the instructions on the voting instruction form for voting the shares of the Company’s common stock credited to your 401(k) Plan account because these instructions are different than the instructions for voting shares of the Company’s common stock that you may own outside of the 401(k) Plan, and your deadline for directing the vote on the 401(k) Plan shares is earlier than for other shares.

The voting instruction form shows the number of shares of the Company’s common stock credited to your account as of the record date. You may direct the 401(k) Plan trustee how to vote these shares by completing, signing, dating and returning the voting instruction form in the enclosed prepaid envelope, using the telephone number printed on your voting instruction form or using the Internet voting instructions printed on your voting instruction form. The trustee will vote the shares of the Company’s common stock credited to your account as of the record date as you direct so long as you timely direct your vote in accordance with the instructions on the form. Your voting direction for the shares of the Company’s common stock credited to your 401(k) Plan account must be received no later than                   , 2007. The trustee will vote ABSTAIN with respect to those shares for which the trustee does not receive timely instructions. An ABSTAIN vote will have the same effect as a vote against the approval of the merger and the merger agreement.

Your vote will be confidential; the trustee will not disclose your vote to Laureate, our directors, officers or employees.

Q:             What do I do if I receive more than one proxy or set of voting instructions?

A:               If you hold shares in a combination of “street name,” directly as a record holder and/or through an investment in the 401(k) Plan, you may receive more than one proxy card and/or set of voting instructions relating to the special meeting. The shares subject to each of these proxy cards should be voted and/or the proxy cards returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:             How are votes counted?

A:               For the proposal to approve the merger and the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as if you voted against the approval of the merger and the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will have the same effect as a vote against the approval of the merger and the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will not count as votes cast or shares voting on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of a majority of the votes cast at the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:             Who will count the votes?

A:               A representative of our transfer agent, American Stock Transfer & Trust Company, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to American Stock Transfer & Trust Company at 1-866-688-6550.

Q:             When is the merger expected to be consummated?  What is the “marketing period”?

A:               We are working toward completing the merger as quickly as possible, and we anticipate that it will be consummated in the second quarter of 2007. In order to consummate the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). In addition, under certain conditions, Parent is not obligated to consummate the merger until the expiration of a 20-business day “marketing period” that it may use to complete its financing for the merger. If there is a marketing period, it will begin to run after we have obtained the stockholder approval and satisfied other conditions under the merger agreement; provided that if the marketing period would not end on or before August 17, 2007, the marketing period will commence no earlier than September 2, 2007. See “The Merger and the Merger Agreement—Marketing Period” and “The Merger and the Merger Agreement—Conditions to the Merger” beginning on pages 92 and 93, respectively.

Q:             What effects will the merger have on Laureate?

A:               Immediately after the effective time of the merger, Laureate will cease to be a publicly traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following the consummation of the merger and application to the Securities and Exchange Commission (“SEC”), the registration of Laureate’s common stock and its reporting obligations with respect to its common stock under the Exchange Act will be terminated. In addition, upon consummation of the proposed merger, shares of Laureate’s common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Select Market.

Q.              What happens if the merger is not consummated?

A.                If the merger is not approved by Laureate’s stockholders or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Laureate will remain an independent public company and Laureate’s common stock will continue to be listed on the Nasdaq Global Select Market. See the section captioned “Special Factors—Purposes, Reasons and Plans for Laureate after the Merger.”  Under specified circumstances, Laureate may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under the caption “The Merger and the Merger Agreement—Termination Fees; Expense Reimbursement.”

Q.              Should I send in my stock certificates now?

A.                No. After the merger is consummated, you will be sent a letter of transmittal with detailed written instructions for exchanging your certificates of the Company’s common stock for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.              How can I obtain additional information about Laureate?

A.                We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, with the SEC without charge to any stockholder who makes a written or oral request to the Office of Investor Relations, Laureate Education, Inc., 1001 Fleet Street, Baltimore, Maryland 21202; (410) 843-6394. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.laureate-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and, therefore, is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 115.

Q.              Who can help answer my questions?

A.                If you have additional questions about the merger after reading this proxy statement, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected consummation and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Special Factors,” “Important Information About Laureate—Projected Financial Information” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of Laureate. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update publicly or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against Laureate and others relating to the merger agreement;

•       the inability to consummate the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•       the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•       the failure of the merger to be consummated for any other reason;

•       the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•       the effect of the announcement of the merger on our customer relationships, operating results and business, generally; and

•       the amount of the costs, fees, expenses and charges related to the merger.

In addition to the factors above, the risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K could also cause actual results to differ materially from those discussed in the forward-looking statements. See “Where You Can Find More Information” beginning on page 115. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Laureate

Laureate is a Maryland corporation with its headquarters in Baltimore, Maryland. Laureate provides higher education programs and services to over 243,000 students through the leading global network of licensed campus-based and online higher education institutions. Laureate’s educational services are offered through three separate reportable segments:  Campus Based - Latin America (“Latin America”), Campus Based - Europe (“Europe”) and Laureate Online Education. Latin America and Europe own or maintain controlling interests in eleven and ten separately licensed higher education institutions, respectively. The Latin America segment has locations in Mexico, Chile, Brazil, Peru, Ecuador, Honduras, Panama and Costa Rica. The Europe segment has locations in Spain, Switzerland, France, Cyprus and Turkey. The Laureate Online Education segment provides career-oriented degree programs through Walden University, Laureate Education Online BV and Canter and Associates, LLC.

Laureate’s principal executive offices are located at 1001 Fleet Street, Baltimore, Maryland 21202, and our telephone number is (410) 843-6100. For more information about Laureate, please visit our website at www.laureate-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Laureate’s common stock is listed on the Nasdaq Global Select Market under the symbol “LAUR.”

Parent

Wengen Alberta, Limited Partnership, an Alberta limited partnership that was formed on January 28, 2000, has served as a holding company for investments.

Merger Sub

L Curve Sub Inc. is a Maryland corporation that was formed on January 25, 2007 solely for the purpose of completing the proposed merger. Upon the consummation of the merger, L Curve Sub Inc. will cease to exist and Laureate will continue as the surviving corporation. Merger Sub is a direct subsidiary of Parent and has not engaged in any business except as contemplated by the merger agreement.

Additional information concerning these transaction participants is set forth on Annex E to this proxy statement.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:                         , 2007

Time:             ..m., local time

Place:

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to approve the merger and the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger and the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

We have fixed the close of business on                   , 2007 as the record date for the special meeting, and only holders of record of the Company’s common stock on the record date are entitled to vote at the special meeting. On the record date, there were               shares of the Company’s common stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of the Company’s common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of the votes of all votes entitled to be cast at the meeting shall constitute a quorum for the purpose of considering both proposals. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. For the proposal to approve the merger and the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as if you vote against the approval of the merger and the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will have the same effect as a vote against the approval of the merger and the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of a majority of the votes cast at the special meeting.

As of                   , 2007, the record date, the directors and executive officers of Laureate (other than Messrs. Becker and Hoehn-Saric) held and are entitled to vote, in the aggregate, 3,327,544 shares of the Company’s common stock, representing approximately [6.41%] of the outstanding shares of the

Company’s common stock. In addition, the Sterling Founders and the Becker Trusts who together own [2.52%] of the outstanding shares of the Company’s common stock as of                             , 2007, the record date, have entered into a voting agreement with Parent to vote those shares in favor of approving the merger and the merger agreement. If, in addition to the shares covered by the voting agreement, our directors and executive officers vote all of their shares in favor of approving the merger and the merger agreement, [8.93%] of the outstanding shares of the Company’s common stock will have been voted for the proposal to approve the merger and the merger agreement. This means that additional holders of approximately [41.08%] of all shares entitled to vote at the special meeting would need to vote for the proposal to approve the merger and the merger agreement in order for it to be adopted. In addition, if Messrs. Becker and Hoehn-Saric were to exercise the vested portions of their respective options to purchase shares of the Company’s common stock on or prior to the record date, the Sterling Founders and the Becker Trusts collectively would be entitled to vote shares of the Company’s common stock representing approximately [7.13%] of the outstanding shares of the Company’s common stock.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated on the proxy cards, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•       if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Robert W. Zentz, at 1001 Fleet Street, Baltimore, Maryland 21202;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.

When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

No Dissenters’ Rights

Holders of the Company’s common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The Maryland General Corporation Law (the “MGCL”) does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if, on the record date for determining stockholders entitled to vote on the matter, the shares of the corporation are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Laureate’s common stock is listed on the Nasdaq Global Select Market, which is a national securities exchange.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Laureate on behalf of its board of directors. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. approximately $50,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses in connection therewith. In addition, we will indemnify MacKenzie Partners, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of the Company’s common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or contact Laureate in writing at our principal executive offices at 1001 Fleet Street, Baltimore, Maryland 21202, Attention:  Robert W. Zentz, Secretary, or by telephone at (410) 843-8043.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed with the SEC by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company’s common stock.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

At a regularly scheduled meeting of the Company’s board of directors in June 2006, Mr. Becker, the Company’s Chairman and Chief Executive Officer, spoke to the board of directors in executive session about the possibility of exploring a transaction between the Company and private equity investors. At his request, the board of directors authorized Mr. Becker to investigate what would be involved in such a transaction and what the potential valuation of the Company’s common stock in such a transaction might be.

On August 14, 2006, Mr. Becker contacted James H. McGuire and David A. Wilson, members of the conflicts committee of the board of directors, and asked for permission to approach Sterling Partners, a private equity firm of which Mr. Becker is a founding member, for advice regarding a possible transaction. Based on the understanding that Mr. Becker would only use Sterling Partners for advice and counsel, the conflicts committee granted permission and, on August 17, 2006, the Company and SCP II entered into a confidentiality agreement that also contained standstill and non-solicitation provisions.

At a meeting on August 22, 2006, Mr. Becker briefed Mr. Wilson on the progress of his research and indicated that he had reached no certain conclusion with respect to the prospects of any transaction between the Company and private equity investors or the potential valuation of the Company’s common stock in such a transaction.

During August 2006, Mr. Becker held preliminary discussions with representatives of certain potential investors in addition to Sterling Partners, including Bregal Europe Co-Investment L.P. and entities affiliated with S.A.C. Capital Management, LLC regarding a possible acquisition.

On September 8, 2006, Mr. Becker advised our board of directors that he intended to submit an offer to acquire the Company. On the same day, our board of directors adopted resolutions establishing a special committee composed of three members, David A. Wilson (Chair), James H. McGuire and R. William Pollock, each of whom was deemed to be independent of management. The scope of the authority granted to the special committee by the board of directors included: (i) to engage its own legal and financial advisors and determine their compensation; (ii) to review and evaluate the terms and conditions and to determine the advisability of any transaction; (iii) to consider whether any alternative transactions would be in the best interests of the Company and its stockholders; (iv) to reject or modify any terms of any transaction; (v) to negotiate any and all terms and definitive agreements with respect to any transactions; (vi) to review and revise any and all documents and other instruments used in connection with any transactions; and (vii) to make a recommendation to the entire board of directors as to whether the Company should consummate any transaction. On that afternoon, the special committee engaged Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) as its legal counsel, based on Pillsbury’s previous representation of a special committee of our board of directors in connection with the 2003 sale of the Company’s K-12 assets and related transactions as well as Pillsbury’s experience in advising committees of independent directors in related-party transactions.

On September 11, 2006, Mr. Becker submitted a letter to the board of directors stating that he, along with certain other unspecified founders of Sterling Partners, proposed to acquire the Company at an acquisition price of $55 per share. Mr. Becker also provided a letter from Goldman, Sachs & Co. (“Goldman Sachs”) and Goldman Sachs Credit Partners, L.P. indicating that they were “highly confident” that they would be able to obtain the debt financing required to fund Mr. Becker’s proposal.

Following the formation of the special committee and its engagement of Pillsbury, the special committee considered the qualifications of various investment banking firms, including their experience in advising committees of independent directors and independence from the Company and Mr. Becker. The special committee then proceeded to interview prospective financial advisors, following receipt of signed non-disclosure agreements from several such prospective financial advisors. On the afternoon of September 13, 2006, the special committee interviewed representatives of Merrill Lynch in a meeting held in McLean, Virginia, that was attended by Messrs. Wilson and McGuire in person (as well as representatives of Pillsbury) and Mr. Pollock by telephone. The following morning, the members of the special committee, as well as representatives of Pillsbury, interviewed representatives of Morgan Stanley at Pillsbury’s offices in McLean, Virginia. Following the departure of the representatives of Morgan Stanley from the meeting, the members of the special committee agreed on a list of instructions for Mr. Becker regarding his conduct during the special committee’s evaluation of his proposal. Among other things, the special committee instructed Mr. Becker to refrain from (i) entering into any agreements with any bidder or financing source that would commit Mr. Becker to work exclusively with any party, (ii) taking any action that would cause Mr. Becker to be part of a “group” for purposes of Section 13(d) of the Exchange Act, (iii) approaching Company officers and employees to be a part of his acquisition group and (iv) soliciting the Company’s business partners or prospective business partners to be part of his acquisition group. These instructions were transmitted to Mr. Becker following the conclusion of the meeting.

On September 14 and 15, 2006, the members of the special committee determined to retain Morgan Stanley and Merrill Lynch as financial advisors to the special committee based on their respective qualifications, expertise and reputations as advisors to special committees in affiliate transactions and, in the case of Merrill Lynch, expertise in advising companies in the for-profit education industry. Over the ensuing days, the terms of the engagements, including compensation, of each of the financial advisors were negotiated and agreed upon. Also, on September 15, 2006, the special committee held a telephonic meeting with the senior executive officers of the Company (excluding Mr. Becker), at which the members of the special committee explained the purpose of the special committee and responded to the questions of the senior executive officers.

On September 20, 2006, representatives of the financial advisors to the special committee commenced their due diligence review of the Company, which, over the ensuing months, included, among other things, interviews with senior management, interviews with Company accountants, visits to overseas facilities and review of confidential financial and other information relating to the Company.

On the afternoon of September 21, 2006, representatives of the special committee’s financial advisors met with Mr. Becker and representatives of Goldman Sachs, which had been assisting Mr. Becker in evaluating the feasibility of, and alternatives for, a potential acquisition of the Company and which was subsequently engaged by Merger Sub as its financial advisor in connection with the merger. The meeting included discussions of (i) the economic terms of Mr. Becker’s proposal, including the proposed debt and equity financing thereof and (ii) Mr. Becker’s intended arrangements with respect to management of the Company.

On September 22, 2006, the special committee held a telephonic meeting, which was attended by representatives of the special committee’s financial advisors and Pillsbury. Among other things, the special committee was advised that Mr. Becker had offered to withdraw his letter to the board of directors dated September 11, 2006 if so requested by the special committee. Following a recapitulation by representatives of the special committee’s financial advisors of the previous afternoon’s meeting with Mr. Becker and representatives of Goldman Sachs and a discussion between members of the special committee and its financial advisors regarding Mr. Becker’s proposal, the special committee unanimously determined, with the advice of its legal and financial advisors, to request that Mr. Becker withdraw his proposal so that an appropriate process or set of procedures could be put in place for Mr. Becker to develop, should he care to do so, and the special committee to receive and evaluate, any proposal. On behalf of the special committee, Mr. Wilson sent a letter to Mr. Becker that afternoon requesting that Mr. Becker withdraw his proposal and advising him that the special committee would remain in place to develop a process to receive an offer should Mr. Becker desire to make such an offer. On September 23, 2006, Mr. Becker wrote to Mr. Wilson withdrawing his proposal of September 11, 2006.

On September 29, 2006, the special committee held a telephonic meeting, which was attended by representatives of its financial advisors and Pillsbury. The special committee agreed to adopt a set of procedures designed by its financial advisors that was intended to govern the structured due diligence process Mr. Becker and any potential financing sources for Mr. Becker would be required to follow if he were to pursue the submission of an offer. Among other requirements, these procedures required that Mr. Becker obtain the special committee’s approval prior to contacting any potential sources of equity or debt financing and that Mr. Becker not enter into any arrangement obligating him to work exclusively with any potential acquiror. The special committee instructed its financial advisors to contact Mr. Becker, through representatives of Goldman Sachs, and advise him that if he wished to submit an offer to acquire the Company, the special committee was willing to receive and consider such an offer, provided that Mr. Becker was willing to submit to the procedures established by the special committee.

During the week of October 2, 2006, representatives of Morgan Stanley and Merrill Lynch engaged in several telephone conversations discussing the special committee’s instructions with representatives of Goldman Sachs.

On October 5, 2006, Mr. Becker indicated to the special committee his willingness to proceed on the basis of the procedures established by the special committee. On several occasions starting on October 6, 2006 and continuing through December 2006, Mr. Becker, through representatives of Goldman Sachs, requested permission from the special committee to contact potential investors and to solicit their participation in a potential transaction.

On October 10, 2006, the special committee, through Morgan Stanley, advised Mr. Becker and Goldman Sachs that they were permitted to approach the 13 potential investors that Mr. Becker and Goldman Sachs had identified and requested permission to contact. There was limited interest, however, for a transaction at the $55.00 per share level from these investors, and Mr. Becker submitted a list of ten additional potential investors to the special committee, which the special committee approved on October 17, 2006. On November 2, 2006, the special committee authorized Mr. Becker and Goldman Sachs to approach an additional six potential investors. This sequential approval process continued through December 2006 as Mr. Becker and Goldman Sachs approached additional potential investors in an attempt to satisfy the special committee’s requirement that any offer submitted for the special committee’s consideration include commitments for 100% of the debt and equity financing necessary to complete the transaction.

Over this period, the special committee approved a total of 42 potential sources of equity financing. If an approved party expressed interest, it was permitted to commence a due diligence review of the Company upon execution of a nondisclosure agreement. Thirty-nine of the 42 potential sources (including 11 who ultimately formed part of the Investor Group) were contacted and 25 of this number executed nondisclosure agreements. During this period, the special committee held additional meetings with senior management and the other independent directors of the Company’s board of directors.

On October 18, 2006, representatives of Morgan Stanley, Merrill Lynch and Pillsbury attended a due diligence session with the Company’s management, including Mr. Becker, at the Company’s offices. The Company’s management gave presentations discussing the Company’s business and prospects, and attendees were given the opportunity to ask questions of management. Two days later, similar meetings were held between Company management, including Mr. Becker, Goldman Sachs and certain potential sources of equity financing for Mr. Becker’s potential offer. At the request of the special committee, representatives of Morgan Stanley and Merrill Lynch attended these meetings.

At the special committee’s request, Mr. Becker acknowledged in a letter dated October 30, 2006 that he did not intend to engage in certain of the actions prohibited by the nondisclosure agreement entered into by SCP II during any time at which SCP II was subject to similar restrictions (generally, until September 12, 2007) with respect to acquisitions of Company stock or forming groups with other persons, except as otherwise permitted by the special committee.

On November 1, 2006, the special committee held a telephonic meeting that was attended by representatives of its financial advisors and Pillsbury. At the meeting, the financial advisors discussed with the special committee their preliminary financial analyses of the Company.

During late October and November 2006, Mr. Becker discussed a possible acquisition of Laureate with a number of potential investors, including Citigroup Private Equity, Kohlberg Kravis Roberts & Co. and SPG Partners, LLC.

At a meeting held on November 21, 2006, the special committee received an update from Mr. Becker as to the status of his efforts to obtain equity and debt financing with respect to his proposed acquisition of the Company. Mr. Becker reported that he had not yet obtained the commitments for equity financing required to finance such a proposal.

During November and December 2006, Mr. Becker discussed with Citigroup Global Markets Inc. the process of a possible acquisition of Laureate and possible financing structures. On December 6, 2006, with the special committee’s permission, Citigroup Global Markets Inc. formally began assisting Mr. Becker and the potential investors, and was subsequently engaged by Merger Sub, as a financial advisor and a possible financing source in connection with the merger.

On November 30, 2006, Morgan Stanley received a call from Goldman Sachs indicating that Mr. Becker was planning to submit a proposal on or before the December 11, 2006 Laureate board meeting. Based on that call, on December 4, 2006, Morgan Stanley asked Goldman Sachs to provide an update regarding the process prior to that board meeting. In response, on December 6, 2006, Mr. Becker sent a letter to the board of directors proposing to acquire the Company at a price of $56.50 per share. In his letter, Mr. Becker indicated that he anticipated financing the acquisition through $1.5 billion of debt financing, $500 million of mezzanine debt at a newly formed holding company and approximately $1.6 billion of equity.

On the same day, the special committee held a telephonic meeting that was attended by representatives of Morgan Stanley, Merrill Lynch and Pillsbury. Morgan Stanley and Merrill Lynch discussed with the special committee their updated financial analyses with respect to the Company. Morgan Stanley and Merrill Lynch also discussed with the special committee financing alternatives the Company could implement to obtain the financing needed to continue to make acquisitions. The special committee discussed with the representatives of Morgan Stanley and Merrill Lynch Mr. Becker’s renewed proposal and their analyses which included an assessment of whether Mr. Becker would be able to raise the financing for a transaction at the proposed price. In this regard, the special committee was concerned that Mr. Becker had not provided any confirmation from Goldman Sachs as to its ability to obtain the debt financing required to finance the offer since its “highly confident” letter in September. Following this discussion, the special committee instructed its financial advisors to inform Mr. Becker, through Goldman Sachs, that the price he proposed was inadequate and to request that, if Mr. Becker remained interested in acquiring the Company, he should submit a proposal containing the highest acquisition price he would be willing to offer. This message was conveyed to Mr. Becker through Goldman Sachs on the following day.

On December 11, 2006, the special committee held a meeting at the Company’s offices that was attended by representatives of Morgan Stanley, Merrill Lynch and Pillsbury. Morgan Stanley and Merrill Lynch discussed with the committee their further updated financial analyses with respect to the Company.

Shortly after the special committee meeting adjourned, the special committee, along with representatives of Morgan Stanley, Merrill Lynch and Pillsbury, convened a meeting with Isabel Aguilera, Wolf H. Hengst, John A. Miller and Richard K. Riley, the other independent directors of the Company. The special committee’s financial advisors discussed with the independent directors the history of the actions of the special committee, the review and analysis of the special committee, the risks and opportunities facing the Company and their financial analyses of the Company. At the request of the special committee, a representative of Pillsbury advised the special committee and the independent directors of directors’ fiduciary duties under Maryland law in the context of a management buy-out transaction.

On December 13, 2006, Mr. Becker called Mr. Wilson and informed him that he intended to submit a renewed proposal at a price in excess of $59 per share. On the following day, Mr. Becker sent a letter to the Company’s board of directors renewing his offer at a price of $59.25 per share. Mr. Becker did not provide any details at this time regarding debt or equity financing for his renewed offer.

On December 15, 2006, the special committee held a telephonic meeting that was attended by representatives of Morgan Stanley, Merrill Lynch and Pillsbury. At the meeting, representatives of Morgan Stanley and Merrill Lynch discussed with the special committee their financial analyses of the Company. The representatives of Morgan Stanley and Merrill Lynch indicated that, if a cash offer were received at a price at or above $60 per share, each expected, subject to finishing their analyses and completing their internal review process, that they would likely be able to conclude, based upon and subject to various assumptions, qualifications, and limitations that would be set forth in their respective opinions, that an offer at a price at or above $60 per share was fair, from a financial point of view, to the Company’s unaffiliated stockholders. The representatives noted, however, that in order for Morgan Stanley or Merrill Lynch to render any opinion as to fairness, it would be necessary for internal committees at each to review the language of any proposed transaction and approve the opinion. The members of the special committee questioned the representatives of the financial advisors regarding their analyses and discussed possible responses to Mr. Becker’s proposal. At the request of the special committee, representatives of Pillsbury provided a summary of directors’ fiduciary duties under Maryland law, noting, in particular, that directors are not obligated to accept an acquisition proposal under Maryland law. The special committee determined that Mr. Wilson should telephone Mr. Becker immediately following the conclusion of the meeting to inform Mr. Becker that the special committee would be receptive to recommending to the board of directors a proposal with a price per share of $62. Immediately following the meeting, Mr. Wilson telephoned Mr. Becker to convey this message.

On December 19, 2006, Mr. Becker wrote a letter to Mr. Wilson stating that Mr. Becker’s investors would not support a transaction at $62 per share. At a telephonic meeting of the special committee held on December 22, 2006, at which representatives of Morgan Stanley, Merrill Lynch and Pillsbury were in attendance, the members of the special committee discussed with their financial advisors possible responses to Mr. Becker’s letter, noting, among other factors, the ongoing distraction to the Company’s management and employees that would be created by an unduly prolonged process. Following these discussions, the members of the special committee determined that Mr. Wilson should contact Mr. Becker by telephone immediately following the conclusion of the meeting to advise Mr. Becker that the special committee intended to place Mr. Becker’s most recent proposal of $59.25 per share before the independent members of the board of directors at a meeting in early January, with a recommendation that it be rejected as inadequate and, as a result, that the special committee be disbanded. Mr. Wilson was asked to convey that, in the interim, if Mr. Becker remained interested in acquiring the Company, he would be welcome to amend his proposal to include his best and final per share offer price. This message was delivered to Mr. Becker following the conclusion of the meeting.

Following Mr. Wilson’s conversation with Mr. Becker, Mr. Becker discussed the special committee’s message with the other potential investors and with Goldman Sachs and Citigroup Global Markets Inc. Following further analysis and discussion, Mr. Becker determined to submit an offer of $60.50 per share, notwithstanding the fact that one of the potential investors declined to pursue the transaction given the increase in price.

On December 27, 2006, Mr. Becker, through Goldman Sachs, orally agreed to increase his offer to a price of $60.50 per share, which was orally confirmed by Mr. Becker to be his best and final offer. The special committee discussed this offer with its advisors at a telephonic meeting held on January 2, 2007. At the request of the special committee, representatives of each of Morgan Stanley and Merrill Lynch indicated that, if requested by the special committee to provide opinions, subject to finishing their analyses and the review and approval of their respective internal fairness committees, Morgan Stanley and Merrill Lynch would likely be able to conclude, based on and subject to various assumptions, qualifications and limitations that would be set forth in their respective written opinions, that a price of $60.50 was fair to the Company’s unaffiliated stockholders from a financial point of view.

On January 5, 2007, the special committee held a meeting at Pillsbury’s offices in McLean, Virginia which was attended by representatives of Morgan Stanley, Merrill Lynch and Pillsbury. At the invitation of the special committee, Messrs. Miller and Riley, independent directors of the Company, attended in person and Ms. Aguilera and Mr. Hengst, the other independent directors of the Company, attended by telephone. After a discussion by Pillsbury of the history and purpose of the special committee and the duties of directors under Maryland law in the context of acquisition proposals, the members of the special committee and the other independent directors participating in the meeting listened to, and asked questions relating to, Morgan Stanley’s and Merrill Lynch’s financial analyses of Mr. Becker’s offer. Representatives of each of Morgan Stanley and Merrill Lynch indicated that, subject to finishing their analyses and the review and approval of their respective internal fairness committees, Morgan Stanley and Merrill Lynch would likely be able, if requested by the special committee, to conclude, based on and subject to various assumptions, qualifications and limitations that would be set forth in their respective written opinions, that a price of $60.50 in cash was fair to the Company’s unaffiliated stockholders from a financial point of view. After each member of the special committee and each other independent director participating in the meeting expressed his or her views regarding Mr. Becker’s offer, the members of the special committee, with the unanimous support of the other independent directors participating in the meeting, unanimously determined to notify Mr. Becker that the special committee was prepared to continue negotiations with Mr. Becker on the basis of a price of $60.50 per share, pending agreement on terms of a merger agreement fair to the Company’s stockholders, which terms would include a 45-day “go shop” provision that would permit the Company to solicit alternative offers with Mr. Becker’s cooperation. Immediately thereafter, Mr. Wilson, along with representatives of the financial advisors and Pillsbury, telephoned Mr. Becker to notify him of the special committee’s decision.

On January 11, 2007, Pillsbury delivered an initial draft of the merger agreement to Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel for the equity investors. Simpson Thacher delivered comments on the draft merger agreement to Pillsbury on January 16, 2007.

During the period from January 16, 2007 to January 28, 2007, the parties negotiated the terms of the draft merger agreement and a draft cooperation agreement, which, among other things, obligates Mr. Becker to cooperate with the Company’s efforts to obtain, and to refrain from impeding, third-party offers to acquire the Company. The special committee held several telephonic meetings during this period, at which Morgan Stanley, Merrill Lynch and Pillsbury provided updates and answered questions relating to the course of negotiations and other matters related to the proposed transaction and received guidance from the special committee. During the same period, legal counsel to the equity investors and Mr. Becker negotiated the terms on which Messrs. Becker and Taslitz, and trusts affiliated with each of them, would participate in the transaction, including with respect to such person’s rollover equity commitments.

On January 28, 2007, the special committee held a meeting at the offices of the Company in Baltimore, Maryland, with Messrs. Wilson and McGuire attending in person and Mr. Pollock attending by telephone. At the invitation of the special committee, Ms. Aguilera and Messrs. Hengst, Miller and Riley, the Company’s other independent directors, were invited to attend a portion of the meeting by telephone. Representatives of Pillsbury, Morgan Stanley and Merrill Lynch also attended. At the special committee’s request, Robert W. Zentz, the Company’s Senior Vice President and General Counsel, and representatives of DLA Piper US LLP (“DLA Piper”), the Company’s regular outside counsel, attended a portion of the meeting. At the special committee’s request, a representative of Pillsbury provided a summary of the proposed agreements relating to the merger, including the merger agreement, the related disclosure letters, debt, equity and rollover commitment letters, the cooperation agreement and the voting agreement. The Pillsbury representative then provided a detailed summary of the merger agreement, including, but not limited to (i) the cash consideration to be received by stockholders, (ii) the treatment of options and other awards, (iii) the representations and warranties to be made by the Company, on one hand, and Parent and Merger Sub, on the other hand, (iv) covenants relating to conduct of the Company’s business pending the merger, (v) the 45-day “go shop” provision that permitted the Company to solicit alternative offers, which if received prior to the end of the “go shop” period or, in certain circumstances, within 15 calendar days following the end of the “go shop” period, would not have been subject to any matching right of Parent and Merger Sub, (vi) restrictions on solicitation following the end of the “go shop” period, including a right by Parent and Merger Sub to match certain offers submitted following the end of the “go shop” period, (vii) provisions relating to Parent’s and Merger Sub’s obligations to obtain financing to consummate the merger, (viii) conditions to closing (including regulatory conditions to closing) and (ix) termination provisions, including related termination fees and payments for expenses. Pillsbury representatives responded to questions from members of the special committee and the other independent directors present relating to the terms of the merger agreement.

Morgan Stanley then discussed with the special committee and the other independent directors participating in the meeting its financial analysis and presentation, a copy of which had been provided to the members of the special committee and the other directors participating in the meeting in advance of the meeting. Morgan Stanley then orally delivered its fairness opinion, stating that, in its opinion, based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors” as of that date the consideration to be received by holders of shares of the Company’s common stock pursuant to the merger agreement other than the Rollover Investors and Parent and its subsidiaries was fair from a financial point of view to such holders. Morgan Stanley delivered its written opinion shortly after the conclusion of the meeting.

Merrill Lynch then presented its financial analysis and presentation, a copy of which had been provided to the members of the special committee and the other independent directors participating in the meeting in advance of the meeting. Merrill Lynch then orally delivered its opinion to the special committee to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors” as of January 28, 2007, the merger consideration of $60.50 in cash per share to be received by the holders of shares of the Company’s common stock (other than Parent, the Investor Group and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Merrill Lynch delivered its written opinion shortly after the conclusion of the meeting. Morgan Stanley, Merrill Lynch and Pillsbury responded to questions from members of the special committee and the other independent directors participating in the meeting. After this exchange, the independent directors (other than the members of the special committee), Mr. Zentz and the representatives of DLA Piper departed from the meeting.

Following a discussion of the matters presented by the special committee’s legal and financial advisors earlier in the meeting, the special committee unanimously adopted resolutions recommending that the board of directors approve and declare advisable the merger, the merger agreement and the transactions contemplated thereby.

Shortly thereafter, Ms. Aguilera and Messrs. Hengst, Miller and Riley, as well as Mr. Zentz and the representatives of DLA Piper, returned to the meeting, which reconvened as a meeting of the board of directors. The board of directors, by unanimous action of the directors present (other than Mr. Miller, who abstained on the grounds that he is a limited partner in the general partner of SCP II), voted to adopt resolutions approving and declaring advisable the merger, the merger agreement and the transactions contemplated thereby and recommending that such matters be submitted to the Company’s stockholders for their approval. Mr. Becker did not participate in the meeting or the vote. Mr. Hoehn-Saric also did not participate in the meeting or the vote because he is affiliated with Sterling Partners.

After the conclusion of the meeting, the Company, Parent and Merger Sub executed the merger agreement and issued a press release announcing the merger and describing the “go shop” period.

Beginning on January 29, 2007, under the supervision of the special committee, representatives of Morgan Stanley and Merrill Lynch contacted 67 potential acquirors, which consisted of 58 financial parties and nine strategic parties. The financial parties were identified based on the amount of funds under management, prior investment experience in the education sector and an ability to consummate a transaction. The strategic parties were identified based on the operations and industries in which such parties participate. The special committee’s representatives provided 57 parties with marketing materials, which consisted of a description of the key terms of the merger, key investment considerations for a potential acquiror and extensive publicly available information on the Company and the for-profit education industry, including the Company’s SEC filings, equity research reports and the merger agreement. Over the following weeks, four parties expressed interest in obtaining additional information on the Company and exploring a potential transaction. The Company entered into confidentiality agreements with two private equity firms, each of which was granted access to confidential legal and financial information regarding the Company. Neither of the two private equity firms submitted an indication of interest during the “go shop” period and, to the knowledge of the special committee and its advisors, both firms have ceased further review of a potential acquisition of the Company. During the “go shop” period, Morgan Stanley and Merrill Lynch continued to encourage other parties to explore a transaction and updated the special committee on a regular basis regarding the status of the solicitation. The “go shop” period concluded on March 14, 2007 without the submission of a proposal to the special committee. The reasons cited by the potential acquirors approached by the special committee’s representatives for declining to pursue or explore an acquisition of the Company included, among others, the high multiple of EBITDA and high share price being paid by Parent in the merger, the size of the equity funding required to pay more than $60.50 per share, process considerations and potential acquirors’ own differing strategic focus.

On March 13, 2007, Mr. Hoehn-Saric entered into an agreement with Parent pursuant to which he agreed to sell his shares of the Company’s common stock to Parent immediately prior to the effective time of the merger for $60.50 per share in cash. In this agreement, Mr. Hoehn-Saric also agreed to cancel, to the extent not previously exercised, his options to purchase shares of the Company’s common stock in exchange for the surviving corporation establishing a new deferred compensation plan for Mr. Hoehn-Saric, under which plan Mr. Hoehn-Saric will have the right to receive cash payments in the future, which plan will have an initial value of approximately $48.6 million, assuming Mr. Hoehn-Saric does not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The Cooperation Agreement

On January 28, 2007, Mr. Becker entered into a cooperation agreement with the Company, the terms of which obligate Mr. Becker, solely in his capacity as Chief Executive Officer of the Company, to cooperate with, and not take any action intended to frustrate, delay or impede, the efforts of the Company or its representatives to initiate, solicit and encourage any inquiry, proposal or offer relating to any acquisition proposal for the Company, to the extent permitted under the terms and conditions of the merger agreement, or any alternative transaction agreement entered into following termination of the merger agreement. Such obligations of Mr. Becker commenced the date of the cooperation agreement and end on the earliest to occur of  (i) the consummation of the merger, (ii) the consummation of a transaction contemplated by an alternative transaction agreement entered into following the termination of the merger agreement, or (iii) the termination of Mr. Becker’s employment with the Company.

In the event that the Company terminates the merger agreement to accept a superior proposal, Mr. Becker has agreed, if requested by the acquiror, to remain in the Company’s employment as an executive or consultant on a full-time basis for up to six months following the consummation of the transaction and on a part-time basis for up to an additional six months (which we refer to as “transition services”).

The cooperation agreement amends Mr. Becker’s obligations under his employment agreement by, among other things, adjusting the end date of the non-competition and non-solicitation period under the employment agreement to be the earlier of (i) the first anniversary of the date on which Mr. Becker notifies the Company in writing (x) that he does not intend to remain with the Company after he has concluded providing transition services or (y) of his resignation, whether as an employee or as a consultant, and (ii) the date six months after he has concluded providing transition services.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee

Immediately after receiving notice that on September 8, 2006 Mr. Becker intended to submit a proposal, the independent members of the board of directors established a special committee consisting of three disinterested and independent directors, Messrs. Wilson (Chair), McGuire and Pollock, to consider the proposal and any alternate proposals that developed. See “—Background of the Merger” for more information about the formation and authority of the special committee. The special committee retained Morgan Stanley and Merrill Lynch as its financial advisors, and Pillsbury as its legal advisor. The special committee met with members of the senior management team (including meetings without Mr. Becker present) and reviewed the overall outlook of the business, including upside opportunities and risks facing the Company’s business for the next several years, oversaw financial and legal due diligence performed by its advisors, conducted an extensive review and evaluation of the proposal and conducted arms’-length negotiations with Mr. Becker and other representatives of the Investor Group with respect to the merger agreement and various other agreements relating to the merger. On January 28, 2007, the special committee, acting with the assistance of its financial and legal advisors, among other things, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby were fair to and in the best interests of the unaffiliated stockholders of the Company. The special committee also unanimously recommended to the board of directors that the board of directors approve and declare advisable the merger, the merger agreement and the transactions contemplated thereby.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following substantive positive factors and potential benefits of the merger agreement, the merger and the other transactions contemplated thereby, each of which the special committee believed supported its decision:

•       that the special committee viewed the merger consideration of $60.50 per share as more favorable to the Company’s unaffiliated stockholders than the potential value that might result from other alternatives reasonably available to the Company, including continuing with the Company’s current business plan;

•       that the proposed merger consideration was all cash, so that the transaction allows the Company’s unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares, especially when viewed against the risks inherent in the Company’s business plan, including the following:

•        the fact that the projections of the Company’s management underlying the Company’s business plan are predicated on continued acquisitions, which acquisitions may become more difficult to find, may not be of the same caliber as acquisitions to date and may become more complex, increasingly costly and more difficult to execute in future years;

•        the fact that in order to meet the earnings per share guidance given by the Company’s management in its “Vision for 2010” presentation and in other management projections reviewed by the special committee, the Company would have to achieve an earnings-per-share growth rate that is in excess of the Company’s recent historical earnings-per-share growth rate;

•        the likelihood that the Company will encounter increased competition in the key market segments in Latin America;

•        the chance that the Company’s plans to enter new and emerging markets, such as China, may be delayed, may be unprofitable over the short-term and may result in lower than anticipated revenue per student and operating margins and may result in meaningful tax inefficiencies;

•        the trend in the for-profit education industry toward slower growth and, in particular, slower growth in online education, which may negatively affect the price of the Company’s common stock;

•        the possible decline in revenue growth rates in Europe and Latin America as the markets become saturated;

•        the possible decline in the rate of growth of new student enrollments;

•        the likelihood that the Company’s overall tax rate will increase over time as it tries to repatriate to the U.S. funds generated by its foreign operations;

•        the fact that the Company’s business model is more capital-intensive than that of its for-profit education peers, which may place the Company at a competitive disadvantage;

•        the fact that the Company’s Latin American operations represent a significant portion and the fastest growing segment of the Company’s business, which makes the Company’s financial results highly dependent on economic and political circumstances in that region;

•        the Company’s recent management changes and senior management additions in Latin America have given the Company a management team that is highly experienced but unproven in successfully running the Company’s Latin American operations, which may, among other things, make it more difficult for the Company to make and integrate profitable acquisitions in the region in the short term; and

•        the fact that, although the Company’s results have historically been consistent with Company forecasts on a quarterly basis, the above listed factors increase the risk that the Company’s results will not be consistent with Company forecasts in one or more future quarters, which could have a downward impact of the earnings multiple of the Company’s stock price going forward;

•       that the special committee viewed the merger consideration as fair in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the Company’s historical and projected financial performance;

•       the current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other participants in the Company’s industries and general market indices, and the fact that the merger consideration of $60.50 per share represented a premium of 23% over the closing price of the Company’s common stock on January 4, 2007, the day before the special committee authorized its advisors to begin negotiation of a definitive agreement at a price of $60.50 per share. The $60.50 per share merger consideration represents a premium of almost 20% over the 30-day average closing prices of the Company’s common stock over the period preceding the announcement of the transaction on January 28, 2007;

•       the opinion received by the special committee from its financial advisor, Morgan Stanley, delivered orally at the special committee meeting on January 28, 2007, and subsequently confirmed in writing, that, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors”, as of that date, the merger consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement (other than Parent and its subsidiaries and the Rollover Investors) was fair from a financial point of view to such holders, as described in the written opinion of Morgan Stanley;

•       the opinion received by the special committee from its financial advisor, Merrill Lynch, delivered orally at the special committee meeting on January 28, 2007, and subsequently confirmed in writing, that, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors”, as of that date, the merger consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement (other than Parent, the Investor Group and their respective affiliates) was fair from a financial point of view to such holders, as described in the written opinion of Merrill Lynch;

•       the presentations of Morgan Stanley and Merrill Lynch on January 28, 2007 in connection with the foregoing opinions, which are described under “—Opinions of the Special Committee’s Financial Advisors;”

•       the special committee’s belief that $60.50 per share was the highest consideration that could be obtained, subject to confirmation in the “go shop” period;

•       the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the unaffiliated stockholders under the circumstances and the fact that the negotiations regarding the merger agreement were held on an arms’-length basis;

•       the terms and conditions of the merger agreement, including:

•        the 45-day “go shop” period provision in the merger agreement that permitted the Company to solicit alternative acquisition proposals and, in the event the Company received any such proposal during that period that the special committee believed in good faith was or could have become superior to the $60.50 per share cash offer, to terminate the merger agreement and pay a reduced termination fee of $55 million;

•        the provision of the merger agreement allowing the board of directors or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances relating to the presence of a superior proposal, subject, in certain cases, to a payment by the Company to Parent of a $110 million termination fee (or $55 million if the superior proposal was made by a party that submitted an acquisition proposal during the “go shop” period, with certain conditions);

•        the provision of the merger agreement denying Parent and Merger Sub the right to match any superior proposal submitted during the 45-day “go shop” period or, in certain circumstances, within 15 calendar days following the end of the “go shop” period; and

•        although the merger agreement is conditioned on the availability of debt and equity financing to Parent, the debt and equity financing commitment letters contain limited conditions, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt and equity financing, including by drawing on committed bridge financing after having had an opportunity to market their high-yield debt, and the Company has certain third-party enforcement rights with respect to the equity financing commitment letters; and

•       the special committee’s belief that it was adequately informed about the extent to which the interests of certain directors and members of management in the merger differed from those of the Company’s other stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•       that, to the knowledge of the special committee, the Company’s stockholders, including the Company’s employees, other than the Rollover Investors and members of the Investor Group who hold the Company’s common stock, would have no ongoing equity participation in the Company following the merger, and that such stockholders would cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock, and would not participate in any potential future sale of the Company to a third party;

•       that, on a historical basis, the Company’s management has excelled in creating stockholder value, has executed its business plan and is held in high regard by the special committee;

•       the possible conflicts of interest of certain of the current directors and executive officers of the Company who will be or may have the opportunity to become equity owners in Parent and/or the surviving corporation following the merger;

•       the risk that the proposed merger might not be consummated in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under the caption “Special Factors—Financing of the Merger,” is not obtained, as Parent does not on its own possess sufficient funds to consummate the transaction;

•       the fact that the approval of the merger and the merger agreement does not require the vote of at least a majority of the shares held by the Company’s unaffiliated stockholders and that the representatives of the Investor Group were unwilling to agree to such a requirement;

•       the possibility that Parent could, at a later date, engage in transactions that create value, including restructuring efforts or the sale of some or all of Parent or the surviving corporation or their respective assets to one or more purchasers at a valuation higher than that available in the merger;

•       that the special committee did not conduct a formal auction for the acquisition of the Company;

•       the merger agreement restrictions on the conduct of the Company’s business prior to the consummation of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending consummation of the merger;

•       the risks and costs to the Company if the merger is not consummated including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•       that the receipt of cash in exchange for shares of the Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;

•       the merger agreement’s limitations, following the expiration of the “go shop” period, on the Company’s ability to solicit other offers;

•       the possibility that, under the merger agreement, the Company may be required to pay a termination fee of $110 million (or $55 million under certain circumstances) or reimburse up to $15 million of Parent’s expenses, which will be credited against the termination fee to the extent it becomes due; and

•       that Parent’s obligation to consummate the merger is subject to certain conditions outside of the Company’s control, including Parent obtaining debt financing and the receipt of certain responses from the DOE to the pre-acquisition review filed with that department with respect to the participation by Walden University in the DOE’s Title IV student financial assistance programs.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the Company’s unaffiliated stockholders without retaining an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, each of which the special committee believed supported its decision and provided assurance of the fairness of the merger to the Company’s unaffiliated stockholders:

•       that the special committee consists solely of directors who are not officers or controlling stockholders of the Company, or affiliated with Mr. Becker, any other member of the Investor Group or any of their affiliates;

•       that the members of the special committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the merger agreement or taking the other actions described in this proxy statement;

•       that the members of the special committee will not personally benefit from the consummation of the merger in a manner different from the Company’s stockholders (other than Parent and members of the Investor Group who hold the Company’s common stock);

•       that the special committee retained and was advised by Pillsbury, its legal counsel;

•       that the special committee retained and was advised by Morgan Stanley and Merrill Lynch, its financial advisors;

•       in making its decision to retain Pillsbury, the special committee considered the fact that Pillsbury had represented another special committee of the Company’s board of directors in connection with the Company’s disposition of its K-12 assets in 2003 and determined that this prior assignment would not impede the ability of Pillsbury to render independent legal advice;

•       in making its decision to retain Morgan Stanley and Merrill Lynch, the special committee took into account potential conflicts that Morgan Stanley and Merrill Lynch might have, and the fact that neither Morgan Stanley nor Merrill Lynch has provided investment banking or other services to the Company in the last two years and determined that both Morgan Stanley and Merrill Lynch would be able to render independent financial advice;

•       that the special committee received the opinion of Morgan Stanley made as of January 28, 2007, that, as of that date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors,” the merger consideration to be received by the holders of the Company’s common stock pursuant to the merger agreement (other than the Rollover Investors, Parent and its subsidiaries) was fair from a financial point of view to such holders, as described in the written opinion of Morgan Stanley;

•       that the special committee received the opinion of Merrill Lynch made as of January 28, 2007, that, as of that date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors,” the merger consideration to be received by the holders of the Company’s common stock pursuant to the merger agreement (other than Parent, the Investor Group and their respective affiliates) was fair from a financial point of view to such holders, as described in the written opinion of Merrill Lynch;

•       that the special committee was involved in extensive deliberations over a period of approximately five months regarding the proposal, and was provided with access to the Company’s management, both directly and in connection with the due diligence conducted by its advisors;

•       that the special committee, with the assistance of its legal and financial advisors, negotiated on an arms’-length basis with Mr. Becker and other representatives of the Investor Group, which, among other things, resulted in an increase in the offer price from Mr. Becker’s original proposal of $55.00 per share to $60.50 per share;

•       that the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the board of directors’ approval of the merger and the merger agreement, as required by Maryland law;

•       that the special committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Mr. Becker;

•       that the terms and conditions of the merger agreement and related agreements were designed to encourage a superior proposal, including:

•        a 45-day “go shop” period to solicit alternative acquisition proposals and, under certain circumstances after the expiration of the “go shop” period, to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the merger agreement in order to enter into any agreement for a superior proposal;

•        an agreement from Mr. Becker to cooperate in the “go shop” process;

•        an agreement from Mr. Becker to work with third-party acquirors during a transitional period and that he reaffirms his obligations under his employment agreement not to compete with them in the event an alternative transaction was consummated;

•        provisions, during the “go shop” period, denying Parent and Merger Sub the right to match any superior proposal;

•        restrictions, during the “go shop” period, on the ability, subject to exceptions, of Parent, Merger Sub and the members of the Investor Group to retain additional financial advisors and exclusive debt financing sources;

•        restrictions, during the “go shop” period, on the ability, subject to exceptions, of Parent, Merger Sub and the members of the Investor Group to seek or obtain any additional equity commitments or financing in respect to the proposed merger and the related transactions; and

•        restrictions on the ability of Parent, Merger Sub or their affiliates, including members of the Investor Group, to enter into any arrangements with any member of the Company’s management or any other Company employee on terms that prohibited or restricted such person from discussing or entering into any arrangements with any third party in connection with a transaction relating to the Company; and

•       that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Becker, who is a Rollover Investor, and with general knowledge of Mr. Becker’s interests in the merger, and independent of Mr. Hoehn-Saric, who is a partner in Sterling Partners.

In the course of reaching its decision to recommend to the Company’s board of directors that it approve the merger and the merger agreement, the special committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of September 30, 2006 (the latest date available to the special committee on January 5, 2007, the date it determined to negotiate with Mr. Becker on the basis of a $60.50 per share offer) was approximately $20.67, or approximately 66% lower than the $60.50 per share cash merger consideration. The special committee considered the going concern value of the Company in making its determination regarding fairness. To measure the Company’s going concern value, the special committee considered the analyses of discounted cash flow with respect to the Company (based on the projected financial information provided to Morgan Stanley and Merrill Lynch by the management of the Company) as well as a comparison of certain stock market data for selected publicly traded companies to similar information for the Company, each contained in the presentations provided by Morgan Stanley and Merrill Lynch. The special committee adopted the analyses and the opinion of each of Morgan Stanley and Merrill Lynch, among other factors considered, in the course of reaching its decision to recommend to the Company’s board of directors that the board of directors approve the merger and the merger agreement.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The special committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

The Company’s board of directors consists of nine directors, one of whom, Mr. Becker, will be a Rollover Investor, another of whom, Mr. Hoehn-Saric, along with Mr. Becker and Mr. Taslitz, is a founding member of Sterling Partners and another of whom, Mr. Miller, is a limited partner in the general partner of SCP II. The board of directors concluded that Messrs. Becker and Hoehn-Saric have interests in the merger different from the interests of the Company’s unaffiliated stockholders. The board of directors established the special committee of independent directors and empowered it to study, review, evaluate, negotiate and, if appropriate, make a recommendation to the board of directors regarding the proposal from Mr. Becker. Periodically, the special committee and its advisors apprised the other independent directors of the special committee’s work. On January 28, 2007, the Company’s board of directors (without the participation of Messrs. Becker and Hoehn-Saric) met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the other factors described below, the Company’s board of directors unanimously (without the participation of Messrs. Becker and Hoehn-Saric and with Mr. Miller abstaining):

•       determined that the merger agreement, the merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of, the unaffiliated stockholders of the Company;

•       exempted the merger and the other transactions contemplated by the merger agreement from the Maryland business combination statute and any acquisition of shares of the Company’s common stock pursuant to the merger and transactions contemplated by the merger agreement from the Maryland control share acquisition act;

•       approved various related agreements; and

•       directed that the approval of the merger be submitted to a vote of the Company’s stockholders and recommended that the stockholders approve the merger and the merger agreement and the transactions and matters contemplated thereby.

Messrs. Becker and Hoehn-Saric did not participate in the board of directors’ deliberations or the vote. Mr. Miller was present for the meeting, but abstained from voting on the grounds that he is a limited partner in the general partner of SCP II. Mr. Miller has arranged with Sterling Partners so that he will not participate in SCP II’s investment in Parent and Mr. Miller will not receive any economic benefit from the merger realized by Sterling Partners, any of the Sterling Founders or any of their affiliates.

In determining that the merger agreement is substantively and procedurally fair to, and is advisable to and in the best interests of, the Company’s unaffiliated stockholders, and approving the merger agreement, the merger and the other transactions contemplated thereby, and recommending that the Company’s stockholders vote for the approval of the merger and the merger agreement, the board of directors considered a number of factors, including the following material factors:

•       the unanimous determination and recommendation of the special committee;

•       that the special committee received the opinion of Morgan Stanley made as of January 28, 2007, that, as of that date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors,” the merger consideration to be received by the holders of the Company’s common stock pursuant to the merger agreement (other than the Rollover Investors, Parent and its subsidiaries) was fair from a financial point of view to such holders, as described in the written opinion of Morgan Stanley;

•       that the special committee received the opinion of Merrill Lynch made as of January 28, 2007, that, as of that date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion described under the heading “—Opinions of the Special Committee’s Financial Advisors,” the merger consideration to be received by the holders of the Company’s common stock pursuant to the merger agreement (other than Parent, the Investor Group and their respective affiliates) was fair from a financial point of view to such holders, as described in the written opinion of Merrill Lynch;

•       the financial presentations of Morgan Stanley and Merrill Lynch in connection with the foregoing opinions that were delivered to the board of directors at the request of the special committee;

•       the fact that the merger consideration and the other terms of the merger agreement resulted from arms’-length negotiations between the special committee and Mr. Becker and representatives of the Investor Group, and the board of directors’ belief that $60.50 per share in cash for each share of the Company’s common stock represented the highest per share consideration that could be obtained, subject to confirmation in the “go shop” period; and

•       the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement, the risks and potentially negative factors relating to the merger agreement, and the factors relating to procedural safeguards.

In doing so, the board of directors adopted the analysis of the special committee, which is discussed above.

The foregoing discussion of the information and factors considered by the Company’s board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Company’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the approval of the merger and the merger agreement.

As noted below under “Position of the Sterling Founders, certain affiliated trusts and SCP II as to Fairness,” and “Position of Parent, Merger Sub and the Sponsors as to Fairness,” under a potential interpretation of the applicability of Rule 13e-3 under the Exchange Act, exercises by Messrs. Becker or Hoehn-Saric of their existing options to purchase shares of the Company’s common stock could be deemed to be the first step in a going-private transaction.  Accordingly, the Sterling Founders, certain affiliated trusts, SCP II, Parent, Merger Sub and the Sponsors have included disclosures regarding such possible exercises, including with respect to the fairness of such exercises to the Company’s unaffiliated stockholders.  Laureate does not expect that it will be engaged or otherwise involved in any such transactions, other than by complying with pre-existing contractual requirements to issue shares upon exercise of such options and, accordingly, did not consider the fact that such exercises might occur as a factor in its fairness determination relating to the merger.

Purposes and Reasons of the Sterling Founders, certain affiliated trusts and SCP II

Under the rules governing “going private” transactions, Messrs. Becker and Hoehn-Saric are deemed to be engaged in a “going private” transaction and are required to express their reasons for the merger to our unaffiliated stockholders. In addition, by virtue of their relationship to Douglas L. Becker, Mr. Taslitz, Eric D. Becker, certain trusts affiliated with each of Douglas L. Becker and Mr. Taslitz and SCP II could be deemed to be engaged in a “going private” transaction. In such case, Mr. Taslitz, Eric D. Becker, such trusts and SCP II also would be required to express their reasons for the merger to our unaffiliated stockholders. The Sterling Founders, certain affiliated trusts and SCP II are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Rollover Investors and Mr. Hoehn-Saric, the purpose of the merger is to enable them, through the Rollover Investors’ rollover equity commitments and the Sterling Founders’ equity interest in Parent and in entities through which several of the members of the Investor Group will be investing in Parent, to benefit from any future earnings and growth of Laureate after its stock ceases to be publicly traded, while allowing the unaffiliated stockholders, through receipt of the per share merger consideration, to immediately realize in cash the value of their investment in Laureate. From the perspective of Mr. Becker, the purpose of the merger also is to create greater operating flexibility, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. In satisfaction of their respective rollover equity commitments, Mr. Becker anticipates rolling over all but 50,000 shares of his shares of the Company’s common stock, Mr. Taslitz anticipates rolling over all but 20,000 shares of his shares of the Company’s common stock, and their respective trusts anticipate rolling over all of their shares of the Company’s common stock. The shares of the Company’s common stock held by Messrs. Becker and Taslitz that are not being rolled over in the transaction will be donated by them to one or more not-for-profit organizations prior to the stockholder vote approving the merger. The recipients of these shares, together with any shares of the Company’s common stock held by Messrs. Becker and Hoehn-Saric in their respective 401(k) accounts, will be entitled to receive the merger consideration. Mr. Hoehn-Saric and Eric D. Becker will sell their shares of the Company’s common stock to Parent immediately prior to the effective time of the merger for $60.50 per share in cash. Performance share units and options to purchase shares of the Company’s common stock held by Douglas L. Becker and Mr. Hoehn-Saric (in the case of such options, to the extent not exercised prior to the consummation of the merger) will be canceled in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

For SCP II, the purpose of the merger is to benefit from any future earnings and growth of Laureate after the merger of Merger Sub with and into Laureate. SCP II believes that it is best for Laureate to operate as a privately held entity. As a privately held entity, Laureate will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Laureate and the focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, SCP II believes that Laureate’s future business prospects can be improved through their active participation in the strategic direction and operations of Laureate. Although SCP II believes that there will be significant opportunities associated with its investment in Laureate, SCP II realizes that there are also substantial risks (including the risks and uncertainties relating to Laureate’s prospects, including the prospects described in management’s projections summarized under “Important Information About Laureate—Projected Financial Information”).

SCP II believes that structuring the transaction as a “going private” merger transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of Laureate at the same time, (ii) it represents an opportunity for Laureate’s unaffiliated stockholders to receive fair value for their shares and (iii) it also allows the Sterling Founders to maintain a portion of their investments in Laureate.

The purpose of any exercise by Messrs. Becker and/or Hoehn-Saric of their options (which as described below under “Position of the Sterling Founders, certain affiliated trusts and SCP II as to Fairness,” may be deemed to be the first step in a going-private transaction) would be to acquire additional shares of the Company’s common stock pursuant to the terms of those options in order to vote those shares in favor of the approval of the merger agreement and the merger if those shares are eligible to be voted at the special meeting. If Messrs. Becker and Hoehn-Saric both exercise all options held by them as of March 15, 2007, their aggregate ownership of the Company’s common stock would increase from approximately 1.5% of the outstanding shares to approximately 6.3% of the outstanding shares.

Purposes and Reasons of Parent, Merger Sub and the Sponsors

The proposed merger is a “going private” transaction. If the merger is completed, Laureate will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the Sponsors, the purpose of the merger is to benefit from any future earnings and growth of Laureate after the merger.

The Sponsors believe that it is best for Laureate to operate as a privately held entity. As a privately held entity, Laureate will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of Laureate and the focus on the quarter-to-quarter performance often emphasized by the public markets. Management will benefit from eliminating the duties required in managing a publicly traded company, enabling them to devote more of their time and energy to core business operations. Moreover, the Sponsors believe that Laureate’s future business prospects can be improved through their active participation in the strategic direction and operations of Laureate. Although the Sponsors believe that there will be significant opportunities associated with their investment in Laureate, they realize that there are also substantial risks (including the risks and uncertainties relating to Laureate’s prospects, including the prospects described in management’s projections summarized under “Important Information About Laureate—Projected Financial Information”).

The Sponsors believe that structuring the transaction as a “going private” merger transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of Laureate at the same time, (ii) it represents an opportunity for Laureate’s unaffiliated stockholders to receive fair value for their shares and (iii) it also allows Mr. Becker to maintain a significant portion of his investment in Laureate.

The purpose of Messrs. Becker and/or Hoehn-Saric of any potential exercise of their options to acquire shares of the Company’s common stock is described above under “Purposes and Reasons of the Sterling Founders, certain affiliated trusts and SCP II.”

Opinions of the Special Committee’s Financial Advisors

Opinion of Morgan Stanley & Co. Incorporated

The special committee retained Morgan Stanley to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination or a potential recapitalization or restructuring plan for Laureate. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation as an advisor to special committees in affiliate transactions. At the meeting of the Laureate board of directors on January 28, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of January 28, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of the Company’s common stock pursuant to the merger agreement (other than the Rollover Investors and Parent and its subsidiaries) was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of January 28, 2007, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of Laureate’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of the Company’s common stock, other than the Rollover Investors and Parent and its subsidiaries, pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of the Company’s common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference.

In connection with rendering its opinion, Morgan Stanley, among other things:

•       reviewed certain publicly available financial statements and other business and financial information of Laureate;

•       reviewed certain internal financial statements and other financial and operating data concerning Laureate prepared by the management of Laureate;

•       reviewed certain financial projections prepared by the management of Laureate;

•       discussed the past and current operations and financial condition and the prospects of Laureate with senior executives of Laureate;

•       reviewed the reported prices and trading activity for the Company’s common stock;

•       compared the financial performance of Laureate and the prices and trading activity of the Company’s common stock with that of certain other comparable publicly-traded companies and their securities;

•       reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•       participated in discussions and negotiations among representatives of Laureate, Parent and their financial and legal advisors;

•       reviewed the merger agreement, the equity rollover commitments, the voting agreement between Parent, Messrs. Becker and Taslitz and the Becker Trusts, the financing commitments of Parent and Merger Sub (as defined in the merger agreement), substantially in the form of the drafts dated January 28, 2007, and certain related documents; and

•       performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Laureate management regarding the future financial performance of Laureate. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Parent will obtain financing for the merger in accordance with the terms set forth in the financing commitments and that the transactions contemplated by the equity rollover commitments will be consummated in accordance with their terms. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Laureate and its legal, tax or regulatory advisors with respect to such matters.

Morgan Stanley’s opinion did not address the fairness of any consideration to be received by the Rollover Investors or Parent and its subsidiaries pursuant to the merger agreement or the equity rollover commitments, the relative merits of the merger as compared to the alternative transactions or strategies that might be available to Laureate, or the underlying business decision of Laureate to enter into the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Laureate, nor had they been furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 28, 2007. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm this opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Laureate, nor did Morgan Stanley negotiate with any parties other than Parent, which expressed interest to Morgan Stanley with respect to a possible acquisition of Laureate or certain of its constituent businesses. Following execution of the merger agreement, subject to the terms, conditions and procedures set forth therein, Morgan Stanley has been authorized for a period of time to solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Laureate.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Laureate, its affiliates, affiliates of Parent or any other parties, commodities or currencies involved in the merger. In the past two years, Morgan Stanley and its affiliates have provided financial advisory and financing services for certain members of the buyout group and their affiliates, and have received customary fees for rendering of these services. In addition, Morgan Stanley and its affiliates, directors, or officers, including individuals working with Laureate in connection with this transaction, may have committed and may commit in the future to invest in funds managed by affiliates of Kohlberg Kravis Roberts & Co.; Citigroup Private Equity; S.A.C. Capital Management, LLC; SPG Partners, LLC; Bregal Europe Co-Investment L.P.; Caisse de dépôt et placement du Québec; Sterling Partners; Makena Capital Management, LLC; Torreal Sociedad de Capital Riesgo de Regimen Simplificado S.A.; Moore Capital Management, LLC and Southern Cross Capital. Certain investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co.; Citigroup Private Equity; S.A.C. Capital Management, LLC; SPG Partners, LLC; Bregal Europe Co-Investment L.P.; Caisse de dépôt et placement du Québec; Sterling Partners; Moore Capital Management, LLC; Makena Capital Management, LLC; Torreal Sociedad de Capital Riesgo de Regimen Simplificado S.A.; and Southern Cross Capital from time to time have and may co-invest with certain funds affiliated with Morgan Stanley.

Under the terms of its engagement letter, Morgan Stanley agreed to provide the special committee of the board of directors with financial advisory services and a financial opinion in connection with the merger, and Laureate agreed to pay Morgan Stanley a fee of $5 million, $1.5 million of which was paid at the beginning of the assignment and $3.5 million of which was paid upon delivery of Morgan Stanley’s opinion. The fee was not contingent upon the outcome of Morgan Stanley’s financial opinion. In addition, Morgan Stanley is entitled to earn a discretionary fee of up to $7.5 million upon closing of the transaction. Laureate has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Laureate has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated January 28, 2007. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

No company or transaction utilized in the analyses is identical to Laureate or the merger. In evaluating the companies and transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Laureate, such as the impact of competition on the businesses of Laureate or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Laureate or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

The estimates contained in Morgan Stanley’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Projected Financial Performance Cases.   Morgan Stanley reviewed Laureate’s projected financial performance based on publicly available equity research estimates through calendar year 2011, which is referred to in this section as the “Research Case.” In addition, Morgan Stanley reviewed management estimates of Laureate’s projected financial performance through calendar year 2012 assuming no future acquisitions (referred to in this section as the “Management Base Case”) and assuming several unidentified acquisitions from 2007 through 2010 (referred to in this section as the “Management Case with Acquisitions”).

Historical Share Price Analysis.   Morgan Stanley performed a historical share price analysis to provide background and perspective with respect to the historical share prices of the Company’s common stock. Morgan Stanley reviewed the historical price performance and average closing price of the Company’s common stock for various periods ending on January 28, 2007 and compared them to the offer price of $60.50. Morgan Stanley observed the following:

	Price	Offer Price as Compared to Laureate’s Common Stock Prices, Implied Premium
Since 1/25/07	$53.92	12%
Since 1/5/07 (the date the special committee authorized negotiations on the basis of $60.50)	$49.45	22%
Last 30-Days Trading Average	$50.82	19%
Since 30 Days Prior	$48.63	24%
Since 9/8/06 (last close before initial offer)	$46.97	29%
Last 12 Months—High	$55.22	10%
Last 12 Months—Low	$40.52	49%

Morgan Stanley also analyzed the historical share price performance of Laureate’s common stock over various periods of time ending on January 25, 2007. Morgan Stanley noted the performance of the Nasdaq 100 index and similar companies (as described below under the caption “Comparable Company Analysis”) over the same time periods:

Company	Since 9/8/06	Last 12 Months	Last Two Years
Laureate	15%	1%	25%
DeVry	33%	47%	80%
ITT Educational Services	14%	33%	66%
Strayer Education	3%	25%	5%
Corinthian Colleges	11%	13%	-29%
Nasdaq 100 Index	13%	6%	19%
Career Education	45%	-10%	-30%
Apollo Group	-14%	-24%	-47%

Equity Research Analysts’ Price Targets.   Morgan Stanley reviewed and analyzed future public market trading price targets for the Company’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the Company’s common stock. The range of undiscounted analyst price targets for Laureate was $53 to $62 with an average price target of $58. Morgan Stanley discounted only those future price targets identified by the equity research analysts to be 12-month price targets using a 14% equity discount rate, resulting in a discounted analyst price target range of $48 to $56. Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for the Company’s common stock and these estimates are subject to uncertainties, including the future financial performance of Laureate and future financial market conditions.

Comparable Company Analysis.   Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Laureate with publicly available consensus equity research estimates for other companies that shared similar business characteristics of Laureate. Although none of the selected companies is directly comparable to Laureate, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Laureate. Morgan Stanley also considered the amount of each company’s revenue and the size of their market capitalization in determining the comparable companies. The companies used in this comparison included the following for profit post-secondary companies:

•       Apollo Group

•       Career Education

•       Corinthian Colleges

•       DeVry

•       ITT Educational Services

•       Strayer Education

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•       the ratio of price to estimated earnings per share, defined as net income divided by fully diluted shares outstanding, for calendar years 2006, 2007 and 2008 (based on publicly available equity research estimates);

•       the ratio of price to estimated calendar year 2007 earnings per share (based on publicly available equity research estimates) divided by the long-term earnings per share growth rate (based on the publicly available I/B/E/S mean estimate);

•       the ratio of aggregate value, defined as market capitalization plus total debt (including minority interests) less cash and cash equivalents, to estimated calendar years 2006, 2007 and 2008 EBITDA, defined as earnings before interest, taxes, depreciation and amortization, reflecting 100% consolidation, including minority interests (based on publicly available equity research estimates); and

•       the ratio of aggregate value to estimated calendar year 2007 EBITDA (based on publicly available equity research estimates) divided by the compounded annual growth rate of calendar years 2006-2008 EBITDA.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of the aggregate value to 2007 estimated EBITDA multiple for the comparable companies and applied this range of multiples to the relevant Laureate financial statistic. For purposes of calculating the implied value per share based on a range of aggregate value to EBITDA ratios, Morgan Stanley multiplied expected calendar year 2007 estimated EBITDA by the representative ranges of aggregate value to EBITDA ratios, added Laureate’s net cash balance, and divided by Laureate’s fully diluted shares outstanding. Based on Laureate’s outstanding shares and options as of January 25, 2007, Morgan Stanley estimated the implied value per Laureate common share as of January 25, 2007 as follows for the Research Case, the Management Base Case and the Management Case with Acquisitions:

Aggregate Value to 2007E EBITDA	Laureate Financial Statistic ($ in millions)	Comparable Company Multiple Range	Implied Value Per Share of Laureate	Implied Transaction Multiple
Research Case	$253	8.0x – 13.0x	$29 – $53	14.7x
Management Base Case	$273	8.0x – 13.0x	$32 – $57	13.6x
Management Case with Acquisitions	$310	8.0x – 13.0x	$38 – $66	12.0x

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

Premia Paid Analysis.   Morgan Stanley performed a premia paid analysis based upon the premia paid in precedent merger and acquisition transactions identified that were announced since 2004. Morgan Stanley considered several hundred precedent transactions which were composed of two sub-sets:

•                    all U.S. cash transactions with aggregate values greater than $100 million, and

•                    all U.S. leveraged buyout transactions with an aggregate value greater than $100 million.

Morgan Stanley analyzed the transactions to determine the premium paid for the target as determined using the stock price on the date that was four weeks prior to the earliest of the deal announcement, announcement of a competing bid, or market rumors. Based on this analysis, Morgan Stanley selected a representative premia range and applied this range to the stock price 30 days prior to January 28, 2007 to derive the implied value per Laureate common share:

	Premia Range	Implied Value Per Share of Laureate
Precedent Premia Paid	20% – 30%	$58 – $63

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

Analysis of Precedent Transactions.   Morgan Stanley performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for eight selected for-profit education transactions between March 2003 and January 2007. These transactions (listed by target / acquirer and month and year of announcement) included:

•                    Educate / Sterling Partners (September 2006)

•                    Concorde Career Colleges / Liberty Partners (June 2006)

•                    Education Management Corp. / Providence and Goldman Sachs (March 2006)

•                    American Education Centers, Inc. / Education Management Corp. (June 2003)

•                    CDI Education Corporation / Corinthian Colleges (June 2003)

•                    Career Choices and East Coast Aero Tech. / Corinthian Colleges (June 2003)

•                    Whitman Education Group, Inc. / Career Education (March 2003)

•                    Dominica Management, Inc. (Ross University) / DeVry University (March 2003)

For each transaction listed above, Morgan Stanley noted the aggregate value to last twelve months EBITDA, defined as earnings before interest, taxes, depreciation and amortization. For purposes of calculating the implied value per share based on a range of precedent aggregate value to last twelve months EBITDA ratios, Morgan Stanley multiplied Laureate’s last twelve months EBITDA by the representative ranges of precedent aggregate value to last twelve months EBITDA ratios, added the net cash balance (including minority interests) as of December 31, 2006, as estimated by Laureate’s management, and divided by Laureate’s fully diluted shares outstanding. Morgan Stanley utilized publicly available equity research projections as of January 25, 2007 for Laureate’s calendar year 2006 EBITDA as an estimate for the last twelve months. Laureate’s EBITDA estimates reflect 100% consolidation, including minority interests. The following table summarizes Morgan Stanley’s analysis:

	Reference Range	Implied Value Per Share of Laureate	Laureate Merger Statistic
Aggregate Value to Trailing EBITDA	11.0x – 12.0x	$34 – $41	18.1x

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

Discounted Future Stock Price Analysis.   Morgan Stanley performed a discounted future stock price analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future EBITDA, net debt, and fully diluted shares and its current forward aggregate value to EBITDA multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for Laureate’s common stock on a standalone basis. To calculate the discounted future stock price, Morgan Stanley first derived implied per share future values for the common shares at year-end 2008, 2009 and 2010 by calculating Laureate’s aggregate value (based on applying forward EBITDA multiples ranging from 10.0x to 12.0x to Research Case projections for EBITDA, and multiples ranging from 9.0x to 11.0x to the Management Base Case and the Management Case with Acquisitions projections) less the projected book value of debt at 2008, 2009 and 2010 year-end, respectively, plus projected cash at year-end, divided by a projected number of fully diluted common shares provided by Laureate’s management. Morgan Stanley then discounted this range of future values per share by a discount rate of 14.0% to derive a range of present values per share.

The following table summarizes Morgan Stanley’s analysis:

				Forward Aggregate	Implied Present
	Laureate Financial Statistic			Value to EBITDA	Value Per Share
Calendar Year 2009E-2011E EBITDA	2009E	2010E	2011E	Multiple Range	of Laureate
Research Case	$391	$457	$511	10.0x – 12.0x	$50 – $63
Management Base Case	$424	$515	$587	9.0x – 11.0x	$45 – $60
Management Case with Acquisitions	$542	$677	$790	9.0x – 11.0x	$55 – $77

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

Discounted Cash Flow Analysis.   Morgan Stanley performed an illustrative discounted cash flow analysis using equity research projections and estimates provided by Laureate’s management of Laureate’s free cash flow, defined for the purpose of this analysis as EBITDA minus cash taxes, minus capital expenditures, minus change in net working capital, minus acquisitions. Morgan Stanley derived illustrative indications of net present value per common share by applying discount rates ranging from 11.0% to 13.0% to the projected free cash flows for fiscal years 2007 through 2011 and a terminal EBITDA multiple of 8.5x, which implied perpetual growth rates of 5%-9%. This analysis resulted in a range of implied present values per share that are detailed below:

Discounted Cash Flow Analysis Forecast Case	Implied Perpetual Growth Rate	Implied Value Per Share of Laureate
Research Case	7% – 9%	$42 – $46
Management Base Case	5% – 7%	$52 – $57
Management Case with Acquisitions	6% – 7%	$64 – $70

Morgan Stanley sensitized the discounted cash flow analysis for the Management Case with Acquisitions by varying the annual tax rate from 10.0% to 35.0%. Morgan Stanley calculated illustrative net present values per common share by applying discount rates ranging from 11.0% to 13.0% to the projected free cash flows for fiscal years 2007 through 2011 and a terminal EBITDA multiple ranging from 8.0x to 9.0x. This analysis produced the following range of present values per share:

Tax Rate	Implied Value Per Share of Laureate
10%	$61 – $75
20%	$58 – $73
30%	$56 – $70
35%	$54 – $69

Morgan Stanley also sensitized the discounted cash flow analysis for the Management Case with Acquisitions by assuming annual shortfalls in key operational statistics between 5.0% to 20.0%. Morgan Stanley calculated net present values per common share by applying a 12.0% discount rate to the projected free cash flows for fiscal years 2007 through 2011 based on a terminal EBITDA multiple of 8.5x. This analysis resulted in the following present values per share:

	Implied Present Value Per Share of Laureate
Yearly Shortfall in Operating Metric	Average Enrollment	Revenue / Student	Revenue from Acquisitions	EBITDA Margin
5%	$64	$64	$66	$63
10%	$60	$60	$65	$58
15%	$57	$57	$64	$54
20%	$53	$53	$63	$50

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

Leveraged Buyout Analysis.   Morgan Stanley also analyzed Laureate from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Laureate using a debt capital structure consistent with the merger. Morgan Stanley extrapolated Laureate’s EBITDA, cash balance and debt outstanding through calendar year 2011 from the Research Case, the Management Base Case and the Management Case with Acquisitions. Morgan Stanley assumed that a financial sponsor would exit its Laureate investment at calendar year-end 2011 at an aggregate value range that represented a multiple of 8.5x-9.5x forecasted calendar year 2012 estimated EBITDA. Morgan Stanley added Laureate’s forecasted calendar year-end 2011 cash balance and subtracted Laureate’s forecasted calendar year-end 2011 debt outstanding to calculate Laureate’s calendar year-end 2011 equity value range. Based on Laureate’s assumed calendar year-end 2011 equity value range and Morgan Stanley’s assumption that financial sponsors would likely target 5-year internal rates of return of 20% to 25%, Morgan Stanley derived a range of implied values per share that a financial sponsor might be willing to pay to acquire Laureate. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of Laureate
Research Case	20% – 25%	$38 – $45
Management Base Case	20% – 25%	$45 – $55
Management Case with Acquisitions	20% – 25%	$55 – $69

Morgan Stanley noted that the consideration per share to be received by holders of shares of the Company’s common stock (other than the Rollover Investors and Parent and its subsidiaries) was $60.50.

In connection with the review of the merger by the special committee of Laureate’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Laureate.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of the Company’s common stock other than the Rollover Investors and Parent and its subsidiaries and in connection with the delivery of its opinion dated January 28, 2007 to the special committee of Laureate’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Laureate might actually trade.

The merger consideration was determined through negotiations between the special committee of the board of directors of Laureate and Parent and was recommended by the special committee for approval by Laureate’s board of directors and approved by Laureate’s board of directors (interested directors did not vote). Morgan Stanley provided advice to the special committee of Laureate’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Laureate, the special committee of its board of directors or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to the special committee of Laureate’s board of directors was one of many factors taken into consideration by the special committee of Laureate’s board of directors in deciding to approve the merger and the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the special committee of Laureate’s board of directors or of Laureate’s board of directors with respect to the consideration or of whether the special committee of Laureate’s board of directors or Laureate’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

A copy of Morgan Stanley’s written presentation to the special committee of Laureate’s board of directors has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentation will be available for any interested Laureate stockholder (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain it by mail from, the SEC.

Opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated

The special committee retained Merrill Lynch to act as its financial advisor in connection with the proposed merger. Merrill Lynch delivered its oral opinion to the special committee, which was subsequently confirmed in writing, that, as of January 28, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion (which are described below), the merger consideration of $60.50 in cash per share, or the per share merger consideration, to be received by holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders, other than Parent, the Investor Group and their respective affiliates.

The full text of the written opinion of Merrill Lynch, dated January 28, 2007, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Annex D. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion.

The Merrill Lynch opinion was addressed to the special committee for its use and benefit and only addresses the fairness, from a financial point of view, as of the date of the opinion, of the per share merger consideration to be received by holders of the Company’s common stock pursuant to the merger agreement. The opinion does not address the merits of the underlying decision by the Company to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of the Company’s common stock as to how the holder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company’s common stock.

In arriving at its opinion, Merrill Lynch, among other things:

•                    reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

•                    reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

•                    conducted discussions with members of senior management of the Company concerning the matters described in the preceding two bullet points;

•                    reviewed the market prices and valuation multiples for the Company’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•                    reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•                    compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•                    participated in certain discussions and negotiations among representatives of the special committee and Parent and their financial and legal advisors;

•                    reviewed drafts as of January 28, 2007 of the merger agreement, the cooperation agreement between the Company and Mr. Becker, the voting agreement between Parent, Messrs. Becker and Taslitz and certain trusts affiliated with Mr. Becker, the equity rollover commitment letters provided by Messrs. Becker and Taslitz and certain trusts affiliated with them to Parent, the equity financing commitments provided by certain members of the Investor Group to Parent and certain related documents and a debt financing commitment letter, dated January 28, 2007, to Merger Sub executed by certain lenders; and

•                    reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of the Company and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which it was based. Merrill Lynch assumed that the final form of the merger agreement and related transaction documents would be substantially similar to the last drafts reviewed by it.

The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, January 28, 2007, the date of its written opinion. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the special committee. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion.

At the meeting of the special committee held on January 28, 2007, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The estimates of future performance of the Company in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Estimates of the financial values of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The management base case projections and the management acquisitions case projections referenced below are estimates of the Company’s future over the fiscal years 2007 through 2011 prepared by the Company’s management. The management base case projections reflect management’s estimates as to the future performance of the Company assuming the Company completes only limited unidentified acquisitions. The management acquisitions case projections reflect management’s estimates of the future performance of the Company assuming significant unidentified acquisitions by the Company. These projections were not prepared with a view toward compliance with SEC published guidelines or under generally accepted accounting principles in the United States.

Merger Consideration to be Received by Holders of the Company’s Common Stock

Implied Premium Analysis.   Merrill Lynch reviewed the average trading price of the Company’s common stock for the one-month, three-month, six-month and one-year periods ended January 4, 2007, the last trading day before the special committee authorized negotiations on the basis of the $60.50 cash offer submitted by Mr. Becker. The following table reflects the implied percentage premium that the $60.50 in cash per share merger consideration represents to these various average closing prices and to the $49.15 closing price for Company’s shares on January 4, 2007:

	Price	Implied Premium
Closing Price on January 4, 2007	$49.15	23.1%
1 Month Average	$50.38	20.1%
3 Month Average	$50.86	19.0%
6 Month Average	$48.45	24.9%
1 Year Average	$48.13	25.7%

Implied Multiple Analysis.   Based on the $60.50 per share merger consideration and the number of outstanding shares and options of the Company as provided by the Company’s management, Merrill Lynch calculated an equity value of the Company of $3,336 million. Merrill Lynch also calculated a transaction or enterprise value of $3,741 million by adding to this equity value of the Company the amount of the Company’s net debt (debt less cash) and minority interests as of December 31, 2006 provided by the Company’s management. Using management base case projections, Merrill Lynch calculated the following implied multiples for the transaction:

•                    the transaction or enterprise value as a multiple of both 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the Company, which we refer to as EBITDA Multiples;

•                    the transaction or enterprise value as a multiple of both 2006 and 2007 estimated earnings before interest and taxes, or EBIT, for the Company, which we refer to as EBIT Multiples;

•                    the $60.50 per share merger consideration as a multiple of both 2007 and 2008 estimated earnings per share, or EPS, and as a multiple of 2007 estimated EPS assuming a tax rate for the Company of 20%, rather than the 10% rate reflected in the other EPS Estimates. We refer to these multiples as P/E Multiples.

Merrill Lynch also calculated similar implied multiples using an enterprise value and a share price for the Company based on the Company’s closing share price of $49.15 as of January 4, 2007, the last trading day before the special committee authorized negotiations on the basis of the $60.50 cash offer submitted by Mr. Becker.

In addition, Merrill Lynch calculated similar multiples for DeVry Inc., ITT Educational Services, Inc. and Strayer Education, Inc., three publicly-traded for-profit education companies that engage in businesses and have operating profiles reasonably similar to those of the Company, using their respective share prices as of January 4, 2007, enterprise values calculated based on these share prices and each company’s net debt as reflected in its most recent publicly available balance sheet, and estimates of EBITDA, EBIT and EPS for these companies derived from estimates published by selected Wall Street research analysts.

Merrill Lynch also calculated similar implied transaction multiples for Education Management Corporation, or EDMC, a for-profit education company that agreed in March 2006 to be acquired by financial investors, based on the per share merger consideration paid in that transaction, a transaction value for EDMC  calculated using the merger consideration and EDMC’s net debt as reflected in its most recent publicly available balance sheet at the time of the announcement of that transaction, and estimates of EDMC’s EDITDA, EBIT and EPS as derived from estimates published by selected Wall Street research analysts.

As part of its analysis, Merrill Lynch compared the implied transaction multiples it calculated for the Company based on the $60.50 per share merger consideration, the Company’s $49.15 closing share price on January 4, 2007, the average of implied multiples it calculated for DeVry Inc., ITT Educational Services, Inc. and Strayer Education, Inc., and the transaction multiples it calculated for the EDMC transaction. The results of Merrill Lynch’s comparison are reflected in the following table:

Financial Measure	Implied Multiples Based on January 4 Share Price	Implied Multiples Based on $60.50 Merger Consideration	Implied Multiples for Three Public Comparables	Implied Multiples of EDMC Transaction
2006E EBITDA Multiple	14.6x	17.7x	—	11.6x
2007E EBITDA Multiple	11.4x	13.7x	13.4x	—
2006E EBIT Multiple	20.7x	25.0x	—	15.3x
2007E EBIT Multiple	15.8x	19.1x	16.4x	—
2007E P/E Multiple	20.0x	24.6x	26.1x	27.6x
2008E P/E Multiple	15.5x	19.0x	—	—
2007E P/E Multiple (Tax Adjusted)	23.3x	28.6x	—	—

Company Valuation Analyses

Historical Stock Trading Analysis.   Merrill Lynch reviewed the historical trading performance of the Company common stock. Merrill Lynch observed that the low and high trading prices for shares of Company common stock over the 52-week period before January 4, 2007, the last trading day before the special committee authorized negotiations on the basis of the $60.50 cash offer submitted by Mr. Becker, were $40.52 and $55.22, respectively. Merrill Lynch observed that the $60.50 per share merger consideration was in excess of the highest trading price of the Company’s shares during the 52-week period before January 4, 2007.

Research Analyst Stock Price Targets.   Merrill Lynch reviewed price targets for the Company’s shares recently published by Wall Street research analysts and observed that these price targets ranged from $53.00 to $62.00. Merrill Lynch discounted these price targets to present value using a discount rate of 14.0% based on Merrill Lynch’s estimate of the equity cost of capital of the Company and observed that the discounted price targets ranged from $46.49 to $54.39. Merrill Lynch observed that the $60.50 per share merger consideration was in excess of, and the $49.15 closing price for Company’s shares on January 4, 2007 was within, this range of discounted price targets for the Company’s shares.

Analysis of Selected Comparable Publicly Traded Companies.   Using publicly available information, Merrill Lynch compared financial and operating information and ratios for the Company with the corresponding information for a selected group of publicly traded companies. Merrill Lynch selected these companies because they engage in businesses and have operating profiles reasonably similar to those of the Company. The selected companies were:

•                    Apollo Group, Inc.;

•                    Career Education Corporation;

•                    Corinthian Colleges, Inc.;

•                    DeVry Inc.;

•                    ITT Educational Services, Inc.;

•                    Lincoln Educational Services Corporation;

•                    Strayer Education, Inc.; and

•                    Universal Technical Institute, Inc.

Merrill Lynch calculated an equity value for each of these companies based on their respective closing share prices as of January 25, 2007 and the number of shares, options and convertible securities outstanding as reflected in publicly available information. Using these equity values, Merrill Lynch calculated an enterprise value for each company by adding to these equity values the amount of each company’s net debt as reflected in its most recent publicly available balance sheet.

Using estimates of EBITDA, EPS and the EPS growth rate for each of these companies derived from estimates published by selected Wall Street research analysts, Merrill Lynch calculated the following multiples for each company:

•                    EBITDA Multiples based on 2006 and 2007 estimated EBITDA and enterprise values calculated as described above;

•                    P/E Multiples based on 2006 and 2007 estimated EPS and the closing share price as of January 25, 2007; and

•                    2006 and 2007 P/E Multiples as multiples of estimated EPS growth.

Merrill Lynch also calculated similar implied multiples for the Company using an enterprise value and a share price for the Company based on the Company’s closing share price of $49.15 as of January 4, 2007, the last trading day before the special committee authorized negotiations on the basis of the $60.50 cash offer submitted by Mr. Becker, and estimates of EBITDA, EPS and EPS growth rates reflected in Wall Street research.

Merrill Lynch compared the maximum, mean, median and minimum implied multiples it calculated for the comparable companies to the implied multiples it calculated for the Company. The results of Merrill Lynch’s comparison are reflected in the following table:

	2006 EBITDA Multiple	2007 EBITDA Multiple	2006 P/E Multiple	2007 P/E Multiple	2006 P/E Multiple to EPS Growth	2007 P/E Multiple to EPS Growth
Maximum	16.4x	13.9x	38.6x	31.4x	2.1x	2.3x
Mean	11.4x	10.2x	25.8x	24.1x	1.6x	1.5x
Median	10.1x	9.1x	26.3x	25.0x	1.6x	1.5x
Minimum	7.2x	6.9x	16.7x	16.7x	1.1x	1.1x
Company	15.0x	12.2x	24.5x	19.7x	1.07x	0.87x

Based on the foregoing and Merrill Lynch’s analyses of the various comparable companies and on qualitative judgments involving non-mathematical considerations, Merrill Lynch applied multiples ranging from 19.0x to 21.0x to the Company management’s estimates of the Company’s 2007 EPS. Merrill Lynch calculated implied per share values for the Company ranging from $46.67 to $51.59 based on the 2007 EPS estimate derived from the management base case projections and ranging from $49.44 to $54.64 based on the 2007 EPS estimate derived from the management acquisition case projections. Merrill Lynch observed that the $60.50 per share merger consideration was in excess of these ranges of implied per share values. Merrill Lynch also observed that the $49.15 closing price for the Company’s shares on January 4, 2007 was within the range of implied share values derived based on the management base case projections and below the range of implied share values derived based on the management acquisition case projections.

None of the selected comparable companies, including the companies referred to above under “Merger Consideration to be Received by Holders of the Company’s Common Stock—Implied Multiple Analysis”, is identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations and the calculations described under “Merger Consideration to be Received by Holders of the Company’s Common Stock—Implied Multiple Analysis” cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of the Company.

Analysis of Selected Comparable Acquisitions.   Using publicly available information, Merrill Lynch calculated the multiple of estimated EBITDA reflected by the transaction value of each of the transactions listed below.

Date Announced	Acquiror	Target
March 2003	Kaplan, Inc.	Financial Training Company
March 2003	Career Education Corporation	Whitman Education Group, Inc.
April 2003	Education Management Corporation	South University, Inc.
May 2003	DeVry Inc.	Dominica Management, Inc. (Ross University)
June 2003	Corinthian Colleges, Inc.	East Coast Aero Tech, LLC and Career Choices, Inc.
June 2003	Education Management Corporation	American Education Centers
March 2006	Providence Equity Partners and Goldman Sachs Capital Partners	Education Management Corporation
June 2006	Liberty Partners	Concorde Career Colleges
September 2006	Sterling Partners	Educate Inc.

Merrill Lynch calculated the transaction value for each transaction by multiplying the amount of the announced per share consideration paid or payable in each transaction by the number of fully-diluted outstanding shares of the target company based upon publicly available information and adding to the result the amount of the Company’s net debt as of the date of the target company’s most recent balance sheet prior to announcement of the transaction.

For each of the transactions, Merrill Lynch calculated the transaction value as a multiple of EBITDA for the most recently reported 12 months prior to the date of announcement of the transaction, which we refer to as the LTM EBITDA Multiple. The average LTM EBITDA Multiple for all the transactions was 11.3x.

Based on the foregoing and Merrill Lynch’s analyses of the various transactions and on qualitative judgments involving non-mathematical considerations, Merrill Lynch applied multiples ranging from 11.5x to 13.5x to the Company managements’ estimates of the Company’s 2006 EBITDA to derive a range of implied enterprise values for the Company. Merrill Lynch derived ranges of implied equity values for the Company by deducting from the implied enterprise values the amount of the Company’s net debt (debt less cash) and minority interests as of December 31, 2006 as provided by the Company’s management. Using the implied equity values and numbers of outstanding shares and options of the Company provided by the Company’s management, Merrill Lynch calculated implied per share values for the Company ranging from $38.63 to $46.46. Merrill Lynch observed that the $60.50 per share merger consideration and the Company’s closing share price of $49.15 as of January 4, 2007 were both in excess of this range of implied per share values.

None of the transactions analyzed by Merrill Lynch is identical to the proposed merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the transactions and the proposed merger.

Analysis of Discounted Future Share Price.   Merrill Lynch calculated ranges of implied share prices for the Company in 2010 by applying hypothetical forward price-to-earnings multiples ranging from 17.0x to 19.0x to management’s estimates of the Company’s 2010 EPS as reflected in or derived from: (a) the management base case projections, (b) the management acquisitions case projections, and (c) the public guidance given by management as part of its “Vision for 2010” presentation. Merrill Lynch discounted the 2010 implied per share values to present value using a discount rate of 14.0%. The following table reflects the ranges of implied present values for a share of the Company derived by Merrill Lynch based on these analyses:

2010 EPS Estimates	Range of Implied Present Values Per Share
Management Base Case	$58.30 – $65.16
Management Acquisitions Case	$65.39 – $73.08
“Vision for 2010”	$57.37 – $64.12

Merrill Lynch observed that the $60.50 per share merger consideration was within the range of implied present values per share derived based on the management base case projections and the “Vision for 2010” presentation and below the range of implied present values per share derived based on the management acquisition case projections. Merrill Lynch also observed the Company’s closing share price of $49.15 as of January 4, 2007 was below all of the ranges of implied present values per share derived under this analysis. Merrill Lynch further noted that the underlying 2010 EPS on which the above analysis was predicated was the result of significant expected EPS growth in projected years beyond 2007, specifically 2008 and 2009 in the management base case, and in 2008 and 2010 in the management acquisitions case. Had the Analysis of Discounted Future Share Price been conducted on an earlier year than 2010 in either case the Range of Implied Values Per Share would have been lower than those presented above.

The estimates of the Company’s 2010 EPS reflected in both the management base case projections and the management acquisitions case projections assumed that the Company would be subject to a 10% tax rate in 2010. Merrill Lynch noted that Company management had indicated that the Company’s tax rate of approximately 10% could be continued indefinitely, so long as cash was not withdrawn from the countries in which the Company currently has operations, for example to finance significant acquisitions, to repay indebtedness or to finance cash distributions to shareholders. To the extent that the Company was to pursue a significant acquisition, was required to repay indebtedness or was to return cash to shareholders, according to Company management the Company’s effective tax rate could go up to a more normalized tax rate. Merrill Lynch performed a sensitivity analysis to assess the impact of the assumed tax rate on its analysis and derived the ranges of implied present values per share of the Company using estimates of the Company’s 2010 EPS derived from the management base case projections and the management acquisitions case projections assuming tax rates in 2010 of 20% and 30%. The following table reflects the implied ranges of present values for a share of the Company derived by Merrill Lynch based on these analyses:

	Range of Implied Present Values Per Share
Tax Rate	20%	30%
Management Base Case	$51.21 – $57.24	$44.12 – $49.31
Management Acquisitions Case	$60.27 – $67.36	$51.57 – $57.64

Discounted Cash Flow Analysis.   Merrill Lynch performed discounted cash flow analyses of the estimated free cash flows of the Company reflected in both the management acquisition case projections and the management base case projections.

In performing its discounted cash flow analyses, Merrill Lynch calculated ranges of the present value as of December 31, 2006 of the estimated free cash flows of the Company over the period of 2007 through 2011 by applying discount rates ranging from 12.0% – 14.0% to those estimates. Merrill Lynch also calculated ranges of terminal value amounts for the Company as of the end of 2011 by applying multiples ranging from 10.0x to 12.0x to the estimated 2011 EBITDA of the Company. Merrill Lynch calculated the present value as of December 31, 2006 of these terminal amounts by applying discount rates ranging from 12.0% – 14.0%. Merrill Lynch added together the ranges of December 31, 2006 values it derived for the Company’s 2007-2011 estimated free cash flows and for the Company’s 2011 terminal value amounts to derive a range of implied enterprise values for the Company as of December 31, 2006.

Merrill Lynch subtracted the amount of the Company’s net debt (debt less cash) and minority interests as of December 31, 2006 provided by the Company’s management from the enterprise values it derived to derive a range of implied equity values for the Company. Merrill Lynch derived ranges of implied equity values per share of the Company by dividing these equity values by the number of fully diluted outstanding shares of the Company provided by management. The ranges of implied equity values per share derived by Merrill Lynch based on the management base case projections and the management acquisition case projections are reflected below.

	Implied Equity Value per Share
	Low	High
Management Base Case	$57.52	$74.69
Management Acquisitions Case	$69.43	$92.17

Merrill Lynch observed that the $60.50 per share merger consideration was within the range of implied equity values per share derived based on the management base case projections and below the range the range of implied equity values per share derived based on the management acquisition case projections. Merrill Lynch also observed the Company’s closing share price of $49.15 as of January 4, 2007 was below both of the ranges of implied equity values per share derived under this analysis.

As noted above, the estimates reflected in the management base case projections and the management acquisitions case projections assumed that the Company would be subject to a 10% tax rate. Merrill Lynch noted that Company management had indicated that the Company’s tax rate of approximately 10% could be continued indefinitely, so long as cash was not withdrawn from the countries in which the Company currently has operations, for example to finance significant acquisitions, to repay indebtedness or to finance cash distributions to shareholders. To the extent that the Company was to pursue a significant acquisition, was required to repay indebtedness or was to return cash to shareholders, according to Company management the Company’s effective tax rate could go up to a more normalized tax rate. Merrill Lynch performed a sensitivity analysis to assess the impact of the assumed tax rate on its analysis and derived ranges of implied equity values per share from the management base case projections and the management acquisitions case projections assuming tax rates in perpetuity of 20% and 30%. The following table reflects the implied ranges of equity values per share derived by Merrill Lynch based on these analyses:

	Implied Equity Value per Share
Tax Rate	20%	30%
Management Base Case	$53.02 – $70.18	$48.51 – $65.68
Management Acquisitions Case	$63.59 – $86.32	$57.74 – $80.48

The discount rates utilized in these analyses were based on Merrill Lynch’s estimate of the weighted average cost of capital of the Company and the terminal multiples used were based upon Merrill Lynch’s judgment and expertise, as well as its review of publicly available business and financial information and the respective financial and business characteristics of the Company and the comparable companies.

Leveraged Buyout Analysis.   Merrill Lynch performed an analysis of the theoretical maximum consideration that would be paid in an acquisition of the Company by a financial buyer using both the management base case projections and the management acquisitions case projections  In each case, Merrill Lynch assumed that a financial buyer would be subject to the following debt financing constraints, equity return requirements and exit valuation assumptions:

•                    a maximum ratio of total debt to estimated 2006 EBITDA of 7.0x;

•                    a targeted five-year equity return of 25%;

•                    a 2011 exit valuation ranging from 10.0x to 12.0x LTM EBITDA

Based on these assumptions, Merrill Lynch derived an estimate of the theoretical maximum consideration that could be paid in an acquisition of the Company by a financial buyer ranging from $44.00 to $51.00 per share using the management base case projections and $52.00 to $62.00 per share using the management acquisition case projections. Merrill Lynch observed that the $60.50 per share merger consideration was above the range of maximum theoretical per share consideration derived based on the management base case projections and within the range of maximum theoretical per share consideration derived based on the management acquisition case projections. Merrill Lynch also observed the Company’s closing share price of $49.15 as of January 4, 2007 was within the range of maximum theoretical per share consideration derived based on the management base case projections and below the range of maximum theoretical per share consideration derived based on the management acquisition case.

General.   The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex and analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. Merrill Lynch used the methodologies summarized above because it deemed those valuation methodologies to be the most relevant and appropriate in connection with the preparation of its opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses and did not attribute any particular weight to any analysis or factor considered by it. Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company’s common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the special committee. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted. In addition, as described above, Merrill Lynch’s opinion was among several factors taken into consideration by the special committee in making its determination to approve the merger and the merger agreement and the transactions contemplated thereby. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the special committee and management with respect to the fairness of the merger consideration.

Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Merrill Lynch as its financial adviser because of Merrill Lynch’s qualifications, expertise and reputation. Under the terms of its engagement, the Company has agreed to pay Merrill Lynch a fee of $6 million for its services, two-thirds of which was payable upon completion of its due diligence and its rendering of an opinion, and the remaining portion of which is contingent upon the consummation of the merger. Merrill Lynch may receive an additional fee from the Company of up to $3.5 million, payable at the sole discretion of the special committee, upon consummation of the merger. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and to indemnify Merrill Lynch, its affiliates and related parties against certain liabilities arising out of Merrill Lynch’s engagement. Merrill Lynch may in the future provide financial advisory and financing services to the Company and/or its affiliates and Merrill Lynch may in the future receive fees for the rendering of any such services. Merrill Lynch has not received any fees from the Company for financial advisory, financing or other services during the last two years. Merrill Lynch has, in the past, provided financial advisory and financing services to certain of the private investment firms whose affiliates are members of the Investor Group and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the Company’s common stock and the debt and equity securities of certain affiliates of the private investment firms whose affiliates are members of the Investor Group (or related derivative securities and limited partnership interests), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The merger consideration was determined through negotiations between the special committee of the board of directors of Laureate and Parent and was recommended by the special committee for approval by Laureate’s board of directors and was approved by Laureate’s board of directors (interested directors did not vote). Merrill Lynch provided advice to the special committee of Laureate’s board of directors during these negotiations. Merrill Lynch did not, however, recommend any specific merger consideration to Laureate, the special committee of its board of directors or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

A copy of Merrill Lynch’s written presentation to the special committee of Laureate’s board of directors has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentation will be available for any interested Laureate stockholder (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain it by mail from, the SEC.

Position of the Sterling Founders, certain affiliated trusts and SCP II as to Fairness

Under the rules governing “going private” transactions, Messrs. Becker and Hoehn-Saric are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. In addition, by virtue of their relationship to Douglas L. Becker, Mr. Taslitz, Eric D. Becker, certain trusts affiliated with each of Douglas L. Becker and Mr. Taslitz and SCP II could be deemed to be engaged in a “going private” transaction. In such case, Mr. Taslitz, Eric D. Becker, such trusts and SCP II also would be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The Sterling Founders, certain affiliated trusts and SCP II are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Sterling Founders, certain affiliated trusts and SCP II as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve the merger and the merger agreement. The Sterling Founders, certain affiliated trusts and SCP II have interests in the merger different from, and in addition to, those of the other stockholders of Laureate. These interests are described below under “—Interests of the Company’s Directors and Executive Officers in the Merger.”  The unaffiliated stockholders were represented by the Company’s special committee that negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of independent financial and legal advisors.

While Messrs. Becker and Hoehn-Saric are directors of Laureate, because of their differing interests in the merger, they did not serve on the special committee nor did they participate in the special committee’s evaluation or the conclusions of the special committee or the board of directors of Laureate that the merger was fair to the unaffiliated stockholders of Laureate. For these reasons, Messrs. Becker and Hoehn-Saric do not believe that their interests in the merger influenced the decision of the special committee or the board of directors with respect to the merger agreement or the merger.

Mr. Taslitz, Eric D. Becker, the trusts affiliated with each of Douglas L. Becker and Mr. Taslitz and SCP II did not participate in the evaluation or in the deliberation process of the special committee nor did they participate in the conclusions of the special committee or the board of directors of Laureate that the merger was fair to the Company’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage financial advisors for these purposes. None of the Sterling Founders, certain affiliated trusts or SCP II received advice from Laureate’s or the special committee’s legal or financial advisors as to the substantive and procedural fairness of the proposed merger. However, the Sterling Founders, certain affiliated trusts and SCP II believe that the merger agreement and the merger are substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•       the factors considered by (including the discussion set forth on pages 39 through 58 of this proxy statement under “—Opinions of the Special Committee’s Financial Advisors” and the presentation materials filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger), and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders as set forth in this proxy statement (see “—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”);

•       the $60.50 per share merger consideration and other terms and conditions of the merger  agreement resulted from extensive negotiations between the special committee and its advisors and Mr. Becker, certain other members of the Investor Group, Parent and Merger Sub and their respective advisors;

•       the special committee consists solely of directors who are not officers or controlling stockholders of Laureate, or affiliated with any of the Sterling Founders or the other members of the Investor Group, or any of their affiliates;

•       the fact that the special committee received opinions from Morgan Stanley and Merrill Lynch to the effect that, as of the date of the fairness opinions, and based upon and subject to the assumptions, qualifications and limitations set out in the written opinions, the $60.50 price per share to be received by the stockholders of the Company pursuant to the merger agreement (with respect to the opinion delivered by Morgan Stanley, other than to the Rollover Investors and Parent and its subsidiaries, and, with respect to the opinion delivered by Merrill Lynch, Parent, the Investor Group and their respective affiliates) was fair from a financial point of view to such stockholders (see “—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”);

•       the fact that none of the Sterling Founders, their affiliated trusts or SCP II participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

•       the merger will provide consideration to the unaffiliated stockholders entirely in cash, which provides certainty of value.

In addition, under a potential interpretation of the applicability of Rule 13e-3 under the Exchange Act, exercises by Messrs. Becker or Hoehn-Saric of their existing options to purchase shares of the Company’s common stock could be deemed to be the first step in a going-private transaction.  If such exercises were deemed to be the first step in a going-private transaction, the Sterling Founders, certain affiliated trusts and SCP II believe that these exercises would be substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•       the options represent pre-existing contractual rights of Messrs. Becker and Hoehn-Saric, which give them the right to acquire the shares of the Company’s common stock underlying the options at any time, subject to the terms of the option;

•       the exercise prices of the options were established by the compensation committee of the Company’s board of directors, of which neither Mr. Becker nor Mr. Hoehn-Saric is or has been a member and were determined at the time the options were granted based on the then-current market price of the Company’s common stock;

•       the acquisition of the shares underlying the options would be made directly from the Company and not from any stockholder of the Company; and

•       the possibility of such exercise is being fully disclosed in this proxy statement.

The foregoing discussion of the information and factors considered and given weight by the Sterling Founders, certain affiliated trusts and SCP II in connection with the fairness of the merger and, if applicable, the exercise by Mr. Becker and/or Mr. Hoehn-Saric of all or part of their options to purchase shares of the Company’s common stock, is not intended to be exhaustive but is believed to include all material factors considered by the Sterling Founders, certain affiliated trusts and SCP II. The Sterling Founders, certain affiliated trusts and SCP II did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger and, if applicable, the exercise by Mr. Becker and/or Mr. Hoehn-Saric of all or part of their options to purchase shares of the Company’s common stock. The Sterling Founders, certain affiliated trusts and SCP II believe that these factors provide a reasonable basis for their belief that the merger and, if applicable, the exercise by Mr. Becker and/or Mr. Hoehn-Saric of all or part of their options to purchase shares of the Company’s common stock, are fair to the unaffiliated stockholders.

Position of Parent, Merger Sub and the Sponsors as to Fairness

Under a potential interpretation of the rules governing “going private” transactions, Parent, Merger Sub and the Sponsors may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Parent, Merger Sub and the Sponsors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the Sponsors should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve the merger and the merger agreement.

Parent, Merger Sub and the Sponsors attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Laureate, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Sponsors believes that it has or had any fiduciary duty to Laureate or its stockholders, including with respect to the merger and its terms. The unaffiliated stockholders of Laureate were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with the Sponsors on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, Merger Sub or the Sponsors participated in the deliberation process of the special committee and none of them participated in the conclusions of the special committee or the board of directors of Laureate that the merger was fair to the unaffiliated stockholders of Laureate, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. None of Parent, Merger Sub or the Sponsors received advice from Laureate’s or the special committee’s legal or financial advisors as to the substantive and procedural fairness of the proposed merger. However, Parent, Merger Sub and the Sponsors believe that the merger is substantively and procedurally fair to the unaffiliated stockholders based upon the following factors:

•       the factors considered by (including the discussion set forth on pages 39 through 58 of this proxy statement under “—Opinions of the Special Committee’s Financial Advisors” and the presentation materials filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger), and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders as set forth in this proxy statement (see “—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”), which findings and related analyses, as set forth in this proxy statement, Parent, Merger Sub and the Sponsors adopt;

•       the $60.50 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and Mr. Becker, certain of the Sponsors, Parent, Merger Sub and their respective advisors;

•       the special committee consists solely of directors who are not officers or controlling stockholders of Laureate, or affiliated with any of the Sterling Founders or any of the members of the Investor Group, or any of their affiliates;

•       the fact that the special committee received opinions from Morgan Stanley and Merrill Lynch to the effect that, as of the date of the fairness opinions, and based upon and subject to the assumptions, qualifications and limitations set out in the written opinions, the $60.50 price per share to be received by the stockholders of the Company pursuant to the merger agreement (other than with respect to the opinion delivered by Morgan Stanley, Parent and its subsidiaries and the Rollover Investors, and, with respect to the opinion delivered by Merrill Lynch, Parent, the Investor Group and their respective affiliates) was fair from a financial point of view to such stockholders (see “—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”);

•       the fact that Parent, Merger Sub and the Sponsors did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

•       the merger will provide consideration to the Company’s unaffiliated stockholders entirely in cash, which provides certainty of value.

In addition, under a potential interpretation of the applicability of Rule 13e-3 under the Exchange Act, exercises by Messrs. Becker or Hoehn-Saric of their existing options to purchase shares of the Company’s common stock could be deemed to be the first step in a going-private transaction.  If Messrs. Becker or Hoehn-Saric determine to exercise all or part of their options, certain of the Sponsors or their affiliates may assist in the financing of such exercises, but the Sponsors do not currently have plans to provide this financing because Messrs. Becker and Hoehn-Saric have not currently made any determinations regarding the exercise of their options. If such exercises were deemed to be the first step in a going-private transaction, Parent, Merger Sub and the Sponsors believe that these exercises would be substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the factors described above under “Position of the Sterling Founders, certain affiliated trusts and SCP II as to Fairness.”

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Sponsors in connection with the fairness of the merger and, if applicable, the exercise by Mr. Becker and/or Mr. Hoehn-Saric of all or part of their options to purchase shares of the Company’s common stock, is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the Sponsors. Parent, Merger Sub and the Sponsors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Parent, Merger Sub and the Sponsors believe that these factors provide a reasonable basis for their position that they believe that the merger and, if applicable, the exercise by Mr. Becker and/or Mr. Hoehn-Saric of all or part of their options to purchase shares of the Company’s common stock, are fair to the Company’s unaffiliated stockholders.

Purposes, Reasons and Plans for Laureate after the Merger

The purpose of the merger for Laureate is to enable its unaffiliated stockholders to realize immediately the value of their investment in Laureate through their receipt of the per share merger price of $60.50 in cash.

The reason for structuring the transaction as a merger is to effect the transaction following the approval of the holders of a majority of the shares of the Company’s common stock. The reasons for undertaking the transaction at this time are described above under “—Background of the Merger.”

We expect that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of Laureate will be conducted substantially as they currently are being conducted. The Sponsors and the Rollover Investors have advised Laureate that they do not have any current intentions, plans or proposals to cause us to engage in any of the following:

•       an extraordinary corporate transaction following consummation of the merger involving Laureate’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•       the relocation of any material operations or sale or transfer of a material amount of assets, or

•       any other material changes in our business.

Nevertheless, following consummation of the merger, Parent and the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. Parent, Merger Sub, the Rollover Investors, the Sponsors and the surviving corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger and the merger agreement are approved by the Company’s stockholders, certain other conditions to the closing of the merger are either satisfied or waived and the marketing period that Parent is entitled, under certain circumstances, to use to complete the financing for the merger has expired, Merger Sub will be merged with and into Laureate, with Laureate being the surviving corporation.

At the effective time of the merger, unless otherwise agreed between a holder and Parent or as provided below with respect to certain unvested restricted shares, for each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent immediately prior to the effective time of the merger, including shares acquired by Parent from the Rollover Investors) will be converted into the right to receive $60.50 in cash, without interest and less any applicable withholding taxes. Except as otherwise agreed by Parent and a holder of options to acquire the Company’s common stock or of unvested restricted shares, or as otherwise provided in the merger agreement, to the extent applicable, outstanding options, unvested restricted shares and performance share units will, as of the effective time of the merger, be treated as follows:

•       all outstanding options to acquire the Company’s common stock will be canceled and, in exchange for such cancellation, each holder will be entitled to receive from the surviving corporation promptly following the effective time of the merger a cash payment equal to the number of shares of the Company’s common stock underlying the holder’s option or options multiplied by the amount by which $60.50 exceeds the exercise price for each share of the Company’s common stock underlying the option or options, without interest and less any applicable withholding taxes;

•       each unvested Company restricted share outstanding immediately prior to the effective time of the merger will vest and become free of restrictions and will be canceled and converted into the right to receive $60.50, without interest and less any applicable withholding taxes, in the merger; and

•       the performance share units and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Becker, and, to the extent not previously exercised, the options to purchase the Company’s common stock held by Mr. Hoehn-Saric, are expected to be cancelled in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The merger agreement provides that, in connection with the consummation of the merger, specified unvested options to purchase the Company’s common stock and specified unvested Company restricted shares will be canceled without payment therefor and, in lieu of making the payments described above, the surviving corporation will establish a retention bonus award plan, pursuant to which each holder of such a canceled option or restricted share will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equivalent to the amount the holder otherwise would have received for such award promptly following the consummation of the merger in respect of such canceled options and restricted shares, provided that the holder remains employed by the surviving corporation through the first (or second, for certain employees) anniversary of the consummation of the merger.

Immediately following the effective time of the merger, the entire equity in the surviving corporation, other than options to purchase shares of the surviving corporation’s common stock that may be granted to management, will ultimately be owned through Parent by members of the Investor Group and any additional investors that the members of the Investor Group permit to invest in Parent. If the merger is consummated, the members of the Investor Group and any additional investors permitted to invest in Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the surviving corporation following the merger. Similarly, the members of the Investor Group, and any investors permitted to invest in Parent will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Financing of the Merger.”

If the merger is consummated, Laureate’s unaffiliated stockholders will have no interest in Laureate’s net book value or net earnings. The table below sets forth the direct and indirect interests in Laureate’s net book value and net earnings of each of the Sterling Founders and certain related trusts and of the Sponsors prior to and immediately after the merger, based upon the net book value of Laureate at December 31, 2006 and net income of Laureate for the year ended December 31, 2006. Immediately following the merger, the entire interest in Laureate’s net book value and net income will be held through Parent by the members of the Investor Group.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value			Earnings
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%		$ in thousands	%
Douglas L. Becker(3)	$9,690	0.86%	$903	0.86%	$		%	$		%
Eric D. Becker(4)	6,076	0.54	566	0.54
R. Christopher Hoehn-Saric	7,105	0.63	662	0.63
Steven M. Taslitz(5)	5,912	0.52	551	0.52
SCP II	—	—	—	—
Sponsors:
KKR	—	—	—	—
S.A.C. Capital Management, LLC(6)	880	0.08	82	0.08
Bregal Europe Co-Investment L.P.	—	—	—	—
SPG Partners, LLC	—	—	—	—
Citigroup Private Equity	—	—	—	—

(1)             Based upon beneficial ownership as of December 31, 2006, excluding any options (whether or not exercisable), and Laureate’s net book value at December 31, 2006 and net income for the year ended December 31, 2006.

(2)             Based upon the current equity commitments (see “—Financing of the Merger—Equity Financing”) and Laureate’s net book value at December 31, 2006 and net income for the year ended December 31, 2006, and without giving effect to any additional indebtedness  to be incurred in connection with the merger.

(3)             Includes ownership by The Irrevocable BBHT II IDGT, Irrevocable Grantor Annuity Trust No. 11 and Mr. Becker’s IRA.

(4)             Includes 7,000 shares owned by Eric D. Becker’s spouse.

(5)             Includes ownership by KJT Gift Trust.

(6)             Sigma Capital Associates, LLC, an Anguilla limited liability company, owns 40,000 shares of the Company’s common stock. Sigma Capital Management, LLC serves as investment adviser to Sigma Capital Associates, LLC.  Sigma Capital Management, LLC is an investment manager owned by S.A.C. Capital Management, LLC.

In connection with the merger, the Sterling Founders and certain affiliated trusts will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of the Company’s unaffiliated stockholders generally, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger.”  The incremental benefits include the right and commitment of Mr. Becker and his affiliated trusts to contribute to Parent all but 50,000 shares of the Company’s common stock held by Mr. Becker, and all of the shares of the Company’s common stock held by his affiliated trusts, for equity interests in Parent. In addition, Messrs. Becker and Hoehn-Saric have the incremental benefits of their right and commitment to cancel, to the extent not previously exercised, their options to purchase shares of the Company’s common stock and with respect to Mr. Becker, his performance share units, in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger. Mr. Becker also has the incremental benefits of his right and commitment to invest $25 million in the equity of Parent, which right and commitment is assignable, and is expected to be assigned to, one or more affiliates of Mr. Becker. Additional incremental benefits to Mr. Becker include, among others, continuing as the Chief Executive Officer and Chairman of the board of directors of the surviving corporation. The Sterling Founders also have, or will have prior to the effective time of the merger, controlling interests in entities that have or will receive profits interests in participants in the transaction, including Parent, SCP II and investment vehicles to be formed with certain of the equity investors, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger.”  A detriment to the Sterling Founders and certain affiliated trusts is that their new equity interests in Parent, whether directly or indirectly held, will not initially be and may not be registered under the federal securities laws, and such shares will be relatively illiquid without an active public trading market for such securities. Such equity interests will also be subject to contractual restrictions on the ability of the Sterling Founders and certain affiliated trusts to sell such equity.

The Company’s common stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the symbol “LAUR.”  As a result of the merger, Laureate will be a privately held corporation, and there will be no public market for its common stock. After the merger, the Company’s common stock will cease to be listed on the Nasdaq Global Select Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the Company’s common stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Laureate will become the officers of the surviving corporation, other than those who Parent determines shall not remain as officers of the surviving corporation. The articles of incorporation of Laureate will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with Maryland law. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Effects on the Company if the Merger is Not Consummated

If the merger and the merger agreement are not approved by Laureate’s stockholders or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Laureate will remain an independent public company and the Company’s common stock will continue to be listed on the Nasdaq Global Select Market. In addition, if the merger is not consummated, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Laureate stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that Laureate’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors, and that Laureate’s foreign operations, in particular, will be subject to political, economic, legal, regulatory and currency-related risks. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of the Company’s common stock. From time to time, Laureate’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Laureate and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger and merger agreement are not approved by Laureate’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Laureate will be offered, or that the business, prospects or results of operations of Laureate will not be adversely impacted.

Delisting and Deregistration of the Company’s Common Stock

If the merger is consummated, the Company’s common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until Laureate and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Laureate and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 23, 2007. Laureate and Parent were notified by the FTC that early termination of the waiting period had been granted as of March 6, 2007. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Laureate or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Laureate or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds. Based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, Laureate believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

The Company and Parent have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger.

Regulatory approvals include approval by a number of the state authorizing agencies and accrediting agencies that currently approve or accredit Laureate’s institutions and their educational programs. Laureate is in the process of obtaining approvals, or confirmation that approvals will not be required, from a number of these state authorizing agencies and accrediting agencies and is continuing to take actions to obtain all other required regulatory approvals. Except as set forth below, there are no education regulatory approvals or actions that are conditions to the obligations of Parent and Merger Sub under the merger agreement.

The merger agreement requires that we submit a pre-acquisition review application to the DOE and receive a written response to the pre-acquisition review application prior to the consummation of the merger. We expect to submit a pre-acquisition review application on or about March 22, 2007. The conditions to closing under the merger agreement will not be satisfied if a response from the DOE to the pre-acquisition review application is received that includes a statement that (a) the DOE does not intend to approve the eligibility of Walden University to participate in Title IV student financial assistance programs following the effective time of the merger or (b) the DOE will impose on Walden University, as a condition of participating in the Title IV federal student financial assistance programs following the effective time of the merger, either (i) any limitation on Walden University’s ability to open new locations or add new or revise existing educational programs if such limitations, individually or in the aggregate, would reasonably be expected to cause a material adverse effect on Laureate and its subsidiaries taken a whole, or (ii) any requirement that any partner or member of Parent or any affiliate of any such partner or member assume any liability for obligations arising out of the Company’s or Walden University’s participation in or administration of the Title IV student financial assistance programs; provided, however, that Parent may not assert this condition if Parent and Merger Sub have not taken all commercially reasonable steps, including with respect to the structure and organization of Parent and Merger Sub, to ensure that the DOE’s written response does not contain any of the foregoing limitations.

Financing of the Merger

Parent estimates that the total amount of funds necessary to consummate the proposed merger and the related transactions is approximately $4 billion (which amount includes the value of shares of the Company’s common stock to be contributed to Parent by the Rollover Investors and debt on the Company’s balance sheet that will remain after consummation of the merger), consisting of approximately $3.3 billion to be paid to Laureate’s stockholders and holders of other equity-based interests in Laureate and $530 million of existing indebtedness, with the remaining funds to be used to act as a reserve to fund capital expenditures and acquisitions and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described below as promptly as practicable. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the agreements in respect thereof, each of Parent and Merger Sub is obligated to use its reasonable best efforts to arrange alternative financing from alternative sources on terms no less favorable, taken as whole, to Parent and Merger Sub (as determined in the reasonable judgment of Parent).

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received equity commitment letters from Caisse de dépôt et placement du Québec, Bregal Europe Co-Investment L.P., Citigroup Global Markets Inc. and investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co., Torreal Sociedad de Capital Riesgo de Regimen Simplificado S.A., S.A.C. Capital Management, LLC, Citigroup Private Equity, Makena Capital Management LLC, Moore Capital Management, LLC, SPG Partners, LLC, Sterling Partners and Southern Cross Capital, pursuant to which these funds and entities have committed to contribute an aggregate of approximately $2.1 billion in cash to Parent in exchange for a percentage ownership interest in Parent that will be calculated on a pro rata basis, based on commitments by the Investor Group and the valuation of any shares of the Company’s common stock to be contributed to Parent. The parties to the equity commitment letters have the right to assign all or a portion of their obligations under the equity commitment letters to one or more of their respective affiliates or entities with which they share a common investment advisor that agree to assume the obligations under the equity commitment letters, provided that the assigning parties shall remain obligated to perform their respective obligations to the extent not performed by such assignees. In addition, Citigroup Global Markets Inc.’s committed amount may be reduced, effective at the effective time of the merger, in connection with the syndication of all or a portion of that committed amount to other investors. The obligation to fund commitments under each of the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s obligation to consummate the merger. The Company is an express third party beneficiary of each of the equity commitment letters and is entitled to enforce the obligations of the parties to the equity commitment letters directly against such parties in the event of a willful and material breach of such obligations, but only to the extent of such party’s cash commitment thereunder. The equity commitment letters terminate 30 days following the valid termination of the merger agreement.

The Rollover Investors have committed to contribute an aggregate of 636,436 shares of the Company’s common stock which, based on the merger consideration of $60.50 per share of the Company’s common stock, have an aggregate value of approximately $38.5 million in exchange for a percentage ownership interest in Parent that will be calculated on a pro rata basis, based on cash commitments by the Investor Group and the valuation of any shares of the Company’s common stock to be contributed to Parent. In addition, Mr. Becker has committed to invest $25 million in equity in Parent, and has the right to, and is expected to, assign such obligation to one or more of his affiliates. Each of Messrs. Becker and Hoehn-Saric has agreed to cancel his options to purchase shares of the Company’s common stock and performance share units, as applicable, in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger. The obligations of the Sterling Founders and certain affiliated trusts are subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s obligation to consummate the merger. The shares contributed to Parent by or on behalf of the Rollover Investors  will be canceled and retired, and will not be entitled to receive any merger consideration upon consummation of the merger. The Company is an express third party beneficiary of each of the Rollover Investors’ commitment letters and is entitled to enforce the obligations of the Rollover Investors directly against the Rollover Investors in the event of a willful and material breach of such obligations, but only to the extent of each Rollover Investor’s respective commitment. Parent and each of the members of the Investor Group agreed to use commercially reasonable efforts to (a) structure the contribution by Mr. Becker of shares of the Company’s common stock to Parent in exchange for equity interests in Parent as a tax-free exchange (other than with respect to any cash received by Mr. Becker in the merger) to the extent permitted by law, (b) structure the other elements of the equity incentive plan for Mr. Becker in a tax efficient manner and (c) structure such contribution of equity and other elements of such equity incentive plan so as to avoid adverse accounting consequences for Parent, Laureate and any of their respective subsidiaries; provided, however, that under no circumstances shall any member of the Investor Group be required to take any action or agree to any amendment, waiver or modification of the merger agreement or any related agreement if such action or amendment, waiver or modification would be adverse to such person or any member of the Investor Group. The commitments of the Rollover Investors terminate 30 days following the valid termination of the merger agreement.

Debt Financing

Merger Sub has received a debt commitment letter, dated as of January 28, 2007, from Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. (the “Debt Financing Sources”) pursuant to which, subject to the conditions set forth therein:

•                    each of the Debt Financing Sources has severally and not jointly committed to provide (each committing to 50%) to Laureate or Merger Sub up to an aggregate of $1.15 billion of senior secured credit facilities for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Laureate and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of Laureate and its subsidiaries following consummation of the merger;

•                    each of the Debt Financing Sources has severally and not jointly committed to provide (each committing to 50%) to Laureate or Merger Sub up to an aggregate of $725 million of senior unsecured increasing rate loans under a bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Laureate and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

•                    each of the Debt Financing Sources has severally and not jointly committed to provide (each committing to 50%) to Laureate or Merger Sub up to an aggregate of $325 million of senior subordinated increasing rate loans under a bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Laureate and its subsidiaries and paying fees and expenses incurred in connection with the merger.

It is anticipated that Merger Sub will receive commitments from each of JPMorgan Chase & Co. and Credit Suisse to provide ten percent of the debt financing of the transaction on the same terms as the Debt Financing Sources.

The debt commitments, which, in the aggregate, total approximately $2.2 billion, expire on October 21, 2007. The documentation governing the senior secured credit facilities and the bridge facilities has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge facilities is subject to the satisfaction or waiver of a number of conditions, including, without limitation:

•                    consummation of the merger in accordance with the merger agreement and no provision thereof having been waived or amended in a manner materially adverse to the lenders (including without limitation the absence of material adverse change condition) without the reasonable consent of the Debt Financing Sources;

•                    execution and delivery of definitive documentation, closing certificates, solvency certificates and opinions with respect to the senior credit facilities and bridge facilities;

•                    consummation of the equity contributions, which (to the extent constituting other than common equity interests) must be on terms and conditions and pursuant to documentation reasonably satisfactory to the Debt Financing Sources to the extent material to the interests of the lenders;

•                    expiration of a period of not less than 20 consecutive calendar days following receipt of specific information to market the high-yield notes;

•                    absence of any competing issues of debt securities or commercial bank or other credit facilities being offered, placed or arranged (other than the high-yield notes) prior to and during the syndications of the senior secured credit facilities or bridge facilities;

•                    delivery of certain audited, unaudited and pro forma financial statements;

•                    delivery of documentation and information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and

•                    subject to certain exceptions, guarantees shall have been executed by the guarantors described below, and shall be in full force and effect and, with respect to the senior secured credit facilities, all documents and instruments required to perfect security interests in collateral shall have been executed and delivered and be in proper form for filing and none of the collateral shall be subject to any other pledges, security interest or mortgages, except for certain permitted liens.

Senior Secured Credit Facilities

General.   The borrower under the senior secured credit facilities will be Merger Sub or Laureate initially, and Laureate, as the surviving corporation in the merger, upon consummation of the merger, and one or more of its subsidiaries. The senior secured credit facilities will comprise a $650 million senior secured term loan facility with a term of seven years, a $100 million senior secured delayed draw term loan facility, which will mature on the seventh anniversary of the consummation of the merger and a $400 million senior secured multi-currency revolving credit facility with a term of seven years. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in U.S. dollars, Euros and other currencies to be agreed upon. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

The Debt Financing Sources have been appointed as joint lead arrangers and joint bookrunners for the senior secured credit facilities. The administrative agent for the senior secured credit facilities will be determined prior to the consummation of the merger, but may be one of the Debt Financing Sources. In addition, additional agents or co-agents for the senior secured credit facilities may be appointed prior to consummation of the merger.

Interest Rate and Fees.   Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at (1) a rate equal to LIBOR (London Interbank Offered Rate) (or in the case of loans denominated in Euros, EURIBOR (Euro Interbank Offered Rate)) plus an applicable margin or (2) a rate equal to the higher of (a) the prime rate of Goldman Sachs Credit Partners L.P. and (b) the federal funds effective rate plus 0.50%, plus (in either case) an applicable margin. After the consummation of the merger, the applicable margins will be subject to decrease pursuant to a leverage-based pricing grid.

In addition, Laureate will pay in connection with the consummation of the merger customary commitment fees (subject to a decrease based on leverage) and letter of credit fees under the revolving credit facilities. Upon the initial funding of the senior secured credit facilities, Merger Sub has also agreed to pay an underwriting fee to the Debt Financing Sources.

Prepayments and Amortization.   The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage costs, if applicable), and required to make mandatory prepayments of term loans with (1) net cash proceeds of non-ordinary course asset sales  and insurance and condemnation proceeds (subject to reinvestment rights and other exceptions), (2) net proceeds of issuances of debt (other than permitted debt) and (3) a percentage of Laureate’s excess cash flow (to be defined). The term loans will also have required interim amortization payments, payable quarterly, with the balance payable at the final maturity date of such term loans.

Guarantors.   All obligations under the senior secured credit facilities will be guaranteed by each existing and future direct and indirect, wholly owned domestic subsidiary of Laureate (other than certain immaterial subsidiaries to be agreed upon, other subsidiaries treated as unrestricted as to be decided and any subsidiary that owns or operates a school) and, in the case of any obligations of additional borrowers, by the borrower, in each case only to the extent permitted by applicable law, regulation and contract and to the extent such guarantee would not result in adverse tax or accreditation consequences. If any guarantee (other than a domestic guarantee) is not provided at the time of consummation of the merger despite the use of commercially reasonable efforts to do so, the delivery of the guarantee will not be a condition precedent to the availability of the senior secured credit facilities on the date on which the merger is consummated, but instead will be required to be delivered following the date on which the merger is consummated pursuant to arrangements to be agreed upon.

Security.   The obligations of the borrowers and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of the first-tier subsidiaries owned by Laureate and each guarantor of such facilities (limited, in the case of foreign subsidiaries, to 66% of the voting stock of such subsidiaries) and substantially all present and future tangible and intangible assets of Laureate and each other guarantor. If the security (other than any domestic stock pledge and any security interest capable of perfection by the filing of a Uniform Commercial Code financing statement) is not provided on the date on which the merger is consummated despite the use of commercially reasonable efforts to do so, the delivery of the security will not be a condition precedent to the availability of the senior secured credit facilities on the date on which the merger is consummated, but instead will be required to be delivered following such date pursuant to arrangements to be agreed upon.

Other Terms.   The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments and acquisitions, sales of assets, mergers and consolidations, dividends and other distributions on or redemptions of stock and prepayments of certain subordinated indebtedness. The senior secured credit agreement will not contain any financial maintenance covenants, but the availability of certain baskets and other actions will be subject to compliance with an incurrence test.  The senior secured facilities will also include customary events of default, including a change of control default.

High-Yield Debt Financing

Either Merger Sub or Laureate is expected to issue (i) $725 million in aggregate principal amount of senior unsecured notes and (ii) $325 million in aggregate principal amount of senior subordinated notes. The notes will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act. The senior unsecured and senior subordinated notes will be offered to “qualified institutional buyers,” as such term is defined in Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Bridge Facility

If the offering of notes by either Merger Sub or Laureate is not consummated substantially concurrently with the consummation of the merger, the Debt Financing Sources have committed to provide to Merger Sub or Laureate: (i) up to $725 million in loans under a senior unsecured bridge facility and (ii) up to $325 million in loans under a senior subordinated bridge facility. After consummation of the merger, Laureate will be the borrower under the bridge facilities.

If the bridge loans are not paid in full on or before the first anniversary of the effective time of the merger, the senior unsecured bridge loans will convert into extended term loans maturing on the eighth anniversary of the effective time of the merger and the senior subordinated bridge loans will convert into extended term loans maturing on the tenth anniversary of the effective time of the merger. Holders of any such senior unsecured or senior subordinated extended term loans may choose to exchange such loans for exchange notes maturing on the eighth and tenth anniversary of the effective time of the merger, respectively, and also may, if necessary for the sale of such exchange notes to an unaffiliated third party, fix the interest rate on any such exchange notes. The borrower would be required to register any exchange notes for public resale under a registration statement in compliance with applicable securities laws.

The bridge loans will bear interest at a floating rate equal to LIBOR plus a spread that increases over time, and will contain covenants customary for financings of this type, including covenants restricting the ability of the borrower, among other things and subject to exceptions, to incur or repay certain debt, to make dividends, distributions or redemptions and to incur liens. The borrower will be able to pay interest from time to time on up to $450 million of the senior unsecured bridge loans by issuing additional loans or exchange notes in an amount equal to the interest then due.

The borrower will be required to prepay the bridge loans, to prepay or offer to prepay the extended loans and to redeem or offer to purchase the exchange notes under certain circumstances, including upon certain non-ordinary course asset sales and receipt of insurance and condemnation proceeds or certain incurrences of debt (in each case, with certain exceptions) and upon a change of control of Laureate.

The Debt Financing Sources have been appointed as joint lead arrangers and joint bookrunners for the bridge facilities. Goldman Sachs Credit Partners L.P. will act as the sole administrative agent for the bridge facilities. In addition, additional agents or co-agents for the bridge facilities may be appointed prior to consummation of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Laureate’s stockholders should be aware that certain of Laureate’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Laureate’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the merger and the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Messrs. Becker and Hoehn-Saric

In addition to their involvement in Laureate, Messrs. Becker and Hoehn-Saric are partners in Sterling Partners, a private equity firm. In connection with the merger, the Sterling Founders intend to form several new entities for the purposes of owning various interests in Parent, or interests in investors in Parent, as described below. The Sterling Founders contemplate that additional partners in and/or employees of Sterling Partners and its affiliates may be offered the opportunity to participate in one or more of the newly formed entities. The newly formed entities are expected to serve the following purposes:

•       one or more such entities, which we refer to collectively as SP-L, will invest $25 million in Parent pursuant to an assignment of the equity commitment made by Mr. Becker, as described in more detail above under the caption “Financing of the Merger—Equity Financing” and below under the caption “Equity Commitment;”

•       another entity to be formed by the Sterling Founders, which we refer to as SP-L II, will receive profits interests in Parent, in consideration of and in recognition of the services provided and to be provided by affiliates of Sterling Partners and its partners and employees, including the Sterling Founders, to or for the benefit of Parent (or in anticipation of the formation of Parent) in sourcing and bringing the transaction to completion, as described in more detail below; and

•       one or more additional entities, which we refer to collectively as SP-L III, will receive profits interests in certain newly formed limited liability companies or partnerships through which several of the members of the Investor Group will make their investments in Parent. These profits interests will be issued in consideration of investment and advisory services that SP-L III has or will provide to or for the benefit of (or in anticipation of the current capitalization of) each such newly formed limited liability company or partnership, as described in more detail below.

Mr. Becker also entered into an interim investors agreement with Parent and the other members of the Investor Group that, among other things, sets forth certain terms and conditions governing the relationship among them.

•       Governance of Parent Prior to the Merger. Pending consummation of the merger, any four out of the following six parties: (i) Messrs. Becker and Taslitz, acting together, (ii) Kohlberg Kravis Roberts & Co., (iii) Citigroup Private Equity; (iv) SPG Partners, LLC, (v) S.A.C. Capital Management, LLC and (vi) Bregal Europe Co-Investment L.P. (the “Requisite Investors”) may cause Parent to act or refrain from acting in order to comply with its obligations, satisfy its closing conditions or exercise its rights under the merger agreement. The approval of the Requisite Investors is also required for Parent to enforce its rights under any of the commitment letters executed by any member of the Investor Group. Some actions, such as any modification or amendment to the merger agreement so as to increase or modify the form of the merger consideration, require the consent of each member of the Investor Group, except that in certain circumstances such actions may be taken with the approval of the Requisite Investors if they first terminate the non-consenting party’s participation in the transaction.

•       Standstill Provision. Under the interim investors agreement, until the earlier of the closing and the termination of the merger agreement, none of the members of the Investor Group (other than, but only to the extent expressly required by the cooperation agreement, Mr. Becker) may enter into any agreement, arrangement or understanding or have discussions with any other potential investor(s) or acquirer(s) of the Company or any of its representatives with respect to an alternative transaction involving the Company without the prior approval of the Requisite Investors.

•       Right to Designate Directors of Parent. Under the interim investors agreement, if the merger is consummated, the Sterling Founders will have the right to designate three directors on Parent’s board of directors. The ability of the Sterling Founders and the Sponsors to designate directors will be adjusted to reflect changes in the ownership of Parent by the Sterling Founders and the Sponsors.

•       Termination Fee. Pursuant to the interim investors agreement, any termination fee paid by Laureate or any of its affiliates as directed by Parent pursuant to the merger agreement, net of any expenses of members of the Investor Group that are required to be shared by all such parties (other than Parent), shall be promptly paid (a) 33.33% to Messrs. Becker and Taslitz, in the aggregate, and (b) 66.67% pro rata to or as directed by the other members of the Investor Group. See “The Merger and the Merger Agreement—Termination Fees.”

The foregoing summary of the interim investors agreement is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Rollover Shares

In connection with the merger agreement, the Rollover Investors entered into letter agreements with Parent (the “Rollover Commitment Letters”) pursuant to which the Rollover Investors agreed to contribute, collectively, 636,436 shares of the Company’s common stock owned by them to Parent immediately before the consummation of the merger in exchange for a percentage ownership interest in Parent that is calculated on a pro rata basis, based on cash commitments by the Investor Group and the valuation of the shares of the Company’s common stock to be contributed to Parent, with each share contributed by or on behalf of the Rollover Investors being valued at $60.50.

Equity Commitment

In connection with Mr. Becker’s Rollover Commitment Letter, Mr. Becker agreed to contribute cash of $25 million to Parent in exchange for a percentage ownership interest in Parent that will be calculated on a pro rata basis, based on cash commitments by the Investor Group and the valuation of the shares of the Company’s common stock to be contributed to Parent. Prior to the consummation of the merger, the Sterling Founders contemplate that Douglas L. Becker and SP-L will enter into an agreement by which the rights and obligations of Mr. Becker to contribute the $25 million to Parent will be assigned to SP-L.

Cancellation of Options and Performance Share Units and Grant of Deferred Compensation Account

Prior to the signing of the merger agreement, Mr. Becker had options to purchase shares of the Company’s common stock and performance share units in Laureate, and Mr. Hoehn-Saric had options to purchase shares of the Company’s common stock, which, based on the value of the merger consideration of $60.50 per share, would entitle Mr. Becker to $78,116,588 and Mr. Hoehn-Saric to $48,622,060 if such options and, in Mr. Becker’s case, performance share units, were cashed out in connection with the merger. Pursuant to Mr. Becker’s Rollover Commitment Letter and a letter agreement dated March 13, 2007 among Mr. Hoehn-Saric, Parent and the other parties thereto, Messrs. Becker and Hoehn-Saric have agreed to cancel such options and, in Mr. Becker’s case, performance share units, in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger. Parent has agreed that, assuming neither Mr. Becker nor Mr. Hoehn-Saric has exercised any options prior to consummation of the merger, the surviving corporation will establish a deferred compensation account balance plan (each, a “DCP”) with an account value of $78,116,588 for the benefit of Mr. Becker and a DCP with an account value of $48,622,060 for the benefit of Mr. Hoehn-Saric. Each DCP will be administered as described below, as agreed upon by Mr. Becker and Parent pursuant to a term sheet agreed to at the time of the signing of the merger agreement and a term sheet subsequently agreed to by Mr. Hoehn-Saric (the “Term Sheets”). On the closing date of the merger, each DCP will be credited with a number of phantom shares of common stock equal to the number of shares that Messrs. Becker and Hoehn-Saric, as the case may be, could have acquired in the merger if all of the options and performance share units, as applicable, had been canceled in exchange for a number of shares (the “Phantom Shares”) equal to the quotient of (x) the aggregate cash payment that Messrs. Becker and Hoehn-Saric, as the case may be, would have received (based on the per share merger consideration of $60.50) on a pre-tax basis, in respect of such canceled options and performance share units, as applicable, on the closing date divided by (y) the value of one share of common stock of the surviving corporation as it exists immediately after giving effect to the consummation of the merger (the “Deal Price”).

Each of Messrs. Becker and Hoehn-Saric will be fully vested at all times in his respective DCP. Upon the earliest to occur of (a) a Change of Control (as defined below), (b) in the case of Mr. Becker, any termination of his employment by the surviving corporation or by him, (c) in the case of Mr. Hoehn-Saric, any termination of his membership on the board of directors of the surviving corporation or the general partner of Parent or (d) the seventh anniversary of the closing date of the merger, Messrs. Becker or Hoehn-Saric, as the case may be, will be entitled to receive, or commence receiving, payment, in cash, less any applicable tax withholding, of his DCP Account Balance (as defined below) as follows: (i) if the event giving rise to payment under the DCP is either a termination of Messrs. Becker’s or Hoehn-Saric’s employment or board membership, as applicable, or the seventh anniversary of the closing date of the merger: (A) if the DCP Account Balance is less than (x) in the case of Mr. Becker, $50 million, and (y) in the case of Mr. Hoehn-Saric, $31 million, it will be paid in a lump sum; (B) if the DCP Account Balance is equal to or greater than (x) in the case of Mr. Becker, $50 million but less than $100 million, and (y) in the case of Mr. Hoehn-Saric, $31 million but less than $62 million, then (i) $50 million (in the case of Mr. Becker) or (ii) $31 million (in the case of Mr. Hoehn-Saric) of such balance will be paid on the date of such event and the remainder will be paid on the first anniversary of such date; and (C) if the DCP Account Balance is greater than (x) in the case of Mr. Becker, $100 million, and (y) in the case of Mr. Hoehn-Saric, $62 million, then (i) $50 million (in the case of Mr. Becker) or (ii) $31 million (in the case of Mr. Hoehn-Saric) of such balance will be paid on each of such event date and the first anniversary thereof, and the remainder of such balance will be paid on the second anniversary of the event date; and (ii) if the event giving rise to such payment is a Change of Control, a lump sum payment shall be made on the date of the Change of Control.

The term “Change of Control” shall mean, for purposes of the applicable DCP and the Incentive Profits Interests (as discussed below), the first to occur of either of the following:

•       the sale of all or substantially all of the assets of Parent or the surviving corporation, as applicable, to a person (or group of persons acting in concert); or

•       the sale by Parent, any member of the Investor Group or any of their respective affiliates to a person (or group of persons acting in concert) that results in more than 50% of the equity interests of Parent or of the surviving corporation, as applicable, being held by a person (or group of persons acting in concert), which may include any member of the Investor Group or any of their respective affiliates; provided, however that in no event will any relationship among any member of the Investor Group created by the occurrence of the transactions contemplated by the merger agreement be deemed to create a group for this purpose;

which also results in any person or group of persons acting in concert that acquired more than 50% of the equity interests of Parent, or the surviving corporation, as applicable, having the ability to appoint a majority of the applicable board of directors.

The term “DCP Account Balance” shall mean the amount equal to the sum of:

•       the product of the number of Phantom Shares credited to the DCP and the lesser of:

•        the Deal Price; and

•        the Fair Market Value (as defined in the Term Sheets) per share on the date on which the event giving rise to the payment being made occurs; plus

•       if the Fair Market Value is greater than the Deal Price (each described directly above), an amount of interest equal to 5% per annum, as if such interest had accrued on the amount in the applicable DCP from the closing date of the merger through the applicable payment date(s).

Grant of Incentive Profits Interests

In respect of services that Mr. Becker is to perform for, or for the benefit of, Parent and the surviving corporation and its affiliates, Mr. Becker will be granted a profits interest (“Incentive Profits Interests”) in Parent that will provide for the right to receive a percentage of the profits of Parent after the members of the Investor Group have received a return of their equity investment in Parent. The Incentive Profits Interests are anticipated to represent between 20% to 25% of the 10% option pool to be established at the surviving corporation after the merger.

One half of the Incentive Profits Interests will be vested based on time (“Time Profits Interests”) and the remaining half will be vested based on performance (“Performance Profits Interests”). Of the Time Profits Interests, one third of such Time Profits Interests will be fully vested on the date of grant. Subject to Mr. Becker’s continued employment with the surviving corporation and its affiliates after the merger, the remaining two thirds of such Time Profits Interests will vest 20% on each of the first five anniversaries of the date of grant.

Subject to Mr. Becker’s continued employment with the surviving corporation and its affiliates after the merger, the Performance Profits Interests will vest 20% beginning on March 31, 2008 and thereafter 20% on each of the next four anniversaries of March 31, 2008, provided that the surviving corporation achieves 100% of the annual pro-rata EBITDA target set forth in the business plan of the surviving corporation as presented by management for each of fiscal years 2007 through 2011 (each such target as set forth in Mr. Becker’s Term Sheet, an “Annual Pro Rata EBITDA Target”).

In any given year, if Laureate does not meet 100% of the Annual Pro Rata EBITDA Target, the Performance Profits Interests may still become vested as follows:

•       if at least 95% of the Annual Pro Rata EBITDA Target is achieved, 75% of the applicable portion of the Performance Profits Interests that would have then vested will become vested; and

•       if at least 90% of the Annual Pro Rata EBITDA Target is achieved, 50% of the applicable portion of the Performance Profits Interests that would have then vested.

Performance Profits Interests also may vest on a “catch-up” basis. If in any subsequent fiscal year 100% of the applicable Annual Pro Rata EBITDA Target for such subsequent fiscal year is achieved, all Performance Profits Interests which did not previously vest will become vested.

Any unvested Incentive Profits Interests will be forfeited upon a termination of Mr. Becker’s employment with the surviving corporation for any reason. All unvested Incentive Profits Interests shall become vested upon a Change of Control.

Grant of Deal Profits Interest

In consideration of and in recognition of the services provided and to be provided by affiliates of Sterling Partners and its partners and employees, including the Sterling Founders, to the Investor Group in sourcing and bringing the merger to completion, SP-L II is being granted a fully vested 5.5% profits interest in Parent (“Deal Profits Interest”), based upon the total equity investment in Parent as of the effective time of the merger. SP-L II will be entitled to its share of the profits of Parent for such Deal Profits Interests only after the members of the Investor Group have received distributions sufficient to return their total equity invested in Parent and an internal rate of return of 5% on their equity invested in Parent.

Carried Interests

Each of the members of the Investor Group, other than Citigroup Global Markets Inc. and SCP II, and the funds affiliated or managed by KKR 2006 Limited, Citigroup Private Equity and SPG Partners, LLC, has agreed to grant SP-L III an additional profits interest in connection with the transaction. We refer to these investors as Carry Investors. Each Carry Investor will make its investment in Parent through a newly formed limited liability company or partnership. SP-L III has or will provide investment and advisory services to or for the benefit of (or in anticipation of the formation of) the applicable investment vehicle in connection with the purchase, holding and disposition by the applicable investment vehicle of its interests in Parent. In consideration of these services, SP-L III shall generally receive a 10% profits interest in the applicable investment vehicle, which will be payable after the Carry Investor has received distributions representing a return of such Carry Investor’s capital investment in Parent. However, with respect to Bregal Europe Co-Investment L.P. and any other Carry Investor who so elects, SP-L III will receive profits distributions in Bregal Europe Co-Investment L.P.’s Carry Entity based on the following formula:

•       first, 100% of the distribution will be paid to Bregal Europe Co-Investment L.P. until Bregal Europe Co-Investment L.P. has received aggregate distributions equal to its capital contribution plus an internal rate of return of 8% on its investment;

•       second, 100% of the distribution will be paid to SP-L III until SP-L III has received an amount equal to 10% of the applicable investment vehicle’s total profits with respect to the interests in Parent;

•       third, 90% of the distribution will be paid to Bregal Europe Co-Investment L.P. and 10% of the distribution will be paid to SP-L III until Bregal Europe Co-Investment L.P. has received aggregate distributions equal to an internal rate of return of 20% on its investment;

•       fourth, 100% of the distribution will be paid to SP-L III until SP-L III has received an amount equal to 12.5% of the applicable investment vehicle’s total profits with respect to the interests in Parent; and

•       thereafter, 87.5% of the distribution will be paid to the Carry Investor and 12.5% of the distribution will be paid to SP-L III.

In addition, pursuant to a partnership agreement, the general partner of SCP II is entitled to receive 20% of SCP II’s cumulative net profits, provided that investors in SCP II earn a return on their investment of at least 8%. The timing of distributions by SCP II to the general partner in respect of this 20% “carried interest” depends on a number of circumstances. The Sterling Founders, together with other partners of the general partner of SCP II, will share in any distribution of such carry interest.

Laureate Equity Compensation and Bonus Plans

Except as described below under “—New Arrangements with the Surviving Corporation After Closing—Equity Rollover Commitments,” except as otherwise agreed by Parent and a holder of options to acquire the Company’s common stock or of unvested restricted shares, or as otherwise provided in the merger agreement, to the extent applicable, outstanding options, unvested restricted shares and performance share units will, as of the effective time of the merger, be treated as follows:

•       all outstanding options to acquire the Company’s common stock will be canceled and, in exchange for such cancellation, each holder will be entitled to receive from the surviving corporation promptly following the effective time of the merger a cash payment equal to the number of shares of the Company’s common stock underlying the holder’s option or options multiplied by the amount by which $60.50 exceeds the exercise price for each share of the Company’s common stock underlying the option or options, without interest and less any applicable withholding taxes;

•       each unvested Company restricted share outstanding immediately prior to the effective time of the merger will vest and become free of restrictions and will be canceled and converted into the right to receive $60.50, without interest and less any applicable withholding taxes, in the merger; and

•       the performance share units and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Becker, and, to the extent not previously exercised, the options to purchase shares of the Company’s common stock held by Mr. Hoehn-Saric, are expected to be cancelled in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The merger agreement provides that, in connection with the consummation of the merger, specified unvested options to purchase the Company’s common stock and specified unvested Company restricted shares will be canceled without payment therefor and, in lieu of making the payments described above, the surviving corporation will establish a retention bonus award plan, pursuant to which each holder of such a canceled option or restricted share will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equivalent to the amount the holder otherwise would have received for such award promptly following the consummation of the merger in respect of such canceled options and restricted shares, provided that the holder remains employed by the surviving corporation through the first (or second, for certain employees) anniversary of the consummation of the merger.

The table below sets forth, as of March 15, 2007 (for each of our “named executive officers” and our other executive officers): (a) the number of stock options held by such person, including unvested stock options that will vest (or, in Mr. Becker’s case, be cancelled) upon the consummation of the merger,

(b) the cash payment that may be (or, in Mr. Becker’s case, would have been) made in respect of the foregoing stock options upon the consummation of the merger, (c) the aggregate number of restricted shares that will vest upon consummation of the merger, (d) the aggregate cash payment that will be (or, in Mr. Becker’s case, would have been) made in respect of the foregoing restricted shares upon the consummation of the merger, (e) the cash payment that will be (or, in Mr. Becker’s case, would have been) made in respect of all other shares owned by such person (as reflected in the table on pages 109 and 110 of this proxy statement, including shares of the Company’s common stock owned through employee benefit plans, but excluding stock options and restricted shares) upon consummation of the merger, and (f) the total cash payment such person will receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes, or in Mr. Becker’s case, would have received had he not entered into the rollover commitment).

	Vested and Unvested Stock Options		Restricted Shares		Cash Payment for Other
Name	Number	Cash Payment	Number	Cash Payment	Beneficially Owned Shares	Total Cash Payment
Douglas L. Becker(1)	1,638,010	$68,073,588	196,000	$11,858,000	$26,659,688	$104,776,276
Raph Appadoo	588,491	27,368,393	45,813	2,771,687	2,353,632	32,493,711
William C. Dennis, Jr.	200,001	4,988,305	48,000	2,904,000	419,568	8,311,872
Paula R. Singer	77,000	2,491,730	32,000	1,936,000	328,697	4,756,417
Daniel M. Nickel	60,000	850,000	18,000	1,089,000	786,500	2,725,500
Rosemarie Mecca	85,000	1,201,050	63,000	3,811,500	457,804	5,470,354
Robert W. Zentz	104,000	3,039,990	10,000	605,000	—	3,644,990

(1)          Restricted Shares amount includes 166,000 performance share units. Reflects the payments that would be received if Mr. Becker were to receive the merger consideration for all equity interests he holds. Mr. Becker intends to donate to charitable organizations 50,000 shares of the Company’s common stock prior to the stockholder meeting and will not receive any cash compensation in connection with the cancellation of those shares. Mr. Becker has agreed to reinvest and/or roll over his remaining shares of the Company’s common stock pursuant to the equity rollover commitments described on pages 7 and 73 of this proxy statement, with the exception of the shares of the Company’s common stock attributable to Mr. Becker in the 401(k) Plan, which will be canceled and converted into the right to receive $60.50 in cash per share, without interest and less any applicable withholding taxes, as described beginning on page 85 of this proxy statement.

New Stock Option Plan

In connection with the consummation of the merger, the surviving corporation will adopt a new stock option plan under which it is contemplated that approximately [           ] employees (including the executive officers) will be eligible to receive options to acquire the stock of the surviving corporation. We expect that the new option plan will permit the grant of options covering up to approximately 7.5% to 8.0% of the fully diluted equity of the surviving corporation immediately after consummation of the merger. It is expected that a majority of all of the options under the new option plan will be granted on or shortly after the consummation of the merger. A portion of the options will vest solely based upon continued employment over a specific period of time and a portion of the options will vest based both upon continued employment over a specific period of time and upon the achievement of predetermined performance targets over time. Options granted under the plan will have an exercise price equal to the fair market value of the stock of the surviving corporation on the date of grant. The aggregate size of the option grants to certain Rollover Investors and to the other executive officers have not yet been determined.

Retention Agreements

In connection with signing the merger agreement, Laureate entered into executive retention agreements (each an “Executive Retention Agreement,” and collectively, the “Executive Retention

Agreements”) with each of Raph Appadoo, William Dennis, Paula R. Singer, Robert W. Zentz, Rosemarie Mecca, Daniel M. Nickel, Luis Lopez and Ricardo Berckemeyer (each an “Executive”). The Executive Retention Agreements provide certain severance payments and benefits, including payments and benefits in connection with a “change of control” (as defined below), and supersede any prior agreements the Executive entered into with the Company. Each Executive Retention Agreement has a three-year term which automatically renews for additional one-year terms under certain circumstances. For purposes of the Executive Retention Agreements, “change of control” means any of the following events:

•       a merger or consolidation to which Laureate is a party if the individuals and entities who were stockholders of Laureate immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

•       the direct or indirect “beneficial ownership” in the aggregate of Laureate’s securities representing 40% or more of the total combined voting power of Laureate’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Laureate or any corporation controlled by Laureate shall not constitute a “change of control”;

•       the sale of the properties and assets of Laureate, substantially as an entirety, to any person or entity which is not a wholly owned subsidiary of Laureate;

•       the stockholders of Laureate approve any plan or proposal for the liquidation of the Company; or

•       a change in the composition of Laureate’s board of directors at any time during any consecutive 24-month period such that the “Continuity Directors” cease for any reason to constitute at least 51% of Laureate’s board of directors. “Continuity Directors” means those members of Laureate’s board of directors who either (a) were directors at the beginning of such consecutive 24-month period, or (b) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing board of directors.

The terms of each Executive Retention Agreement provide that if the Executive’s employment is terminated by Laureate during the term of the Executive Retention Agreement other than due to “Disability” or for “Cause” (each as defined below), then the Executive is entitled to receive, in addition to certain accrued amounts and subject to the execution of a release and restrictive covenants agreement, (i) a lump sum severance payment in an amount equal to one and one-half times the sum of the Executive’s annual salary and annual target bonus under Laureate’s annual incentive compensation plan, (ii) continued health care coverage for 18 months, (iii) outplacement assistance and (iv) a lump sum payment under each of Laureate’s annual incentive plan and long-term incentive plan assuming the applicable target had been attained, which payments shall be pro-rated for the number of months of the performance period that have elapsed.

For purposes of the Executive Retention Agreements, “Disability” means the Executive’s inability to perform all of the Executive’s duties by reason of illness, physical or mental disability or other similar incapacity, as determined by the Chief Executive Officer of Laureate in his or her sole discretion, which inability shall continue for more than three consecutive months.

For purposes of the Executive Retention Agreements, “Cause” means (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of Laureate’s assets; (iv) intentional violations of law involving moral turpitude; (v) failure to follow Laureate’s business conduct and ethics policy; and/or (vi) the continued failure by the Executive to attempt in good faith to perform his or her duties as reasonably assigned by Laureate’s Chief Executive Officer to the Executive for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged the Executive has not attempted in good faith to perform such duties.

In addition, the terms of each Executive Retention Agreement provide that if, during the period commencing six months prior to the execution of an agreement, the consummation of which would result in a “change of control” and ending upon the earlier of (i) the expiration of the 18-month period which commenced on the date of the “change of control” or (ii) the abandonment of the “change of control” by the parties, the Executive voluntarily terminates his or her employment with Laureate due to a “material alteration” of his or her employment, then the Executive is also entitled to receive the aforementioned severance payments and benefits.

For purposes of the Executive Retention Agreements, an Executive’s employment shall be “materially altered” if (i) there is a material reduction in duties or adverse change in conditions of employment; (ii) a relocation of Executive’s office in excess of 30 miles is required; (iii) there is a change in reporting relationship; or (iv) the Executive’s targeted total compensation is decreased; and upon written notice by the Executive, Laureate fails to cure such alteration within 30 days.

In addition to the aforementioned payments and benefits, each Executive Retention Agreement provides that the Executive will be provided with an additional payment in the event that the aggregate present value of payments made to the Executive in connection with a change of control exceed, by more than 10%, the Executive’s safe harbor amount under Section 280G of the Internal Revenue Code; otherwise payments made to the Executive would be capped to prevent any excise tax from being assessed against the Executive.

The terms of each Executive Retention Agreement also provide that each Executive’s outstanding stock option and restricted share awards vest immediately and fully upon the consummation of the change of control.

The merger will constitute a “change of control” for purposes of the Executive Retention Agreements.

Laureate Director Compensation Arrangements and Other Interests

As of March 15, 2007, our directors, other than Messrs. Becker and Hoehn-Saric, held options to purchase an aggregate of 193,000 shares of the Company’s common stock at a weighted average exercise price of $38.75 per share. As of March 15, 2007, Messrs. Becker and Hoehn-Saric held options to acquire 1,638,010 shares and 1,036,011 shares, respectively, of the Company’s common stock at weighted average exercise prices of $18.94 and $13.57, respectively. As with our employees generally, outstanding options (whether exercisable or not exercisable) to purchase the Company’s common stock held by our directors (other than Messrs. Becker and Hoehn-Saric) will be canceled and, in exchange for such cancellation, the holder will be entitled to receive for each share of the Company’s common stock underlying an option $60.50 less the exercise price (without interest and less any applicable withholding taxes). Based on the number of options and other beneficially owned shares of the Company’s common stock held by the Company’s directors (other than Messrs. Becker and Hoehn-Saric) as of March 15, 2007, the aggregate cash payment that will be made to such directors upon the consummation of the merger is anticipated to be $187,989,867, based on a cash merger consideration of $60.50 per share.

Mr.  Wilson, the chairman of the special committee will receive remuneration at a monthly rate of $40,000 for months in which time spent on special committee duties exceeds 100 hours, $30,000 in months in which time spent on special committee duties is between 50 and 100 hours and $20,000 in months in which time spent on special committee duties is less than 50 hours, plus expenses, in consideration of his acting in such capacity, and Mr. McGuire will receive remuneration at a monthly rate of $30,000 for months in which time spent on special committee duties exceeds 100 hours, $22,500 in months in which time spent on special committee duties is between 50 and 100 hours and $15,000 in months in which time spent on special committee duties is less than 50 hours, plus expenses, in consideration of his acting in such capacity. At the request of Mr. Pollock, Mr. Pollock will not receive remuneration for his services as a member of the special committee but will be reimbursed for any expenses incurred while acting in such capacity. The members of the board of directors (excluding Messrs. Becker and Hoehn-Saric) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the merger. John A. Miller, a member of Laureate’s Board of Directors, is a limited partner in Sterling Partners. Mr. Miller has arranged with Sterling Partners so that he will not participate in SCP II’s investment in Parent and Mr. Miller will not receive any economic benefit from the merger realized by Sterling Partners, any of the Sterling Founders or any of their affiliates.

Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation shall, to the greatest extent permitted by law, indemnify and hold harmless (and comply with all of the Company’s and its subsidiaries’ existing obligations to indemnify and hold harmless and to advance funds for expenses) (i) the present and former officers and directors of the Company and its subsidiaries against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time of the merger, including, without limitation, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

For a period of six years after the effective time of the merger, the surviving corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date of the merger agreement by the Company and its subsidiaries. Alternatively, the surviving corporation may substitute policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered person in respect of claims arising from facts or events that existed or occurred before the effective time of the merger; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the current policies (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. In lieu of the foregoing coverage, Parent may direct the surviving corporation to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of the Company’s common stock whose shares of the Company’s common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a corporation created or organized under the laws of the United States or any of its political subdivisions;

•       a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•       an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds the Company’s common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding the Company’s common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of the Company’s common stock as capital assets, and may not apply to shares of the Company’s common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Parent or the surviving corporation after the merger, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold the Company’s common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of the restricted shares or options to purchase shares of the Company’s common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of the Company’s common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Company’s common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Unless an exemption applies and is established in the proper manner, backup withholding of tax may apply to cash payments received by a non-corporate stockholder in the merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. The letter of transmittal that will be sent to each Laureate stockholder following consummation of the merger will include a Substitute Form W-9 which should be completed, signed and returned to the disbursing agent to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the disbursing agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       Laureate is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Laureate’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Internal Revenue Code of 1986, as amended (the “Code”) and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Laureate believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the disbursing agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received in the merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of the Company’s common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Certain Relationships Between Parent and Laureate

There are no relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Laureate or any of its affiliates, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement other than in respect of the merger agreement and those arrangements described above under “—Background of the Merger” and
“—Interests of the Company’s Directors and Executive Officers in the Merger.”

Litigation Related to the Merger

Since the public announcement of the proposed transaction among Laureate, Parent and Merger Sub, two civil actions have been commenced in the Circuit Court for Baltimore City, Maryland alleging that the directors of Laureate have breached their fiduciary duties by pursuing the proposed transaction. The actions seek to enjoin the consummation of the transaction or, in the event that the transaction is consummated, to rescind the transaction or to obtain an award of damages in an unspecified amount. Laureate, all of its directors, and many of the members of the Investor Group have been named as defendants. The actions purport to have been brought on behalf of a class consisting of all of Laureate’s stockholders except for the defendants and their affiliates. Laureate believes that the claims asserted in the actions are without merit and intends to defend the actions vigorously.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $25,102,439. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$102,439
Printing, proxy solicitation and mailing expenses	200,000
Financial, legal, accounting and tax advisory fees and expenses	24,550,000
Miscellaneous expenses	250,000
Total	$25,102,439

THE MERGER AND THE MERGER AGREEMENT

(PROPOSAL NO. 1)

This section of the proxy statement describes the material terms of the merger and the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. We have included this description of the merger agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides that, as soon as reasonably practicable (but in no event, later than the second business day) after the day on which the conditions to the merger are satisfied or waived, Merger Sub, a direct subsidiary of Parent, will merge with and into us, with Laureate continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a direct subsidiary of Parent. Following the satisfaction or waiver of the conditions to the merger, Laureate and Merger Sub will file articles of merger with the State Department of Assessments and Taxation of Maryland. The merger will become effective at the time the articles of merger are filed with and accepted of record by the State Department of Assessments and Taxation of Maryland (or at a later time, if agreed upon by Laureate and Merger Sub and specified in the articles of merger) (the “effective time”).

We expect that the merger will be consummated as promptly as practicable after all conditions to the merger, including the vote of our stockholders in favor of the merger and the merger agreement and, if necessary, the expiration of the marketing period described below, have been satisfied or waived. However, if the merger is not consummated by the 15th day of a month in which all the conditions to closing have been satisfied, at the option of Merger Sub, the merger may not be consummated until the first business day of the next month. The merger is subject to the availability of financing to be arranged by Parent and Merger Sub as described under the caption “Special Factors—Financing of the Merger”. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to consummate the merger as promptly as practicable.

We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances whether before or after the approval of the merger agreement by stockholders. You can find additional details on termination of the merger agreement under the caption “—Termination of the Merger Agreement.”

Merger Consideration

At the effective time of the merger, unless otherwise agreed between a holder and Parent, each share of the Company’s common stock (including any restricted shares) issued and outstanding immediately prior to the effective time of the merger, including shares of the Company’s common stock held in the respective 401(k) accounts of each of Messrs. Becker and Hoehn-Saric, other than the shares of the Company’s common stock owned by Parent immediately prior to the effective time of the merger, including shares acquired by Parent from the Rollover Investors, will automatically be canceled and will cease to exist and will be converted into the right to receive $60.50 in cash, without interest and less any applicable withholding taxes.

There are no dissenters’ or appraisal rights available with respect to the merger.

Treatment of Options, Restricted Shares and Performance Share Units

Except as otherwise agreed by Parent and a holder of options to acquire the Company’s common stock or of unvested restricted shares, or as otherwise provided in the merger agreement, to the extent applicable, outstanding options, unvested restricted shares and performance share units will, as of the effective time of the merger, be treated as follows:

•                    all outstanding options to acquire the Company’s common stock will be canceled and, in exchange for such cancellation, each holder will be entitled to receive from the surviving corporation promptly following the consummation of the merger a cash payment equal to the number of shares of the Company’s common stock underlying the holder’s option or options multiplied by the amount by which $60.50 exceeds the exercise price for each share of the Company’s common stock underlying the option or options, without interest and less any applicable withholding taxes;

•                    each unvested Company restricted share outstanding immediately prior to the consummation of the merger will vest and become free of restrictions and will be canceled and converted into the right to receive $60.50, without interest and less any applicable withholding taxes, in the merger; and

•                    the performance share units and, to the extent not previously exercised, options to purchase shares of the Company’s common stock held by Mr. Becker, and, to the extent not previously exercised, the options to purchase shares of the Company’s common stock held by Mr. Hoehn-Saric, are expected to be cancelled in exchange for the surviving corporation establishing a new deferred compensation plan for each of them, under which plans these two individuals will have rights to receive cash payments in the future, which plans will have an aggregate initial value of approximately $126.7 million, assuming Messrs. Becker and Hoehn-Saric do not exercise any options to purchase shares of the Company’s common stock prior to the consummation of the merger.

The merger agreement provides that, in connection with the consummation of the merger, specified unvested options to purchase the Company’s common stock and specified unvested Company restricted shares will be canceled without payment therefor and, in lieu of making the payments described above, the surviving corporation will establish a retention bonus award plan, pursuant to which each holder of such a canceled option or restricted share will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equivalent to the amount the holder otherwise would have received for such award promptly following the consummation of the merger in respect of such canceled options and restricted shares, provided that the holder remains employed by the surviving corporation through the first (or second, for certain employees) anniversary of the consummation of the merger.

The effect of the merger on our other employee benefit plans is described below under “—Employee Benefits.”

Payment for the Shares

Before the merger, Parent will designate a bank or trust company reasonably satisfactory to us to make payment of the merger consideration and the payments for company options as described above. Promptly after the effective time, Parent shall cause to be deposited, in trust with the paying agent, the funds appropriate to pay the merger consideration to the stockholders and the payments to holders of company options.

Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of the Company’s common stock.

As promptly as practicable after the effective time, the surviving corporation will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time, such cash will be returned to Parent or the surviving corporation upon demand, subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, the recipient must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the effective time, Laureate’s Articles of Incorporation, as amended, as in effect immediately prior to the effective time will be the charter of the surviving corporation, until thereafter amended in accordance with their terms and applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the Bylaws of the surviving corporation until thereafter amended in accordance with their terms and applicable law. In addition, the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation and the officers of Laureate (other than those who Parent determines shall not remain as officers of the surviving corporation) will remain the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by Laureate, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For these reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The representations and warranties made by Laureate to Parent and Merger Sub include representations and warranties relating to, among other things:

•                    due organization, power and standing and other corporate matters;

•                    authorization, execution, delivery and enforceability of the merger agreement and related matters;

•                    the consents Laureate is required to obtain and the regulatory filings Laureate is required to make in connection with entry into the merger agreement and consummating the merger and related transactions;

•                    absence of conflicts with, violations of or default under organizational documents, contracts, judgments, orders, laws or regulations as a result of execution, delivery and performance of the merger agreement and consummating the merger and related transactions;

•                    capitalization;

•                    subsidiaries and joint ventures;

•                    the accuracy and completeness of the information contained in the reports and financial statements that Laureate has filed with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

•                    compliance with the Sarbanes-Oxley Act of 2002 and establishment and maintenance of internal financial controls;

•                    undisclosed liabilities;

•                    the accuracy and compliance of this proxy statement and related SEC filings with applicable legal requirements;

•                    the absence of certain changes or events since September 30, 2006;

•                    the absence of litigation;

•                    tax matters, employee benefit plans and ERISA compliance;

•                    compliance with applicable laws;

•                    the absence of undisclosed finder’s fees;

•                    the receipt of opinions from our financial advisors; and

•                    anti-takeover provisions.

The representations and warranties made by Parent and Merger Sub to Laureate include representations and warranties relating to, among other things:

•                    due organization, power and standing and other corporate matters;

•                    authorization, execution, delivery and enforceability of the merger agreement and related matters;

•                    the consents Parent and Merger Sub are required to obtain and the filings they are required to make in connection with entering into the merger agreement and consummating the merger and related transactions;

•                    the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of execution, delivery and performance of the merger agreement and consummating the merger and related transactions;

•                    the accuracy of the information supplied for this proxy statement;

•                    the absence of undisclosed finder’s fees;

•                    sufficiency and effectiveness of, and no default under, the financing commitments, including the equity rollover commitments, and absence of undisclosed conditions with respect thereto;

•                    conduct of business of Merger Sub;

•                    absence of undisclosed voting arrangements among investors in Parent in respect of company acquisition proposals and superior proposals; and

•                    compliance with applicable laws.

Many of Laureate’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Laureate means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of Laureate and our subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a material adverse effect on Laureate: (A) any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) in general economic or political conditions or in the financial or securities markets, (B) any Effect generally affecting, or resulting from general changes or developments in, the industries in which Laureate and its subsidiaries operate, (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded), (D) any change in the price or trading volume of Laureate’s common stock in and of itself (provided that the underlying causes of such changes shall not be excluded), (E) any Effect that is demonstrated to have resulted from the announcement of the merger, or the identity of Parent or any of its affiliates as the acquiror of Laureate, (F) compliance with the terms of, or the taking of any action required by, the merger agreement consented to in writing by Parent, (G) any acts of terrorism or war (other than any such acts that causes any damage or destruction to or renders unusable any facility or property of Laureate or any of our subsidiaries or that renders any of the foregoing facilities or properties inaccessible for a period of more than 20 calendar days), (H) changes in generally accepted accounting principles or their interpretation, or (I) any weather-related event (other than any such event that causes any damage or destruction to or renders unusable any facility or property of Laureate or any of its subsidiaries or that renders any of the foregoing facilities or properties inaccessible for a period of more than 20 calendar days), except, in the case of clauses (A) and (B), to the extent such Effects would be reasonably likely to have a materially disproportionate impact on the assets or liabilities, business, financial condition or results of operations of Laureate and our subsidiaries, taken as a whole, relative to other for-profit industry participants.

Conduct of Business Pending the Merger

Until the effective time, except as expressly consented to in writing by Parent (which consent shall not be unreasonably withheld), Laureate is obligated to, and to cause its subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice. In addition, during this period, Laureate shall not, and shall not permit any of its subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

•       propose or adopt any change in our organizational or governing documents;

•       merge or consolidate Laureate or any of its subsidiaries (other than the merger and other than transactions solely among us and/or our wholly owned subsidiaries that would not result in a material increase in our tax liability);

•       sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture) (other than the merger and other than transactions solely among us and/or its subsidiaries that would not result in a material increase in our tax liability);

•       fail to comply with certain covenants, relating to indebtedness, equity securities and liens, in our existing credit facility;

•       offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to compete with or impede the debt financing arranged by Parent to fund the merger and related transactions or cause the breach of any provisions of the commitments in respect thereof or cause any condition set forth in those commitments not to be satisfied;

•       make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other person, except for transactions solely among us and/or our wholly owned subsidiaries or as required by existing contracts or transactions that do not exceed $200,000,000 in the aggregate;

•       authorize any capital expenditures in excess of $10,000,000 per project or related series of projects of $50,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s 2007 budget or carried over from the 2006 budget and approved development plans;

•       enter into or amend any contract with any executive officer (except for certain specified change in control agreements), director or other affiliate of Laureate or any of its subsidiaries or any person beneficially owning 5% or more of Laureate’s common stock;

•       except for specified exceptions, (i) split, combine or reclassify any securities of Laureate or its subsidiaries or amend the terms of any such securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any such securities, or (iii) grant, issue or offer to grant or issue any such securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any such securities;

•       except for specified exceptions, (i) adopt, amend or terminate any benefit plan or enter into, amend or terminate any collective bargaining agreement or any employment, severance, retention, termination, indemnification, change in control or similar agreement with any current, former or retired employee, officer, consultant, independent contractor or director of Laureate or any of its material subsidiaries, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Laureate benefit plan, (iii) increase in any manner the compensation or fringe benefits of any current, former or retired employee, officer, consultant, independent contractor or director of Laureate or any of its material subsidiaries by an amount in excess of $1,000,000, in the aggregate or (iv) grant any severance or termination pay to any current, former or retired employee, officer, consultant, independent contractor or director of Laureate or any of its material subsidiaries;

•       settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of Laureate and other than any litigation relating to the transactions contemplated by the merger agreement;

•       other than in the ordinary course of business consistent with past practice or as required by law, make or change any material tax election, or settle or compromise any material tax liability of Laureate or any of our subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of taxes of Laureate or its subsidiaries, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

•       make any change in financial accounting methods or method of tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Laureate or its subsidiaries, except insofar as may have been required by a change in U.S. generally accepted accounting principles or law;

•       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Laureate or any of its subsidiaries (other than the merger and consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Laureate), or a letter of intent or agreement in principle with respect thereto;

•       approve, adopt or enter into any stockholders’ rights plan or other anti-takeover measure unless it excludes Parent, Merger Sub and any of their respective members, stockholders and affiliates from its operation in all respects;

•       take any action that would cause any takeover statute to apply to the merger agreement, the merger or the transactions contemplated by the merger agreement;

•       take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Laureate to consummate the merger or the other transactions contemplated by the merger agreement; or

•       authorize, agree or commit to do any of the foregoing.

Efforts to Consummate the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including:

•       preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities, including federal and state education authorities and accrediting bodies, or other persons; and

•       in the case of Parent, enforcing any remedies available to Parent in the interim investors agreement between Parent and the members of the Investor Group.

In no event, however, shall any member or other holder of interests in Parent or any affiliate of any member of or other holder of interests in Parent be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of Laureate and our subsidiaries.

Parent and Merger Sub have agreed to use their reasonable best efforts to arrange the debt financing to fund the merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the merger. Laureate has agreed to cooperate in connection with the financing. See “Special Factors—Financing of the Merger” for a description of the financing arranged by Parent to fund the merger and related transactions.

Parent and Merger Sub have also agreed to use their reasonable best efforts to arrange alternative debt financing on terms not less favorable, taken as a whole, to Parent and Merger Sub (as determined in Parent’s reasonable judgment) than those contemplated by the financing commitments in the event any portion of such debt financing becomes unavailable.

Parent has agreed that neither it nor any of its affiliates may award any firm or person other than Goldman Sachs and Citigroup Global Markets, Inc. any financial advisory role on an exclusive basis (or until 11:59 p.m., Eastern time, on March 14, 2007, any additional firm or person, other than certain specified firms, on a non-exclusive basis), or engage any bank or investment bank or other provider of financing on an exclusive basis, in connection with the merger and the transactions contemplated by the merger agreement, except that after 11:59 p.m., Eastern time, on March 14, 2007, Parent may engage one additional provider of debt financing and one additional financial advisor, in each case, on an exclusive basis. Until 11:59 p.m., Eastern time, on March 14, 2007, and subject to limited exceptions, neither Parent nor any of its affiliates was permitted to seek or obtain, or engage in substantive discussions in respect of, any equity commitments or equity financing in respect of the merger or the other transactions contemplated by the merger agreement, other than certain agreed persons, sources other than persons principally involved in the private equity business (subject to a maximum aggregate equity commitment of $250,000,000) and as provided in the equity financing commitments executed in connection with the merger, or to provide any information in respect thereof to any potential investor in Parent, or any actual or potential financing sources of Parent or any of its members who had not been provided such information prior to the date of the merger agreement.

Marketing Period

Unless otherwise agreed by Parent and the Company, the parties to the merger agreement are required to consummate the merger no later than the second business day after the day on which the last of the conditions to the merger described under “—Conditions to the Merger” below is satisfied or waived, except that if the closing would occur after the 15th day of the applicable month, at the option of Merger Sub, the closing may occur on the first business day of the following month.

In the event that all or any part of the debt financing structured as high yield financing has not been consummated, all of the closing conditions described below under “—Conditions to the Merger” (other than, solely as a result of the failure to consummate all or any portion of such high yield financing, the closing condition that the debt financing be available to Parent) have been satisfied, and the bridge facilities contemplated by the debt financing commitments are available, Parent and Merger Sub shall use the proceeds of such bridge financing to replace the high yield financing in order that the closing may occur on the earlier to occur of the final day of the marketing period or September 21, 2007.

For purposes of the merger agreement, “marketing period” means the period of 20 consecutive calendar days after the date when and throughout which:

•       the closing conditions referred to above, other than the availability of the debt financing to Parent, are satisfied and remain satisfied; and

•       Parent has certain financial information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger.

If the marketing period would not end on or prior to August 17, 2007, the marketing period shall begin no earlier than September 2, 2007.

The purpose of the marketing period is to provide Parent and Merger Sub a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Parent has agreed:

•       to use reasonable best efforts to arrange the debt financing as promptly as practicable and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing; and

•       in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing on terms no less favorable to Parent (as determined in its reasonable judgment) as promptly as practicable.

Conditions to the Merger

Conditions to Each Party’s Obligations.   Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•       the merger agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of Laureate’s common stock;

•       any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without any requirement to take any action or agree to any conditions or restrictions that would be reasonably likely to have a material adverse effect on the Company; and

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger (provided, that prior to asserting this condition, the party asserting the condition shall have used its reasonable best efforts (in the manner contemplated by the merger agreement) to prevent the entry of any such restraint and to appeal as promptly as possible any judgment that may be entered).

Conditions to Parent’s and Merger Sub’s Obligations.   The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•       our representations and warranties with respect to our capitalization (except for certain representations given by us regarding the absence of certain obligations to provide funds to our subsidiaries or joint ventures) must be true in all material respects as of the effective time as if made at and as of the effective time;

•       all other representations and warranties made by us in the merger agreement, with the exception of the representation with respect to capitalization, must be true and correct as of the effective time as if made at and as of such time (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not be reasonably likely to have, a material adverse effect on us; provided that any representations made by us as of a specific date need only be so true and correct (subject to such qualifications) as of the date made;

•       we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, we are required to perform under the merger agreement at or prior to the effective time;

•       since the date of the merger agreement, except for certain exceptions contemplated by or provided in the merger agreement, we shall not have, and shall not have permitted our subsidiaries to, (A) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, other than in the ordinary course consistent with past practice, including any borrowing under our existing credit facilities to fund working capital needs and other actions taken in the ordinary course of business consistent with past practice, (B) pledge or otherwise encumber shares of our capital stock or other voting securities or any of our subsidiaries, or (C) mortgage or pledge any of our material assets, tangible or intangible, or create, assume or suffer to exist any lien on our assets, except for certain permitted liens;

•       we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•       the debt financing that Parent and Merger Sub have arranged shall be available for borrowing on the closing date on the terms and conditions set forth in the debt financing commitments or on terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub, as determined in the reasonable judgment of Parent. The availability of the debt financing is subject to specified conditions, which are described under the caption “Special Factors—Financing of the Merger”; and

•       Parent, Merger Sub, we or Walden University shall have received a written response from the DOE to the pre-acquisition review application filed with respect to Walden University and the written response shall not include (A) a statement of intention not to approve the eligibility of Walden University to participate in the DOE’s Title IV student financial assistance programs, or (B) as a condition to the post-closing approval of the eligibility of Walden University to participate in the Title IV student financial assistance programs, either (i) any limitation on Walden University’s ability to open new locations, add new educational programs or revise existing educational programs if such limitations, individually or in the aggregate, would reasonably be expected to cause a material adverse effect on the Company and its subsidiaries, taken as a whole, or (ii) any requirement that any partner or member of Parent or any affiliate of any partner or member of Parent assume any liability for obligations arising out of the Company’s or Walden University’s participation in or administration of the Title IV student financial assistance programs; provided, however, that Parent may not assert this condition if Parent and Merger Sub have not taken all commercially reasonable steps, including with respect to the structure and organization of Parent and Merger Sub, to ensure that the DOE’s written response does not contain any of foregoing limitations.

Conditions to Laureate’s Obligations.   Our obligation to consummate the merger is subject to the satisfaction or waiver of the following further conditions:

•       the representations and warranties made by Parent and Merger Sub in the merger agreement that are qualified as to materiality must be true and correct as of the effective time as if made at and as of such time and those which are not so qualified must be true and correct in all material respects as of the effective time as if made at and as of such time; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•       Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by them under the merger agreement; and

•       Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, until 11:59 p.m., Eastern time, on March 14, 2007, we were permitted to:

•       initiate, solicit and encourage any acquisition proposal for us (including by way of providing information), provided that we shall promptly provide to Parent and Merger Sub any material non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously provided to Parent and Merger Sub; and

•       enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

As of such date, we had not received any acquisition proposals.

From and after 11:59 p.m., Eastern time, on March 14, 2007, we have agreed not to:

•       initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any acquisition proposal for us or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations (including by exempting any person from any applicable state takeover statute); or

•       approve or recommend, or propose to approve or recommend, any acquisition proposal for us or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

In addition, from and after 11:59 p.m., Eastern time, on March 14, 2007, we have agreed to cease and terminate with all persons any solicitation, encouragement, discussion or negotiations existing at such time, unless the acquisition proposal offered by such person meets the requirements in the following paragraph.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any party to the extent that:

•       we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above and which the board of directors (acting through the special committee if such committee still exists) believes in good faith to be bona fide; and

•       our board of directors (acting through the special committee if such committee still exists) determines in good faith, after consultation with legal counsel and financial advisors, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

In such cases, we (i) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in a confidentiality agreement we have entered into with an affiliate of a member of the Investor Group, and (ii) will promptly provide to Parent and Merger Sub any non-public information concerning us or our subsidiaries provided to such other person that was not previously provided to Parent and Merger Sub. We would also have been permitted, at any time prior to the approval of the merger agreement by our stockholders, to engage in discussions or negotiations with, or provide any non-public information to, any party from whom we received an acquisition proposal prior to 11:59 p.m., Eastern time, on March 14, 2007, if any party had made such an acquisition proposal, so long as the special committee believed, in its reasonable judgment, that the acquisition proposal submitted by such party (an “Excluded Party”) constituted or could have reasonably been expected to result in a superior proposal.

From and after 11:59 p.m., Eastern time, on March 14, 2007, we are required to promptly (within one business day) notify Parent and Merger Sub in the event we receive an acquisition proposal from a person or group of related persons (other than, prior to 11:59 p.m., Eastern time, on March 29, 2007, an Excluded Party, if there had been an Excluded Party), including the material terms and conditions thereof and the identity of the party making the proposal, and are required to keep Parent and Merger Sub apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, from and after 11:59 p.m., Eastern time, on March 14, 2007, we will promptly (within one business day) notify Parent and Merger Sub orally and in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal from a person or group of related persons received after 11:59 p.m., Eastern time, on March 14, 2007 (or March 29, 2007 with respect to an Excluded Party, if there had been an Excluded Party). Within 24 hours of 11:59 p.m., Eastern time, on March 14, 2007, we were required to notify Parent and Merger Sub of the number of Excluded Parties, and duly notified Parent and Merger Sub that there were no Excluded Parties.

An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 30% or more of any class or series of our or any of our subsidiaries’ securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of our or any of our subsidiaries’ securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 30% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

A “superior proposal” means an acquisition proposal for us which our board of directors (acting through the special committee if such committee still exists), in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders than the merger, after (i) receiving the advice of a financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms in the merger agreement) and (iii) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal. For purposes of the definition of “superior proposal” all references in the definition of “acquisition proposal” above to “30% or more” shall be deemed to be references to “a majority” and the definition of acquisition proposal shall only refer to a transaction or series of transactions (i) directly involving Laureate (and not exclusively our subsidiaries) or (ii) involving a sale or transfer of all or substantially all of the assets of Laureate and our subsidiaries, taken as a whole.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors (acting through the special committee if such committee still exists or otherwise by a majority of disinterested directors) may, at any time prior to the approval of the merger agreement by our stockholders, withdraw (or modify in a manner adverse to Parent or Merger Sub) its recommendation that Laureate’s stockholders approve the merger and the merger agreement or terminate the merger agreement if it concludes in good faith that an acquisition proposal constitutes a superior proposal but, in the event such action occurs after 11:59 p.m., Eastern time, on March 14, 2007 (or after 11:59 p.m., Eastern time, on March 29, 2007 with respect to a superior proposal received from an Excluded Party, if there had been an Excluded Party), only after (i) giving written notice to Parent and Merger Sub at least five calendar days in advance of its intention to do so and contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such proposal and other material documents, (ii) prior to effecting such action or terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal, we (and cause our financial and legal advisors to), during such five-day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, and (iii) (if the merger agreement is terminated) we pay to Parent the $110 million or $55 million termination fee as described in further detail below in “—Termination Fees.”

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger:

•       by mutual written consent of Laureate, Parent and Merger Sub;

•       by either Laureate or Parent if:

•        the merger is not consummated on or before September 21, 2007, unless the failure to consummate the merger is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in the merger agreement;

•        a final and  unappealable restraining order, injunction or judgment prevents the consummation of the merger, unless a breach by the party seeking to terminate the merger agreement is the principal cause of or resulted in the final and unappealable restraining order, injunction or judgment; or

•        our stockholders fail to approve the merger agreement at the special stockholders meeting called for that purpose or any adjournment thereof;

•       by Laureate if:

•        a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by September 21, 2007 occurs that would give rise to the failure of certain conditions to closing (unless Laureate is then in material breach of the merger agreement);

•        prior to obtaining stockholder approval, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal and provided that concurrently with doing so we pay to Parent the termination fee as described below; provided, however, that in the event we take such action after 11:59 p.m., Eastern time, on March 14, 2007 (or after 11:59 p.m., Eastern time, on March 29, 2007 with respect to a superior proposal received from an Excluded Party, if there had been an Excluded Party), we may do so only after (i) giving written notice to Parent and Merger Sub at least five calendar days in advance of our intention to do so and contemporaneously provide a copy of the relevant proposed transaction agreements with the party making the superior proposal, and (ii) we (and cause our financial and legal advisors to), during such five-day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; or

•        prior to 11:59 p.m., Eastern time, on March 14, 2007, Mr. Becker had breached his cooperation agreement with the Company in a manner that would have materially impaired the Company’s ability to take the actions described above that the Company was permitted to take prior to that time, provided that Mr. Becker had been given reasonable notice of such breach and a reasonable cure period;

•       by Parent or Merger Sub if:

•        a breach by Laureate of any representation, warranty, covenant or agreement in the merger agreement that is incapable of being cured by September 21, 2007 occurs that would give rise to the failure of certain conditions to closing (unless Parent or Merger Sub is then in material breach of the merger agreement);

•        prior to obtaining stockholder approval of the merger agreement, our board of directors or any committee of our board of directors withdraws or modifies (or is deemed to withdraw or modify) its recommendation of that our stockholders approve the merger agreement in a manner adverse to Parent or Merger Sub, or publicly proposed to do so, or approves or recommends a company acquisition proposal other than the merger to our stockholders, or publicly announces its intent to do so; or

•        Laureate willfully and materially breaches in any respect adverse to Parent or Merger Sub its obligations not to publicly propose to withdraw or modify its recommendation that the Laureate stockholders approve the merger and the merger agreement or take any other action or make any other public statement in connection with our stockholders meeting that is inconsistent with the board’s recommendation that the Laureate stockholders approve the merger and the merger agreement, or its obligations to reaffirm its recommendation that our stockholders approve the merger agreement in connection with certain disclosures that we may be required to make to our stockholders under limited circumstances.

Termination Fees

We have agreed to reimburse Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses, up to a limit of $15 million, if either the Company or Parent or Merger Sub terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment thereof.

If we terminate the merger agreement, or the merger agreement is terminated by Parent or Merger Sub, under the conditions described in further detail below, we must pay a termination fee of $110 million at the direction of Parent. The termination fee would have been $55 million had such termination arisen as a result of a superior proposal submitted by a party with whom we began negotiations or who submitted an acquisition proposal prior to 11:59 p.m., Eastern time, on March 14, 2007, and the merger agreement had been terminated in order to enter into a definitive agreement with respect to such acquisition proposal.

We must pay a termination fee at the direction of Parent if:

•       we terminate the merger agreement, prior to the stockholders meeting, because we receive an acquisition proposal which we determine to be a superior proposal, but, unless we had terminated the merger agreement prior to 11:59 p.m., Eastern time, on March 14, 2007 (or 11:59 p.m., Eastern time, on March 29, 2007, in the event the superior proposal is from an Excluded Party, if there had been an Excluded Party), only after we have provided notice to Parent regarding the superior proposal, contemporaneously provided a copy of the relevant proposed transaction agreements with the party making the superior proposal and other material documents and provided Parent with at least a five calendar day period, during which time we must negotiate in good faith with Parent, to enable Parent to make an offer that results in the other acquisition proposal no longer being a superior proposal;

•       Parent or Merger Sub terminates the merger agreement because (i) our board of directors or any committee of our board of directors withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our stockholders approve the merger or takes any other action or any other public statement in connection with the special meeting inconsistent with such recommendation or (ii) our board of directors or any committee of our board of directors shall have approved or recommended to our stockholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing;

•       Parent or Merger Sub terminates the merger agreement because (i) our board of directors or any committee of our board of directors withdraws or modifies (or is deemed to withdraw or modify) in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve the merger agreement, or publicly proposes to do so, and an acquisition proposal has been publicly announced or publicly made known to any executive officer or director of the Company (or any person has publicly announced or communicated or made known a bona fide intention, whether or not conditional, to make an acquisition proposal; or

•       we, on the one hand, or Parent or Merger Sub, on the other hand, terminate the merger agreement because our stockholders, at the special meeting or at any adjournment thereof at which the merger agreement is voted on, fail to approve the merger and the merger agreement; and

•        prior to the stockholders meeting, an acquisition proposal involving the purchase of a business or businesses that constitutes 50% or more of the net revenues, net income or assets of Laureate and our subsidiaries, taken as a whole, or 50% or more of any class of our securities has been publicly announced or publicly made known to any executive officer or director of the Company; and;

•        within 12 months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any such acquisition proposal (whether or not the same as that originally announced or consummated).

If we are obligated to pay a termination fee under the last scenario described above, any amounts we previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

Employee Benefits

Parent has agreed to cause the surviving corporation and each of its subsidiaries to maintain, for a period commencing at the effective time and ending on the first anniversary thereof, for each employee employed by Laureate or any of its subsidiaries at the effective time, compensation and employee benefits that, in the aggregate, are no less favorable than those provided immediately prior to the effective time. Parent has agreed to recognize the service of such employees with Laureate and our subsidiaries prior to the consummation of the merger for purposes of eligibility to participate and vesting with respect to any benefit plan, program or arrangement maintained by Parent or the surviving corporation, with the exception of benefit accruals (except for vacation and severance, if applicable) except to the extent such credit would result in an unintended duplication of benefits, and to waive all limitations as to pre-existing conditions or eligibility limitations to the extent waived under any such plan maintained by Laureate and give effect, for the applicable plan year in which the closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us and our subsidiaries (to the extent credited under such plan) immediately prior to the effective time.

Parent also has agreed to cause the surviving corporation and its subsidiaries to assume and honor, in accordance with their respective terms, each employment, change in control, severance and termination plan, policy or agreement between us or any of our subsidiaries and any of our officers, directors or employees, and each deferred compensation and bonus plan, program or agreement, with appropriate adjustments to reflect the effects of the merger.

Indemnification and Insurance

From and after the effective time, the surviving corporation shall to the greatest extent permitted by law indemnify and hold harmless (and comply with all of the Company’s and its subsidiaries’ existing obligations to indemnify and hold harmless and to advance funds for expenses) (i) the present and former officers and directors of the Company and its subsidiaries against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time, including, without limitation, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of our subsidiaries.

For a period of six years after the effective time, the surviving corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date of the merger agreement by the Company and our subsidiaries. Alternatively, the surviving corporation may substitute policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered person in respect of claims arising from facts or events that existed or occurred before the effective time; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the current policies (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. In lieu of the foregoing coverage, Parent may direct the surviving corporation to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above.

Other Covenants

The merger agreement contains other covenants, including covenants relating to calling of the stockholders meeting to approve the merger and the merger agreement, this proxy statement, access to information and public announcements.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after we have obtained our stockholders’ approval of the merger, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub.

At any time before the effective time, each of the parties to the merger agreement may, by written instrument:

•       extend the time for the performance of any of the obligations or other acts of the other parties;

•       waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

So long as the special committee exists, the Company may not agree to any such amendment, extension or waiver unless authorized by the special committee or, if the special committee no longer exists, by a majority of our disinterested directors.

THE VOTING AGREEMENT

This section of the proxy statement describes the material terms of the voting agreement but does not purport to describe all of the terms of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference.

Concurrently with entering into the merger agreement, on January 28, 2007, we entered into an agreement with Parent, Douglas L. Becker, Steven M. Taslitz and the Becker Trusts, which we refer to as the voting agreement. Subsequently, Mr. Hoehn-Saric and Eric D. Becker joined the voting agreement. Pursuant to the voting agreement, the Sterling Founders and the Becker Trusts have agreed, among other things, to vote or deliver a written consent covering all shares subject to the voting agreement (i) in favor of the adoption of the merger agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Laureate contained in the merger agreement, or of any of the Sterling Founders and the Becker Trusts contained in the voting agreement, and (iii) against any proposals for the acquisition of Laureate or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the voting agreement or the performance by any of the Sterling Founders or the Becker Trusts of their respective obligations under the voting agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Laureate or our subsidiaries (other than the merger); (B) a sale, lease or transfer of a material amount of assets of Laureate or any of its subsidiaries or a reorganization, recapitalization or liquidation of Laureate or any of our subsidiaries; (C) an election of new members to the board of directors of Laureate, other than nominees to the board of directors of Laureate who are serving as directors on the date of the voting agreement; (D) any material change in the present capitalization or dividend policy of Laureate or any amendment or other change to its articles of incorporation or bylaws, except if approved by Parent or (E) any other material change in the corporate structure or business of Laureate. The voting agreement shall terminate upon the earlier to occur of (i) the consummation of the merger and (ii) the date of termination of the merger agreement in accordance with its terms.

Each of the Sterling Founders and the Becker Trusts have agreed, except as provided for in such stockholder’s equity rollover commitment letter, not to transfer any of the shares subject to the voting agreement or any interest in those shares.

As of the date of this proxy statement, the shares owned by the Sterling Founders and the Becker Trusts that are subject to the voting agreement represent approximately [2.52%] of our outstanding common stock.

NO DISSENTERS’ RIGHTS

Holders of the Company’s common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for determining stockholders entitled to vote on the merger. Our common stock is listed on the Nasdaq Global Select Market, which is a national securities exchange.

IMPORTANT INFORMATION ABOUT LAUREATE

Laureate is a Maryland corporation headquartered in Baltimore, Maryland. Laureate provides higher education programs and services to over 243,000 students through the leading global network of licensed campus-based and online higher education institutions. Laureate’s educational services are offered through three separate reportable segments: Campus Based - Latin America (“Latin America”), Campus Based - Europe (“Europe”) and Laureate Online Education. Latin America and Europe own or maintain controlling interests in eleven and ten separately licensed higher education institutions, respectively. The Latin America segment has locations in Mexico, Chile, Brazil, Peru, Ecuador, Honduras, Panama, and Costa Rica. The Europe segment has locations in Spain, Switzerland, France, Cyprus and Turkey. The Laureate Online Education segment provides career-oriented degree programs through Walden University, Laureate Education Online BV and Canter and Associates, LLC.

For more information about Laureate, please visit our website at www.laurate-inc.com. Laureate’s website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Laureate is listed on the Nasdaq Global Select Market under the symbol “LAUR.”

Historical Selected Consolidated Financial Data

The selected consolidated financial data for the years ended December 31, 2006, 2005, 2004, 2003, and 2002 have been derived from the Company’s consolidated financial statements. The financial data should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

The Company consummated several significant purchase business combinations in the five-year period ended December 31, 2006. These business combinations affect the comparability of the amounts presented. The Company also restated its 2005 through 2002 financial statements due to a voluntary change in revenue recognition. Refer to Note 2 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007 for further discussion. Additionally, the accompanying financial data presents the continuing operations of the Company, and excludes the results of operations of several businesses that were sold during the periods presented. Note 4 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007 describes the operations that were discontinued.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations Data
(Dollar amounts in thousands, except per share data)

	Year Ended December 31,
	2006 (1)(2)	2005 As restated (1)(2)(4)	2004 As restated (1)(2)(4)	2003 As restated (1)(2)(3)(4)	2002 As restated (1)(2)(3)(4)
Revenues
Core operating segments	$1,145,761	$875,824	$644,821	$472,749	$336,480
Ventures	—	—	—	903	395
Total revenues	1,145,761	875,824	644,821	473,652	336,875
Costs and Expenses
Direct Costs:
Core operating segments	951,283	715,958	529,234	400,885	292,665
Ventures	—	—	—	2,122	2,592
General and administrative expense:
Core operating segments	46,079	28,996	26,170	32,989	21,318
Ventures	—	—	—	1,756	4,804
Total costs and expenses	997,362	744,954	555,404	437,752	321,379
Operating income	148,399	130,870	89,417	35,900	15,496
Other income (expense)
Interest and other income	28,336	11,789	28,179	7,003	6,905
Interest expense	(37,064)	(10,440)	(7,670)	(8,844)	(8,256)
Ventures investment losses	—	—	—	(8,394)	(2,308)
Loss on investments	—	—	—	—	(8,253)
Foreign currency exchange gain (loss)	4,823	(1,503)	(957)	257	641
	(3,905)	(154)	19,552	(9,978)	(11,271)
Income from continuing operations before income taxes, minority interest, equity in net income (loss) of affiliates, and cumulative effect of change in accounting principle	144,494	130,716	108,969	25,922	4,225
Income tax (expense) benefit	(24,108)	(19,667)	(6,798)	2,930	13,171
Minority interest in (income) loss of consolidated subsidiaries, net of tax:
Ventures	—	—	—	487	2,058
Other	(11,420)	(24,154)	(20,476)	(15,125)	(7,074)
	(11,420)	(24,154)	(20,476)	(14,638)	(5,016)
Equity in net (loss) income of affiliates, net of tax:
Ventures	—	—	—	(4,055)	(4,029)
Other	(555)	(535)	(323)	194	309
	(555)	(535)	(323)	(3,861)	(3,720)
Income from continuing operations before cumulative effect of change in accounting principle	$108,411	$86,360	$81,372	$10,353	$8,660
Earnings available to common shareholders:
Income from continuing operations before cumulative effect of change in accounting principle	$108,411	$86,360	$81,372	$10,353	$8,660
Effect of minority put arangements	(4,214)	—	—	—	—
Income from continuing operations before cumulative effect of change in accounting principle available to common shareholders	$104,197	$86,360	$81,372	$10,353	$8,660
Income from continuing operations before cumulative effect of change in accounting principle available to common shareholders per share, basic	$2.03	$1.74	$1.76	$0.25	$0.22
Income from continuing operations before cumulative effect of change in accounting principle available to common shareholders per share, diluted:	$1.96	$1.66	$1.66	$0.24	$0.22
Consolidated Balance Sheet Data:
Cash and cash equivalents and restricted cash	$130,589	$105,106	$106,852	$92,145	$94,068
Net working (deficit) capital	(173,967)	(141,518)	(77,979)	(42,221)	74,089
Intangible assets and deferred costs, net	871,957	656,426	566,945	334,054	219,247
Net assets of discontinued operations	—	2,906	50,199	71,914	198,281
Total assets	2,203,013	1,776,128	1,535,395	1,154,254	973,193
Long-term debt and due to shareholders of acquired companies, including current portion, and other long-term liabilities	534,989	251,923	232,314	148,412	200,175
Stockholders’ equity	1,130,695	978,478	882,182	674,162	491,076

(1)            During 2006, 2005, and 2004, the Company completed significant acquisitions as discussed further in Note 5 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

The following acquisitions were completed during 2003 and 2002 and the Company’s results of continuing operations include the results of the acquired companies beginning on the effective date of the acquisition.

•       Effective May 30, 2003, the Company acquired an 80% interest in UNAB, a comprehensive university located in Chile, and AIEP a technical/vocational institute located in Chile, from local Chilean investors for a cash purchase price of approximately $37.8 million.

•       On March 1, 2002, the Company acquired for cash of $6.7 million all of the outstanding common stock of Hedleton, B.V., which owns all of the capital stock of Escuela Superior De Alta Gestion De Hotel, S.A., a private for-profit university located in Marbella, Spain.

•       Effective May 1, 2002, the Company acquired an additional 20% ownership interest in Desarrollo del Conocimiento S.A. (“Decon”), a holding company that controls and operates UDLA, for an initial cash purchase price of approximately $6.7 million.

•       Effective August 1, 2002, the Company acquired for cash all of the outstanding common stock of the Glion Group, S.A., the parent company of Glion, a leading hotel management school in Switzerland. The initial purchase price totaled approximately $16.9 million.

•       In November 2002, the Company completed its acquisition of substantially all the assets and certain liabilities of the National Technological University (“NTU”) and Stratys Learning Solutions, Inc. (the holding company of NTU) for consideration of $15.4 million.

(2)             Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123 (revised 2004) (“FAS 123R”) using the modified prospective transition method and therefore has not restated results for prior periods. During 2006 and 2005, the Company recorded non-cash stock compensation expense related to the modification of stock options. During 2004, the Company recorded a non-cash stock compensation expense related to the replenishment plan implementation change. These events are discussed further in Note 3 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007. During 2003, the Company recorded a stock option modification charge of $21.9 million due to the sale of the K-12 Disposal Group. As a FAS 123R required disclosure in 2006, non-cash compensation expense is included in the segment margins for 2006, 2005, 2004, 2003 and 2002.

(3)             During 2003, the Company recorded losses on investments of $8.4 million related to the Ventures businesses.

The Company realized investment losses of $10.6 million in 2002. The most significant transaction giving rise to the loss was a $7.4 million write-off of the Company’s investment in and advances to the Frontline Group.

(4)             Effective January 1, 2006, the Company made a voluntary preferential change in its revenue recognition policies regarding semester-based tuition for its campus-based universities, as further described in Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the years ended December 31, 2006 and 2005, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which are incorporated herein by reference.

Computation of Ratio of Earnings to Fixed Charges

(in millions of dollars)

	Years Ended December 31,
	2006		2005
	(Unaudited)
Earnings:
Income from continuing operations before income taxes, minority interest, and equity in net (loss) income of affiliates	$144.5		$130.7
Add (deduct):
Fixed charges as below	38.0		11.1
Amortization of capitalized interest	0.1		0.1
Distributed income of equity investees	—		—
Company's share of pre-tax losses of equity investees for which charges arising from guarantees included in fixed charges	—		—
Interest capitalized	(0.3)		(0.3)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(11.4)		(24.2)
Total earnings	$170.9		$117.4
Fixed Charges:
Interest expensed and capitalized	37.4		10.7
Amortized premiums, discounts and capitalized expenses related to indebtedness	0.5		0.4
Interest within rental expense	—		—
Total fixed charges	$37.9		$11.1
Ratio of earnings to fixed charges	4.51	x	10.58	x

Book Value Per Share

Our net book value per share as of December 31, 2006 was $21.99, which is substantially below the $60.50 per share cash merger consideration.

Projected Financial Information

Laureate’s senior management does not as a matter of course make detailed public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, Laureate’s senior management provided internal financial forecasts to the special committee, the board of directors, Morgan Stanley and Merrill Lynch in connection with their consideration of a possible transaction involving the Company. We have included a subset of these forecasts and resultant projections to give our stockholders access to certain nonpublic information deemed material by the special committee and board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the special committee, our board of directors, Morgan Stanley, Merrill Lynch, the Investor Group or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. The projections set forth below include both the base operations of the Company on a standalone basis and upon giving effect to unidentified acquisitions. The assumptions used in the acquisition model are set forth at the bottom of the table below.

Laureate advised the recipients that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Laureate’s control. The projections also reflect numerous estimates and assumptions related to the business of Laureate that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Laureate’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The internal financial forecasts were prepared for internal use and to assist the financial advisors to the special committee and the Investor Group with their respective due diligence investigations of Laureate and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Laureate’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Laureate, including the factors described under “Special Note Regarding Forward-Looking Statements” on page 16, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the projections described below, Laureate has made publicly available its actual results of operations for the fiscal year ended December 31, 2006. You should review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. Laureate does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the internal financial forecasts and resultant projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Laureate does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

	2006	2007	2008	2009	2010	2011	2012	CAGR ’06-’10	CAGR ’06-’12
SUMMARY OF KEY ITEMS: BASE VS. ACQ
REVENUE
Base Operations	1,145	1,307	1,489	1,758	2,046	2,349	2,674	15.6%	15.2%
Unidentified Acquisitions	—	157	305	489	652	786	930	nm	nm
Total	1,145	1,464	1,794	2,247	2,699	3,135	3,604	23.9%	21.1%
EBITDA, 100%, Pre-FAS 123(1)(2)
Base Operations	218	281	338	429	520	592	715	24.3%	21.9%
Unidentified Acquisitions	—	37	72	118	162	203	250	nm	nm
Total	218	318	410	547	682	795	965	33.1%	28.2%
EBITDA 100% Margin
Base Operations	19.0%	21.5%	22.7%	24.4%	25.4%	25.2%	26.8%
Unidentified Acquisitions	nm	23.7%	23.8%	24.0%	24.8%	25.9%	26.9%
Total	19.0%	21.7%	22.9%	24.3%	25.3%	25.4%	26.8%
Pro Rata EBITDA, Pre-FAS 123(2)(3)
Base Operations	203	256	309	403	488	553	670	24.5%	22.0%
Unidentified Acquisitions	—	30	58	94	129	163	200	nm	nm
Total	203	285	367	497	617	716	870	32.0%	27.4%
EBIT, Pre-FAS 123 100%(2)
Base Operations	156	204	245	317	385	466	601	25.3%	25.2%
Unidentified Acquisitions	—	26	50	80	109	137	169	nm	nm
Total	156	230	295	397	494	604	770	33.4%	30.5%
EBIT Margin
Base Operations	13.6%	15.6%	16.5%	18.1%	18.8%	19.9%	22.5%
Unidentified Acquisitions	nm	16.8%	16.4%	16.3%	16.8%	17.5%	18.1%
Total	13.6%	15.7%	16.5%	17.7%	18.3%	19.3%	21.4%
EPS, Post-FAS 123(2)(4)(5)
Base Operations	2.10	2.46	3.18	4.24	5.08	6.05	7.70	24.8%	24.2%
Total, including Unidentified Acquisitions	2.10	2.60	3.55	4.21	5.70	7.28	9.29	28.4%	28.2%
EPS Growth
Base Operations	nm	17.2%	29.4%	33.5%	19.8%	19.1%	27.2%
Total, including Unidentified Acquisitions	nm	24.1%	36.6%	18.4%	35.5%	27.8%	27.6%
								Total
								’07-’10	07-’12
CAPEX
Base Operations	186	199	213	206	226	250	266	843	1,360
Unidentified Acquisitions	—	30	53	82	101	109	114	267	489
Total	186	229	266	289	327	359	380	1,110	1,849

(1)             “EBITDA, 100%” refers to the consolidated EBITDA of Laureate’s operations.

(2)             In 2006, the Company changed its method of accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R), “Shared-Based Payment.” “Pre-FAS 123” EBITDA and EBIT projections exclude the financial impact of expensing stock options under SFAS No. 123R. “Post-FAS 123” EPS projections include the financial impact of expensing stock options under SFAS No. 123R.

(3)             “Pro Rata EBITDA” refers to Laureate’s proportional share of EBITDA based on its projected percentage ownership relative to minority owners of certain university operations.

(4)             The Company formally implemented Accounting Series Release 268 (“ASR 268”) and EITF Issue No. 00-4 (“EITF 00-4”) subsequent to the January 28, 2007 Board of Directors meeting.  The Company has revised its projections for 2007 but has not revised its projections for 2008 and beyond given the uncertainty and timing of the calls for the minority ownership put call rights.  The company has estimated an EPS impact of ($0.60) and ($0.51) for the first quarter and full year 2007.

(5)             The EPS calculations presented by the Company’s senior management reflect a number of assumptions regarding the financial impact of repatriating to the U.S. funds generated from its foreign operations. The Company has not previously executed such a repatriation strategy, so the actual financial impact could vary significantly from the assumptions underlying the forecast.

Market Price and Dividend Data

Laureate’s common stock trades on the Nasdaq Global Select Market under the ticker symbol “LAUR”. The high and low trade prices for 2006 and 2005 for the Company’s common stock are set out in the following table. These prices are as reported by Nasdaq, and reflect inter-day price quotations, without retail mark-up, mark down or commission, and may not necessarily represent actual transactions.

			Cash
			Dividend
	High	Low	Declared
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$48.20	$41.83	$—
Second Quarter	48.55	40.56	—
Third Quarter	50.51	41.39	—
Fourth Quarter	54.95	46.69	—
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$55.22	$50.00	$—
Second Quarter	$54.64	$42.51	—
Third Quarter	$49.40	$40.52	—
Fourth Quarter	$53.59	$47.48	—
FISCAL YEAR ENDING DECEMBER 31, 2007
First Quarter (through March 15, 2007)	$62.15	$48.25	$—

The closing sale price of the Company’s common stock on the Nasdaq Global Select Market on December 26, 2006, the last trading day prior to the submission by Mr. Becker of his final offer for all of Laureate’s common stock of $60.50 per share, was $49.56 per share. The closing sale price of the Company’s common stock on the Nasdaq Global Select Market on January 4, 2007, the last trading day prior to the decision by the special committee to negotiate with Mr. Becker based on his final offer of $60.50 per share, was $49.15 per share. The $60.50 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 23% to the closing price on January 4, 2007. The closing sale price of the Company’s common stock on the Nasdaq Global Select Market on January 26, 2007, the last trading day prior to the execution of the merger agreement and the public announcement of the merger, was $54.41 per share. The $60.50 per share to be paid for each share of the Company’s common stock in the merger represents a premium of approximately 11% to the closing price on January 26, 2007, a premium of approximately 1% to the average closing price for the 30 trading days ended March 15, 2007, a premium of approximately 11% to the average closing price for the 90 trading days ended March 15, 2007, and a premium of approximately 48% to the 52-week low closing price for the 12-month period ended March 15, 2007. On             , 2007, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s common stock on the Nasdaq Global Select Market was $           per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2007 (unless otherwise noted), by:

•       each person or entity that Laureate knows to beneficially own more than 5% of the Company’s common stock;

•       each of our current directors and executive officers;

•       all of our directors and executive officers as a group;

•       Mr. Taslitz; and

•       each of the Sponsors and each person controlling such entities, together with each associate and majority-owned subsidiary thereof, in each case who beneficially owns outstanding shares of the Company’s common stock.

The percentages of shares outstanding provided in the tables are based on 51,881,859 voting shares of the Company’s common stock outstanding as of March 15, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of the Company’s common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o Laureate Education, Inc., 1001 Fleet Street, Baltimore, Maryland 21202.

Name of Beneficial Owner	Number of Shares	Percent
William Blair & Company, L.L.C.	4,949,093(1)	9.54%
T. Rowe Price Mutual Funds	4,233,402(2)	8.16%
Select Equity Group	3,674,130(3)	7.08%
R. William Pollock	2,949,842(4)	5.69%
Douglas L. Becker	1,984,916(5)	3.72%
R. Christopher Hoehn-Saric	1,354,763(6)	2.56%
Raph Appadoo	610,707(7)	1.17%
William C. Dennis, Jr.	192,436(8)	*
Paula R. Singer	92,558(9)	*
Robert W. Zentz	93,250(10)	*
Rosemarie Mecca	91,817(11)	*
John A. Miller	87,317(12)	*
Daniel M. Nickel	56,500(13)	*
James H. McGuire	54,666(14)	*
David A. Wilson	36,666(15)	*
Richard W. Riley	32,666(16)	*
Wolf H. Hengst	26,666(17)	*
Isabel Aguilera	15,166(18)	*
All Directors and Executive Officers as a Group (15 persons)	7,679,936	13.84%
Steven M. Taslitz	268,845(19)	*
Sigma Capital Associates, LLC	42,800(20)	*
Citigroup Private Equity LP	45,886(21)	*

                 * Less than one percent.

       (1) According to its Schedule 13G/A filing, as of December 31, 2006, William Blair & Company, L.L.C. (“William Blair”) had sole investment and sole voting power to 4,949,093 shares and no shared investment or voting power.

       (2) According to its Schedule 13D filing as of March 2, 2007, T. Rowe Price Associates, Inc. (“Price Associates”) had sole investment power to 4,233,402 shares and sole voting power with respect to 844,000 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Mutual Funds (which owns 4,233,402 shares, representing 8.16% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

       (3) According to its Schedule 13D joint filing, as of February 21, 2007, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening have sole investment and sole voting power with respect to 3,674,130 shares. As the President and controlling stockholder of Select and the Manager of Select Offshore, Mr. Loening has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the shares of the Company’s common stock owned by Select and Select Offshore. Accordingly, Mr. Loening may be deemed to be the beneficial owner of 3,674,130 shares of the Company’s common stock, or 7.08% of the outstanding shares of the Company’s common stock.

       (4) Represents 2,555,211 shares held indirectly through Drake Holdings Limited and 394,631 shares held indirectly through Drake Personnel (New Zealand).

       (5) Includes options to purchase 1,544,260 shares of the Company’s common stock, 3,065 shares in the 401(k) Plan and 200,625 shares held by the Becker Trusts.

       (6) Includes options to purchase 1,031,677 shares of the Company’s common stock and 2,378 shares in the 401(k) Plan.

       (7) Includes options to purchase 525,991 shares of the Company’s common stock and 9,239 shares in the 401(k) Plan.

       (8) Includes options to purchase 137,501 shares of the Company’s common stock.

       (9) Includes options to purchase 55,125 shares of the Company’s common stock and 1,020 shares in the 401(k) Plan.

(10) Includes options to purchase 83,250 shares of the Company’s common stock.

(11) Includes options to purchase 21,250 shares of the Company’s common stock.

(12) Includes options to purchase 15,166 shares of the Company’s common stock and 5,000 shares held by the John A. Miller Family Foundation.

(13) Includes options to purchase 25,500 shares of the Company’s common stock.

(14) Includes options to purchase 51,666 shares of the Company’s common stock.

(15) Includes options to purchase 31,666 shares of the Company’s common stock.

(16) Includes options to purchase 26,666 shares of the Company’s common stock.

(17) Includes options to purchase 26,666 shares of the Company’s common stock.

(18) Includes options to purchase 15,166 shares of the Company’s common stock.

(19)          Includes 68,845 shares held by the KJT Trust.

(20) Sigma Capital Associates, LLC, an Anguilla limited liability company, owns 40,000 shares of the Company’s common stock. Sigma Capital Management, LLC serves as investment adviser to Sigma Capital Associates, LLC. Sigma Capital Management, LLC is an investment manager owned by S.A.C. Capital Management, LLC and Steven A. Cohen directly and indirectly owns all of the equity interests of S.A.C. Capital Management, LLC. A portfolio manager of Sigma Capital Management, LLC owns 2,400 shares of the Company’s common stock for his personal account and an additional 100 shares of the Company’s common stock are held in his IRA account. Further, this portfolio manager also has investment discretion over an account that holds an additional 300 shares of the Company’s common stock. Sigma Capital Management, LLC, S.A.C. Capital Management, LLC and Steven A. Cohen each disclaims beneficial ownership of any of these securities except for the 40,000 shares of common stock owned directly by Sigma Capital Associates, LLC.

(21) Citigroup Inc., through its subsidiaries, affiliates and managed accounts, beneficially owned 45,886 shares of the Company’s common stock as of March 2, 2007. Citigroup Inc. disclaims beneficial ownership of the securities reported herein except to the extent of their pecuniary interests therein.

Prior Stock Purchases and Sales

The following table sets forth information regarding purchases of the Company’s common stock by the Company’s directors, officers, affiliates and subsidiaries of the Company (other than Messrs. Becker and Hoehn-Saric), showing the date of the transaction, the name of the director or executive officer, the number of shares of the Company’s common stock purchased by such officer or director, the price paid for those shares and the sale price per share during the past 60 days. Mr. Zentz’ and Ms. Singer’s purchases were pursuant to option exercises under the Company’s stock incentive plans and corresponding sales of all option shares acquired were consummated through previously arranged Rule 10b5-1 plans. Mr. Miller’s acquistion was pursuant to the exercise of 10 six month call options purchased on August 14, 2006.

Date	Name	Shares Acquired by Exercise of Stock Option	Strike Price	Sale Price
1/11/2007	Paula Singer	1,000	$13.11	$50.59
1/11/2007	Paula Singer	1,000	12.31	50.59
1/19/2007	Robert Zentz	3,000	17.54	52.00
1/29/2007	Robert Zentz	3,000	17.54	61.50
1/29/2007	John Miller	1,000	45.00	N/A
2/12/2007	Paula Singer	1,000	12.31	59.65
2/12/2007	Paula Singer	137	13.11	59.65
2/13/2007	Paula Singer	863	13.11	59.65
3/12/2007	Paula Singer	1,000	12.31	59.635
3/12/2007	Paula Singer	1,000	12.31	59.635

On March 15, 2007, Ms. Singer sold 1,000 shares of the Company’s common stock at $59.20 per share.  These shares of the Company’s common stock were acquired on April 29, 2005 at $44.42 per share.  This sale was consummated through Ms. Singer’s previously arranged Rule 10b5-1 plan.

The following table sets forth information regarding purchases of shares of the Company’s common stock by Douglas L. Becker and R. Christopher Hoehn-Saric during the past two years.

Date	Name	Shares Acquired by Exercise of Stock Option	Strike Price	Sale Price
1/3/2005	Douglas Becker	10,000	$4.89	$44.37
1/3/2005	Chris Hoehn-Saric	36,000	4.89	44.37
1/4/2005	Douglas Becker	7,000	7.50	44.70
1/4/2005	Chris Hoehn-Saric	5,687	4.89	44.40
1/4/2005	Chris Hoehn-Saric	3,313	7.50	44.40
1/5/2005	Chris Hoehn-Saric	13,889	7.50	45.00
1/5/2005	Douglas Becker	13,890	7.50	45.00
1/6/2005	Chris Hoehn-Saric	1,400	7.50	45.00
1/6/2005	Douglas Becker	1,400	7.50	45.00
1/10/2005	Chris Hoehn-Saric	4,711	7.50	45.00
1/10/2005	Douglas Becker	4,710	7.50	45.00
1/31/2005	Douglas Becker	28,000	7.50	44.73
2/1/2005	Chris Hoehn-Saric	65,000	7.50	44.55
2/12/2005	Douglas Becker	55,000	7.50	45.00
3/1/2005	Chris Hoehn-Saric	17,437	7.50	43.58
3/1/2005	Chris Hoehn-Saric	27,563	13.55	43.58
3/1/2005	Douglas Becker	5,750	7.50	43.58
3/1/2005	Douglas Becker	29,250	13.55	45.00
3/21/2005	Douglas Becker	2,000	13.55	44.73

4/1/2005	Chris Hoehn-Saric	45,000	13.55	42.39
4/21/2005	Chris Hoehn-Saric	20,000	13.55	45.66
5/2/2005	Chris Hoehn-Saric	15,000	13.55	44.55
3/2/2006	Chris Hoehn-Saric	30,253	13.55	52.01
3/2/2006	Douglas Becker	44,747	13.55	52.01
3/3/2006	Chris Hoehn-Saric	11,577	13.55	52.07
3/3/2006	Douglas Becker	17,123	13.55	52.07
3/6/2006	Chris Hoehn-Saric	55,409	13.55	52.90
3/6/2006	Douglas Becker	82,105	13.55	52.90
3/7/2006	Chris Hoehn-Saric	28,951	13.55	52.08
3/7/2006	Douglas Becker	42,821	13.55	52.08
3/8/2006	Chris Hoehn-Saric	1,552	13.55	52.23
3/8/2006	Douglas Becker	2,149	13.55	52.23
3/8/2006	Douglas Becker	477,305	13.55	N/A(1)
3/8/2006	Chris Hoehn-Saric	322,695	13.55	N/A(2)

(1)          Mr. Becker transferred ownership of 200,000, 77,305 and 34 of these shares to Eric D. Becker, Mr. Taslitz and Eric D. Becker’s son, respectively; and Mr. Becker retained ownership of the remaining 199,966 shares.

(2)          Mr. Hoehn-Saric retained ownership of 200,000 of these shares.  He transferred the remaining 122,695 shares to Mr. Taslitz.

The following table sets forth information regarding acquisitions of shares of the Company’s common stock by Steven M. Taslitz and Eric D. Becker during the past 60 days.

Date	Name	Shares Acquired		Acquisition Price	Sale Price
3/8/2006	Steven M. Taslitz	200,000	(1)	52.56	N/A
3/8/2006	Eric D. Becker	200,000	(2)	52.56	N/A

(1)          These shares were transferred from Douglas L. Becker and Mr. Hoehn-Saric to Mr. Taslitz on March 8, 2006 pursuant to an existing contractual arrangement at a value of $52.56 per share.

(2)          These shares were transferred from Douglas L. Becker to Eric D. Becker on March 8, 2006 pursuant to an existing contractual arrangement at a value of $52.56 per share.

In accordance with its compensation policy for non-employee directors and as previously disclosed by the Company in its definitive proxy statement for its 2006 annual meeting of stockholders filed with the SEC on May 1, 2006, on January 3, 2007, each of Laureate’s directors other than Messrs. Pollock and Becker were granted options to purchase 6,500 shares of the Company’s common stock with an exercise price of $48.78 per share, the closing price of the Company’s common stock on the grant date. The options vest ratably over the 12 month period following grant.

Independent Registered Public Accounting Firm

The consolidated financial statements of the Company and Company management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing in such Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

If, at the special meeting, the number of shares of our common stock present or represented and voting in favor of the approval of the merger and the merger agreement is insufficient to adopt that proposal under applicable law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the approval of the merger. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not consummated, we expect to hold a 2007 annual meeting of stockholders later this year. If we do hold an annual meeting in 2007, stockholders intending to present a proposal at Laureate’s 2007 Annual Meeting must comply with the requirements set forth in Laureate’s Bylaws. Laureate’s Bylaws require, among other things, that a stockholder submit a written notice of intent to present such a proposal that is received by Laureate’s General Counsel/Corporate Secretary no more than 120 days and no less than 90 days prior to the date of the annual meeting or no less than 10 days following the day on which public announcement of the annual meeting is first made. Otherwise, the notice will be considered untimely and Laureate will not be required to present it at the 2007 Annual Meeting, if one is held.

Householding of Special Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Investor Relations at 1001 Fleet Street, Baltimore, Maryland 21202, (410) 843-6934, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to Investor Relations at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Laureate files with the SEC by going to the “Investors Relations” section of our website at www.laureate-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Laureate Filings:	Periods
Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed January 8, 2007, January 29, 2007, February 2, 2007 and March 1, 2007

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to the Investor Relations, Laureate Education, Inc., 1001 Fleet Street, Baltimore, Maryland 21202; (410) 843-6394. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                   , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 28th day of January, 2007 by and among Laureate Education, Inc., a Maryland corporation (the “Company”), Wengen Alberta, Limited Partnership, an Alberta limited partnership (“Parent”), and L Curve Sub Inc., a Maryland corporation and a direct subsidiary of Parent (“Merger Sub”).

RECITALS

A.    The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The name of the Surviving Corporation shall be Laureate Education, Inc.

B.     The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and (iii) resolved to recommend that stockholders of the Company approve this Agreement.

C.     The Board of Directors of Merger Sub has unanimously approved this Agreement.

D.    Certain existing stockholders of the Company desire to contribute shares of Common Stock to Parent immediately prior to the Effective Time in exchange for interests in Parent.

E.     The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(h)(i).

“Accrediting Body” means any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions.

“Act” means the Maryland General Corporation Law.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

“Certificate” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(h)(ii).

“Company Benefit Plans” means the Employee Benefit Plans (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and stock purchase, stock option, severance, retention, employee loan, collective bargaining, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits and which is maintained or contributed to by the Company or any of its Material Subsidiaries or under which the Company or any of its Material Subsidiaries has any present or future liability.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employee” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” means Company Options, Company Restricted Shares, and Company Performance Shares.

“Company Joint Venture” means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Options” means outstanding options to acquire Common Stock from the Company granted to Company Employees under the Company Stock Plans and, to the extent set forth in Section 1.1 of the Company Disclosure Letter, the other options to acquire Common Stock from the Company set forth therein.

“Company Performance Shares” means performance shares granted to Company Employees under the Company Stock Plans that vest and become issuable upon the attainment of certain performance criteria pursuant to the Company Stock Plans or any applicable award agreement and, to the extent set forth in Section 1.1 of the Company Disclosure Letter, the other performance shares granted to Company Employees that vest and become issuable upon the attainment of certain performance criteria pursuant to any applicable award agreement set forth therein.

“Company Proxy Statement” means the proxy statement relating to the approval of the Merger by the Company’s stockholders prepared in accordance with applicable Law and including the information required to be included therein by Schedule 13E-3.

“Company Restricted Shares” means, as of a particular date, Common Stock granted to Company Employees under the Company Stock Plans that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreements and, to the extent set forth in Section 1.1 of the Company Disclosure Letter, the other Common Stock granted to Company Employees that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to any applicable restricted stock award agreements set forth therein.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the 1993 Employee Stock Option Plan, the 1993 Management Stock Option Plan, the Senior Management Option Plan dated March 29, 1996, the 1998 Stock Incentive Plan, the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

“Compensation” has the meaning set forth in Section 7.8(a).

“Confidentiality Agreements” means the several confidentiality agreements listed in Section 1.1 of the Parent Disclosure Letter.

“Contract” has the meaning set forth in Section 4.4.

“Cooperation Agreement” means the Cooperation Agreement of even date herewith between the Company and DLB.

“Current Employee” has the meaning set forth in Section 7.8(a).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“Disinterested Director” means a member of the Board of Directors of the Company who (i) has no direct or indirect interest in Parent, whether as an investor or otherwise, (ii) is not a representative of any Person who has any such interest in Parent and (iii) is not otherwise affiliated with Parent.

“DLB” means Douglas L. Becker.

“DOE” means the United States Department of Education.

“DOJ” has the meaning set forth in Section 7.2(b).

“Domestic Institution” means the post-secondary institution comprising a main campus and its additional locations or branches, identified by a single Office of Post-secondary Education Identification Number by DOE, and owned and operated by the Company or any of its Subsidiaries.

“Education Department” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal, having specific jurisdiction over the operation of or provision of Student Financial Assistance Programs funds to or on behalf of the students of post-secondary educational or training institutions or guaranteeing student loans to students at such institutions.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA.

“Employment Agreement” means any employment, severance, retention, termination, indemnification, change in control or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee of the Company or any of its Subsidiaries, on the other hand.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitments” has the meaning set forth in Section 5.7.

“Equity Rollover Commitments” has the meaning set forth in Section 5.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means the date on which this Agreement is executed and delivered by each of the parties hereto.

“Excluded Party” has the meaning set forth in Section 7.4(b).

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of August 16, 2006 among the Company and a Subsidiary of the Company, as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Facility Agent, J.P. Morgan Europe Limited, as London Agent, and others, as amended by the First Amendment dated as of October 24, 2006.

“Foreign Institution” means any post-secondary institution owned and operated by the Company or any of its Subsidiaries that is not a Domestic Institution.

“FTC” has the meaning set forth in Section 7.2(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal, and any Education Department or Accrediting Body.

“HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C.A. §1070 et seq., and any amendments or successor statutes thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Amount” has the meaning set forth in Section 7.5(a).

“Investors Agreement” shall have the meaning set forth in Section 6.2.

“Knowledge of the Company” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines, standards or interpretations having the force of law, permits, rules and bylaws, in each case, of or administered by a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” has the meaning set forth in Section 7.9(b).

“Material Adverse Effect on the Company” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company: (A) any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) in general economic or political conditions or in the financial or securities markets, (B) any Effect generally affecting, or resulting from general changes or developments in, the industries in which the Company and its Subsidiaries operate, (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded), (D) any change in the price or trading volume of the Common Stock in and of itself (provided that the underlying causes of such changes shall not be excluded), (E) any Effect that is demonstrated to have resulted from the announcement of the Merger, or the identity of Parent or any of its Affiliates as the acquiror of the Company, (F) compliance with the terms of, or the taking of any action required by, this Agreement consented to in writing by Parent, (G) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries or that renders any of the foregoing facilities or properties inaccessible for a period of more than 20 calendar days), (H) changes in generally accepted accounting principles or the interpretation thereof, or (I) any weather-related event (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries or that renders any of the foregoing facilities or properties inaccessible for a period of more than 20 calendar days), except, in the case of clauses (A) and (B), to the extent such Effects referred to therein would be reasonably likely to have a materially disproportionate impact on the assets or liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other for profit industry participants.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 2% or more of the consolidated assets of the Company and the Subsidiaries as of September 30, 2006, or (b) the consolidated revenues of which equal 2% or more of the consolidated revenues of the Company and the Subsidiaries for the four consecutive fiscal quarters ended September 30, 2006.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” means the common stock of Merger Sub, par value $.01 per share.

“New Financing Commitments” has the meaning set forth in Section 7.9(c).

“No-Shop Period Start Date” has the meaning set forth in Section 7.4(a).

“Notice Period” has the meaning set forth in Section 7.4(e).

“Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition, other than the HSR Act.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Parent Expenses” has the meaning set forth in Section 9.2(d).

“Parent Plan” has the meaning set forth in Section 7.8(b).

“Permits” means any licenses, franchises, permits, accreditations, certificates, consents, approvals, registrations, qualifications or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing; and (x) any other Liens set forth on Section 1.1 of the Company Disclosure Letter.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Post-Closing Educational Consents” has the meaning set forth Section 7.2(e).

“Pre-Closing Education Consents” has the meaning set forth in Section 7.2(e).

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.12.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(e).

“Replacement Policies” has the meaning set forth in Section 7.5(a).

“Representatives” has the meaning set forth in Section 7.4(a).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Restraint” has the meaning set forth in Section 8.1(c).

“Rollover Entities” has the meaning set forth in Section 5.8.

“Schedule 13E-3” means a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby.

“SDAT ” means the Maryland State Department of Assessments and Taxation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed on September 8, 2006 for the reasons set forth in the resolution establishing such committee.

“Specified SEC Reports” means the Company’s (i) Annual Report on Form 10-K, as amended, filed on March 23, 2006, (ii) Proxy Statement on Schedule 14A, filed on May 1, 2006. (iii) Quarterly Reports on Form 10-Q, filed on May 10, 2006, August 4, 2006 and November 3, 2006, and (iv) Current Reports on Form 8-K filed after March 23, 2006 and prior to the date of this Agreement.

“ST ” means Steven Taslitz.

“Sterling” means Fund Management Services, LLC.

“Sterling Confidentiality Agreement” has the meaning set forth in Section 7.10.

“Student Financial Assistance Programs” means the Title IV Programs and any other program authorized by the HEA and administered by the DOE, as well as any other student assistance grant or loan programs or other government-sponsored student assistance programs.

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, 50% or more of the equity interests of the second Person).

“Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Substantial Control” has the meaning set forth in Section 4.15(e).

“Superior Proposal” has the meaning set forth in Section 7.4(h)(iii).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 4.18.

“Tax” means (i) all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability or joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Termination Fee” means $110,000,000 except in the event that any third party has made a bona fide Company Acquisition Proposal on or before the No-Shop Period Start Date, which Company Acquisition Proposal the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determined in good faith pursuant to Section 7.4(b), and after consultation with its financial and legal advisors, constituted or could have reasonably been expected to result in, a Superior Proposal, and this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with such third party in which case Termination Fee shall mean $55,000,000.

“Title IV Programs” means the programs of student financial assistance authorized by Title IV of the HEA.

“Voting Agreement” has the meaning set forth in Section 4.2(a).

Section 1.2   Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to January 28, 2007. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II
THE MERGER

Section 2.1   The Merger.

(a)   At the Effective Time, in accordance with the Act, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a subsidiary of Parent.

(b)   Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub shall file articles of merger (the “Articles of Merger”) meeting the requirements of the Act for acceptance of record by the SDAT. The Merger shall become effective at such time as the Articles of Merger are filed with and accepted of record by the SDAT, or at such later time as the Company and Merger Sub may agree and specify in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c)   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d)   The closing of the Merger (the “Closing”) shall take place (i) at the offices of Simpson Thacher & Bartlett LLP located in New York, New York, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VIII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) (provided, that if all the conditions set forth in Article VIII shall not have been satisfied or validly waived on such day, then the Closing shall take place on the first Business Day on which all such conditions shall have been or can be satisfied or shall have been validly waived) or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the actual date of the Closing, the “Closing Date”). Notwithstanding the foregoing, in the event the Closing would have occurred as provided in this Section 2.1(d) but the date on which the Closing would have occurred is after the fifteenth (15th) day of the applicable month, at the option of Merger Sub, the Closing may occur on the first Business Day of the subsequent month.

Section 2.2   Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Common Stock:

(a)   Each share of Common Stock owned by Parent immediately prior to the Effective Time (including Common Stock acquired by Parent immediately prior to the Effective Time pursuant to the Equity Rollover Commitments), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto. Each share of Common Stock held by any wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time.

(b)   Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(c)   Each share of Common Stock (including any Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled or remain outstanding pursuant to Section 2.2(a)), automatically shall be canceled and converted into the right to receive $60.50 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock (a “Certificate”) in the manner provided in Section 2.3. Such shares of Common Stock (including any Company Restricted Shares), other than those canceled or remaining outstanding pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.”

(d)   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

(e)   If between the date of this Agreement and the Effective Time the number of shares of outstanding Common Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per share of Common Stock shall be correspondingly adjusted.

(f)    For the avoidance of doubt, the parties acknowledge and agree that the contribution of shares of Common Stock (including Company Restricted Shares, if any) to Parent pursuant to the Equity Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

(g)   The Company Equity Awards outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.4.

Section 2.3   Payment of Cash for Merger Shares.

(a)   Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Options, unless another agent is designated as provided in Section 2.4(a) (the “Disbursing Agent”). Promptly after the Effective Time, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options and Company Performance Shares outstanding immediately prior to the Effective Time pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Company Options and Company Performance Shares outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $500,000,000, or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

(b)   As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates will be effected, and risk of loss and title will pass, only upon delivery of the Certificates to the Disbursing Agent. Upon surrender of such Certificate or Certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Disbursing Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)   If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of Certificates for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate.

(g)   Except as provided in Section 2.2(a), from and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Stock, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)   In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i)    Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.4   Treatment of Company Equity Awards.

(a)   As of the Effective Time, except as otherwise agreed by Parent and a holder of Company Options with respect to such holder’s Company Options or as otherwise provided in this Agreement, each Company Option which is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable) will be canceled and extinguished by the Company, and the holder thereof will be entitled to receive from the Surviving Corporation in consideration for such cancellation promptly following the Effective Time an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Option multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. In the event that the per share exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without payment therefor and have no further force or effect. All payments with respect to canceled Company Options shall be made by the Disbursing Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.3.

(b)   As of the Effective Time, except as otherwise agreed by Parent and a holder of unvested Company Restricted Shares or as otherwise provided in this Agreement, with respect to such holder’s unvested Company Restricted Shares, each unvested Company Restricted Share outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.2, without interest and less any amounts required to be deducted and withheld under any applicable Law.

(c)   At the Effective Time, except as otherwise agreed by Parent and a holder of Company Performance Shares with respect to such holder’s Company Performance Shares, each Company Performance Share which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled by the Company and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Common Stock subject to such Company Performance Share, without interest and less any amounts required to be deducted and withheld under any applicable Law.

(d)   Those certain unvested Company Options and Company Restricted Shares set forth in Section 2.4(d) of the Company Disclosure Letter shall, in lieu of becoming vested and canceled in exchange for the applicable payments described in Sections 2.4(a) and 2.4(b) above, respectively, be canceled in exchange for the payment in cash of a retention bonus, subject to certain vesting requirements, all as described in Section 2.4(d) of the Company Disclosure Letter.

(e)   Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

(f)    Parent, the Surviving Corporation and the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) shall be entitled to deduct and withhold from any amounts to be paid under this Section 2.4 in respect of Company Options and Company Performance Shares amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Company Options and Company Performance Shares from whose payments in respect of Company Options and Company Performance Shares the amounts were so deducted and withheld.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1   Articles of Incorporation. The Articles of Incorporation, as amended, of the Company shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.2   Bylaws. The Bylaws, as in effect immediately prior to the Effective Time, of Merger Sub, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.3   Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time (other than those who Parent determines shall not remain as officers of the Surviving Corporation) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent) or (y) as may be disclosed in the Specified SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1   Corporate Existence and Power. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing). Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. Each of the Company, its Material Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Material Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.

Section 4.2   Corporate Authorization.

(a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval, at a meeting of Company stockholders called for such purpose, of this Agreement by the affirmative vote of the holders (present at such meeting in person or by proxy) of a majority of the shares of Company Common Stock outstanding (the “Requisite Stockholder Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) approved the execution, delivery and performance of the Voting Agreement, dated as of the Execution Date, among the Company (to the extent provided therein), Parent, DLB, ST and the other parties thereto (the “Voting Agreement”), and (iv) resolved to recommend that the Company stockholders approve this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3   Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing and acceptance for record of the Articles of Merger with the SDAT; (ii) compliance with the applicable requirements of the HSR Act or the applicable Other Antitrust Laws of jurisdictions other than the United States specified in Section 4.3(ii) of the Company Disclosure Letter; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement and the Schedule 13E-3; (iv) compliance with the rules and regulations of the Nasdaq Global Select Market; (v) compliance with any applicable foreign or state securities or Blue Sky laws; (vi) any such consent, approval, authorization, permit, action, filing or notification required from or to any Education Department, Accrediting Body or DOE (as specified in Section 4.3(vi) of the Company Disclosure Letter); and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.4   Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Material Subsidiaries or Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, which would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.5   Capitalization.

(a)   The authorized share capital of the Company is 100,000,000 shares, divided into 90,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01per share (the “Preferred Stock”). As of the Execution Date, there were (i) 51,855,444 shares of Common Stock issued and outstanding (including 420,313 outstanding Company Restricted Shares) and no shares of Preferred Stock issued and outstanding, (ii) outstanding Company Options to purchase an aggregate of 5,226,757 shares of Common Stock, with a weighted average exercise price of $24.44 per share, and (iii) 166,000 shares of Common Stock subject to outstanding Company Performance Shares. Section 4.5 of the Company

Disclosure Letter sets forth, as of the Execution Date, the number of shares of (i) Common Stock issuable upon exercise of outstanding Company Options, (ii) Company Performance Shares and (iii) Company Restricted Stock, in each case granted under each Company Stock Plan or otherwise, including, as applicable, the per share exercise price, the date of grant, the vesting commencement date and the vesting schedule thereof. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)   Except as set forth in Section 4.5(a), there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options, Company Performance Shares or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto. None of the Subsidiaries of the Company own any Common Stock.

(c)   Other than the issuance of Common Stock upon exercise of Company Options or the settlement of Company Performance Shares from September 30, 2006 to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d)   Neither the Company nor any of the Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Subsidiary of the Company, Company Joint Venture or any other Person, other than intercompany debt.

(e)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company stockholders may vote are outstanding.

Section 4.6   Company Subsidiaries and Joint Ventures. (a)  Section 4.6(a) of the Company Disclosure Letter sets forth all Material Subsidiaries of the Company and Company Joint Ventures. All equity interests of any Material Subsidiary of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests in Material Subsidiaries held by the Company or any Subsidiary of the Company are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. All equity interests of the Company Joint Ventures held by the Company or any Subsidiary of the Company are free and clear of any Liens other than Permitted Liens.

(b)   There have not been reserved for issuance, and there are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Material Subsidiary of the Company; (ii) rights or options to acquire from the Company or its Material Subsidiaries, or obligations of the Company or its Material Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of any Material Subsidiary of the Company; or (iii) equity equivalent interests in the ownership or earnings of any Material Subsidiary of the Company or other similar rights in respect of any Material Subsidiary of the Company (the items in clauses (i) through (iii) collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any Material Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Subsidiary Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of any Subsidiary of the Company or preemptive rights with respect thereto.

Section 4.7   Reports and Financial Statements.

(a)   The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2004, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

Section 4.8   Sarbanes-Oxley Compliance; Internal Controls.

The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize, and report financial information, and (ii) any fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.9   Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the most recent consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, which are not material taken as a whole, (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice or (iv) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 4.10   Disclosure Documents. The Schedule 13E-3 and the Company Proxy Statement will not, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement) or at the time of the Company Stockholder Meeting (other than as to information supplied in writing by Parent or Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries), expressly for inclusion therein, as to which no representation is made), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13E-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing.

Section 4.11   Absence of Certain Changes or Events. Since September 30, 2006, (i) no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) the Company and its Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures, have carried on their respective businesses in all material respects in the ordinary course of business.

Section 4.12   Litigation. Except as publicly disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the  Knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries, except for any Proceeding which has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which (i) has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) would not prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its obligations hereunder.

Section 4.13   Taxes. Except as have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)   all Tax Returns required to be filed by the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete;

(b)   the Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.13(a)) other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP if such reserves are required under GAAP;

(c)   no audit or other proceeding by any taxing authority is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries;

(d)   there are no Tax sharing agreements (or similar agreements) to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is bound (other than agreements exclusively between or among the Company and its Subsidiaries); and

(e)   neither the Company nor any of its Subsidiaries has engaged in any reportable transaction under Section 6011 of the Code and the regulations thereunder.

Section 4.14   ERISA.

(a)   Section 4.14(a) of the Company Disclosure Letter contains a true and complete list of each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and stock purchase, stock option, severance, retention, employee loan, collective bargaining, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits and which is maintained or contributed to by the Company or any of its U.S. Material Subsidiaries or under which the Company or any of its U.S. Material Subsidiaries has any present or future liability. Each Company Benefit Plan has been operated, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable requirements of Law, including ERISA and the Code, except as would not subject the Company or any of its Subsidiaries to any liability that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any Company Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code). Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no “accumulated funding deficiency” (as such term is defined in

Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan.

(b)   Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

(c)   Except in the ordinary course of business or as required by applicable Law, since September 30, 2006, there has been no amendment to any Company Benefit Plan that would increase materially the expense to the Company or any of its Subsidiaries of maintaining such plan above the level of the expense incurred by the Company or its Subsidiaries therefor for the most recent fiscal year. Except as contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with any other related event) (i) result in any material payment by the Company or any of its Material Subsidiaries to any Company Employee of any money or other property under any Company Benefit Plan or Company Stock Plan or (ii) result in the accelerated vesting or funding through a trust or otherwise of a material amount of compensation or benefits under any Company Benefit Plan or Company Stock Plan or (iii) result in payments under any Company Benefit Plan which would not be deductible under Section 280G of the Code.

Section 4.15   Compliance With Laws.

(a)   The Company and each of its Subsidiaries is, and at all times has been, in compliance with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)   The Domestic Institution is and, since July 1, 2003, has been, duly qualified as, and in material compliance with the DOE definition of, a “proprietary institution of higher education.”

(d)   The Domestic Institution has not derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with DOE’s “90/10 Rule” as codified at 34 C.F.R. §600.5(a)(8), for any fiscal year reporting period required by the DOE ended on or after July 1, 2003.

(e)   Neither the Company, nor any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries or the Domestic Institution (as the term “Substantial Control” is used in 34 C.F.R. §668.174(b) and (c)) (“Substantial Control”), or member of such person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (A) exercises or exercised Substantial Control over an institution other than the Domestic Institution or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (B) owes a liability for a Title IV Program or other HEA program violation. At no time has the Company, any of its Subsidiaries, or the Domestic Institution, nor any person or entity that exercises Substantial Control over any of them, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of the Company, any of its Subsidiaries, or the Domestic Institution, nor any person or entity that exercises Substantial Control over any of them, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, or the Domestic Institution currently employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(f)    As of the date hereof, to the Knowledge of the Company, there exist no facts or circumstances attributable to the Company or any Affiliate of the Company that would reasonably be expected to cause the DOE to refuse to deliver a written response that would satisfy the condition set forth in Section 8.2(d) of this Agreement. As of the date hereof, to the Knowledge of the Company, neither the Company nor any Affiliate of the Company has been or is subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the issuance by the DOE of a written response that would satisfy the condition set forth in Section 8.2(d) of this Agreement.

Section 4.16   Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has provided to Parent a complete and correct copy of any Contract between the Company and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, relating to any such fees.

Section 4.17   Opinion of Financial Advisors. Each of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Special Committee an opinion to the effect that, as of the Execution Date, the consideration to be received by holders of Common Stock (other than any holder who will contribute Common Stock to Parent) in the Merger is fair, from a financial point of view, to such holders.

Section 4.18   Anti-Takeover Provisions. The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have any stockholder rights plan in effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub on the date hereof (the “Parent Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1   Corporate Existence and Power. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the Province of Alberta and has all requisite power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2   Corporate Authorization. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub. Except for the approval of this Agreement by Parent, as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time), no other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3   Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority on the part of Parent or Merger Sub, other than (i) the filing and acceptance for record of the Articles of Merger with the SDAT; (ii) compliance with the applicable requirements of the HSR Act or the applicable Other Antitrust Laws of jurisdictions other than the United States; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (iv) compliance with any applicable foreign or state securities or Blue Sky laws; (v) filings required as a result of facts or circumstances solely attributable to the Company, its Subsidiaries, a direct or indirect change of control thereof or the operation of their businesses; (vi) any such consent, approval, authorization, permit, action, filing or notification required from or to any Education Department, Accrediting Body or DOE (as specified in Section 5.3(vi) of the Parent Disclosure Letter) and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely effect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4   Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any Contract.

Section 5.5   Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to stockholders of the Company (in the case of the Company Proxy Statement), or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6   Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person except Goldman, Sachs & Co. and Citigroup is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement in the event the Merger is not consummated.

Section 5.7   Financing. Parent has delivered to the Company true and complete copies of (i) the debt commitment letters dated as of the Execution Date from Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letters, dated as of the Execution Date, from each of the Persons listed in Section 5.7 of the Parent Disclosure Letter (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the Execution Date, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the Execution Date, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and to the knowledge of Parent, the other parties thereto. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub or any direct investor in Parent under any term or condition of the Financing Commitments or otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. The only conditions precedent to the obligations of the lenders and other Persons committing pursuant to the Financing Commitments to make the Financing available to Parent or its Affiliates are those contemplated by the terms of the Financing Commitments. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any of the direct investors in Parent has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitments. Parent, Merger Sub and their respective Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the Execution Date. Subject to the terms and conditions of the Financing Commitments and this Agreement and assuming the accuracy of the Company’s representations and warranties contained herein, the proceeds from the Financing constitute all of the financing required to be provided by Parent for the consummation of the Merger upon the terms set forth in this Agreement and other transactions contemplated by this Agreement.

Section 5.8   Equity Rollover Commitments. Parent has delivered to the Company true and complete copies of the equity rollover letters (the “Equity Rollover Commitments”), dated as of the Execution Date, from each of the Persons listed in Section 5.8 of the Parent Disclosure Letter (the “Rollover Entities”), pursuant to which such parties have committed to contribute to Parent that number of shares of Common Stock set forth in such letters for shares of membership interests of Parent immediately prior to the Effective Time. As of the Execution Date, the Equity Rollover Commitments are in full force and effect and are legal, valid and binding obligations of Parent and the other parties thereto. The only conditions precedent to the obligations of each of the Rollover Entities under the Equity Rollover Commitments are those contemplated by the terms of the Equity Rollover Commitments. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Equity Rollover Commitments or otherwise be reasonably likely to result in any portion of the commitments contemplated thereby to be unavailable. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent has any reason to believe that any of the Rollover Entities will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Equity Rollover Commitments.

Section 5.9   Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the Execution Date, there were 100 shares of common stock of Merger Sub outstanding, representing the only shares of Merger Sub outstanding and entitled to vote on the Merger.

Section 5.10   Voting Arrangements. Other than the Voting Agreement and as set forth in Section 5.10 of the Parent Disclosure Letter, no direct or indirect equity investor in Parent or Merger Sub, or any Affiliate thereof (other than the Company or any of its Subsidiaries), is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of any Common Stock it owns beneficially (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) or of record in respect of the Merger or any transaction involving a Company Acquisition Proposal or Superior Proposal or any other transactions contemplated hereby or thereby.

Section 5.11   Compliance with Laws; Education Consents. (a) None of Parent or Merger Sub nor any person or entity that exercises Substantial Control over Parent or Merger Sub, or member of such person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (A) exercises or exercised Substantial Control over any institution or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (B) owes a liability for a Title IV Program or other HEA program violation. At no time has Parent, Merger Sub, or any Affiliate of Parent or Merger Sub, or any person or entity that exercises Substantial Control over any of them (other than portfolio companies or portfolio investments), filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of Parent or Merger Sub, or any person or entity that exercises Substantial Control over any of them, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the knowledge of Parent and Merger Sub, neither Parent nor Merger Sub currently employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(b)   As of the date hereof, to the knowledge of Parent and Merger Sub, there exist no facts or circumstances attributable to Parent or Merger Sub, to any Person in which Parent or Merger Sub has an interest, or to any Affiliate of Parent or Merger Sub (other than portfolio companies or portfolio investments), that would reasonably be expected to cause the DOE to refuse to deliver a written response that would satisfy the condition set forth in Section 8.2(d) of this Agreement. As of the date hereof, to the knowledge of Parent and Merger Sub, none of Parent, Merger Sub, any Person in which Parent or Merger Sub has an interest, or any Affiliate of Parent or Merger Sub (other than portfolio companies or portfolio investments), has been or is subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the issuance by the DOE of a written response that would satisfy the condition set forth in Section 8.2(d) of this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   Conduct of the Company and Subsidiaries. Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a)   propose or adopt any change in its organizational or governing documents;

(b)   merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than such transactions solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

(c)   sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture), other than such transactions solely among the Company and/or its Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

(d)   fail to comply with Section 6.01 (captioned Indebtedness; Certain Equity Securities) of the Five-Year Credit Agreement as in effect on the date hereof;

(e)   offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(f)    make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except for (i) transactions solely among the Company and/or wholly owned Subsidiaries of the Company, or (ii) as required by existing contracts or transactions that do not exceed $200 million in the aggregate;

(g)   authorize any capital expenditures in excess of $10,000,000 per project or related series of projects in excess of $50,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s 2007 budget or carried over from the 2006 budget and approved development plans, as delivered to Parent prior to the date hereof;

(h)   fail to comply with Section 6.02 (captioned Liens) of the Five-Year Credit Agreement as in effect on the date hereof;

(i)    enter into or amend any Contract with any executive officer (except for the amendments described in Section 6.1 of the Company Disclosure Letter with respect to the change of control agreements listed therein) director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Common Stock;

(j)    split, combine or reclassify any Company Securities or Subsidiary Securities or amend the terms of any Company Securities or Subsidiary Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities or Subsidiary Securities other than a dividend or distribution by a Subsidiary of the Company in the ordinary course of business, (iii) grant, issue or offer to grant or issue any Company Securities or Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities or Subsidiary Securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company Securities to satisfy tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, and (E) the issuance of Company Securities as required to comply with any Company Benefit Plan or Employment Agreement as in effect on the date of this Agreement; provided, however, that clauses (B) through (D) shall only be permitted to the extent the applicable Company Stock Plan or related award agreements provide therefor at the date hereof;

(k)   except (i) as required pursuant to existing written agreements or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable Law (including Section 409A of the Code), (A) adopt, amend or terminate any Company Benefit Plan or enter into, amend or terminate any collective bargaining agreement or any Employment Agreement with any Company Employee, except for entry into Employment Agreements in the ordinary course of business consistent with past practice with persons who are not executive officers or directors to the extent necessary to replace a departing employee or fill an existing vacancy, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) increase in any manner the compensation or fringe benefits of any Company Employee by an amount in excess of $1,000,000 in the aggregate outside of the ordinary course of business, or (D) grant any severance or termination pay to any Company Employee;

(l)    settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and other than any litigation relating to the transactions contemplated by this Agreement;

(m)  other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(n)   make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(o)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;

(p)   (i) approve, adopt or enter into any stockholders’ rights plan or other anti-takeover measure unless it excludes Parent, Merger Sub, and any of their respective members, stockholders and Affiliates from its operation in all respects; or (ii) take any action that would cause any Takeover Statute to apply to this Agreement, the Merger or the other transactions contemplated hereby;

(q)   take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(r)    authorize, agree or commit to do any of the foregoing.

Section 6.2   Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, unless otherwise contemplated herein, it shall not (i) take any action (including by way of amendment to the Investors Agreement dated as of the Execution Date among Parent and the investors named therein (the “Investors Agreement”)) that is intended to or would result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.3 becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent has provided to the Company a summary of the material provisions of the Investors Agreement relating to “Approvals” and “Remedies” to the extent such provisions relate to the consummation of the Merger and the obtaining of Equity Financing in connection therewith.

Section 6.3   No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1   Stockholder Meeting; Proxy Material.

(a)   The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law and as provided in this Agreement as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement or the Schedule 13E-3, (ii) use reasonable best efforts to solicit the approval of this Agreement by the Company stockholders, and (iii) except to the extent that the Board of Directors of the Company (acting upon the recommendation of the Special Committee, if such committee still exists) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement (the “Recommendation”).

(b)   In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable prepare the Company Proxy Statement and the Schedule 13E-3 and file, (in the case of the Schedule 13E-3, jointly with Parent and Merger Sub) the Company Proxy Statement and the Schedule 13E-3 with the SEC as promptly as reasonably practicable and in any event within 21 Business Days following the date of this Agreement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have the SEC confirm that it has no further comments on the Company Proxy Statement or the Schedule 13E-3 and will thereafter mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting (provided that the Company shall be under no obligation to mail the Company Proxy Statement to its stockholders prior to the No-Shop Period Start Date), (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement and the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement and the preparation and filing of the Schedule 13E-3, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement and the Schedule 13E-3 under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement and the Schedule 13E-3, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its stockholders and filing the Schedule 13E-3 with the SEC.

(c)   If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Company Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d)   In connection with the filing of the Company Proxy Statement, the Company and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires  such action at any time prior to the Company Stockholders Meeting.

Section 7.2   Reasonable Best Efforts. (a)  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons and, in the case of Parent, using reasonable best efforts to enforce any remedies available to Parent in the Investors Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and

Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 21 Business Days) and to make, or cause to be made, the filings and authorizations required under the Other Antitrust Laws of jurisdictions other than the United States and under applicable Law with respect to the DOE and any other applicable Education Departments and Accrediting Bodies as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Other Antitrust Laws of jurisdictions other than the United States or other applicable Law with respect to the DOE and any other applicable Education Departments and Accrediting Bodies and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States as soon as practicable; provided that in no event shall any member or other holder of interests in Parent, or any Affiliate of any member of Parent, be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of the Company and its Subsidiaries. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the DOE or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the DOE or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the DOE or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting its business in a manner which would resolve such objections or suits, so long as such actions, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the

Company; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon consummation of the Merger and the other transactions contemplated hereby; and provided, further, however, that in no event shall any member or other holder of interests in Parent, or any Affiliate of any member of Parent, be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of the Company and its Subsidiaries. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the End Date.

(d)   Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)   The Company and each of its Subsidiaries and Parent will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith (i) to submit a pre-acquisition review application for the Domestic Institution with the DOE within twenty-one (21) Business Days of the date of this Agreement and (ii) promptly to submit and make other applications, notices and submissions with the DOE and other Education Departments and Accrediting Bodies which must be filed prior to the Closing in order for the Company to obtain (a) all Education Department and Accrediting Body approvals and permits which must be obtained prior to the Closing in order for the Surviving Corporation to operate the Domestic Institution and Foreign Institutions as they are currently operated and for the Domestic Institution and Foreign Institutions to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of the Surviving Corporation (collectively, the “Pre-Closing Education Consents”, identified as such in Section 7.2(e)(i) of the Company Disclosure Letter), and (b) all Education Department and Accrediting Body approvals and permits which must be obtained after the Closing in order for the Surviving Corporation to operate the Domestic Institution and Foreign Institutions as they are currently operated and for the Domestic Institution and Foreign Institutions to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of the Surviving Corporation (collectively, the “Post-Closing Education Consents”, identified as such in Section 7.2(e)(ii) of the Company Disclosure Letter); provided, however, that the Company (including any of its Subsidiaries) shall not file any application, notice or other submission to the DOE, any Education Department or any Accrediting Body without providing Parent a reasonable opportunity to review such application, notice or other submission and without obtaining the consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, however, that the Company shall be solely responsible for the submission of all such applications, notices and submissions, subject only to the right of Parent and Merger Sub to review and consent to such applications, notices and submissions as provided for in this Section 7.2(e). Parent and Merger Sub will take all commercially reasonable steps, including with respect to the structure and organization of Parent and Merger Sub, to ensure that any response from the DOE to the DOE pre-acquisition approval does not contain any of the conditions set forth in Section 8.2(d).

(f)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its

Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, other than standard Governmental application, filing or registration fees, and (ii) no party or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

Section 7.3   Access to Information. (a)  Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent that such books, records, documents or other information are subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) to the extent that the disclosure thereof would result in the loss of attorney-client privilege, (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such law) or (iv) to the extent relating to pricing or other matters that are highly sensitive if the exchange of such books, records, documents or other information (or portions thereof), as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates). The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 7.3(a) shall be subject to the Confidentiality Agreements and the Sterling Confidentiality Agreement.

(b)   No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 7.4   Solicitation.

(a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern Time on March 14, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right (acting under the direction of the Special Committee) to: (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and Merger Sub; and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal.

(b)   Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations (including by exempting any Person from any applicable Takeover Statute), or (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Section 7.4(c) have been satisfied as of the No-Shop Period Start Date (an “Excluded Party”) (provided, that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal made by such party fails, in the reasonable judgment of the Special Committee, to satisfy the requirements of Section 7.4(c)), on the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder. Within 24 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties.

(c)   Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the No-Shop Period Start Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) believes in good faith to be bona fide and (ii) the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent and Merger Sub. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), the Company shall be permitted prior to obtaining the Requisite Stockholder Vote to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent and Merger Sub in the event it receives a Company Acquisition Proposal from a Person or group of related Persons (other than, prior to the 15th calendar day following the No-Shop Period Start Date, an Excluded Party), including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, from and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent and Merger Sub orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal received on or after the No-Shop Period Start Date from a Person or group of related Persons (other than, prior to the 15th calendar day following the No-Shop Period Start Date, an Excluded Party).

(d)   Subject to Section 7.4(e), neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation. None of the Board of Directors of the Company, any committee thereof or the Company itself, shall agree with any Person (other than an Excluded Party with respect to the period prior to the 15th calendar day following the No-Shop Period Start Date) to limit or not to give prior notice to Parent and Merger Sub of its intention to effect a Recommendation Withdrawal or to terminate this Agreement in light of a Superior Proposal.

(e)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub (“Recommendation Withdrawal”); provided, however, that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) may not effect a Recommendation Withdrawal pursuant to this Section 7.4(e) unless: (i) if such action is taken from and after the No-Shop Period Start Date (or with respect to an Excluded Party, from and after the 15th calendar day following the No-Shop Period Start Date), the Company has provided prior written notice to Parent and Merger Sub, at least five calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (ii) if such action is taken from and after the No-Shop Period Start Date (or with respect to an Excluded Party, from and after the 15th calendar day following the No-Shop Period Start Date), prior to effecting such Recommendation Withdrawal, the Company has, and has caused its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 7.4(e) with respect to such new written notice (to the extent so required), except that the Notice Period shall be reduced to three Business Days.

(f)    Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors), after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with disclosure requirements under applicable Law; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement.

(g)   The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(h)   As used in this Agreement, the term:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Sterling Confidentiality Agreement, provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Sterling Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreements and the Sterling Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto;

(ii)   “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities or Subsidiary Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class or series of Company Securities or Subsidiary Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

(iii)  “Superior Proposal” means a Company Acquisition Proposal, which was not obtained in violation of this Section 7.4, and which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) than the transactions contemplated hereby (x) after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “30% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Company Acquisition Proposal shall only refer to a transaction or series of transactions (i) directly involving the Company (and not exclusively its Subsidiaries) or (ii) involving a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

Section 7.5   Director and Officer Liability.

(a)   From and after the Effective Time, the Surviving Corporation shall to the greatest extent permitted by Law indemnify and hold harmless and comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the “Replacement Policies”) in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies (the “Insurance Amount”) (in which event, the Surviving Corporation shall obtain as much comparable insurance as available for the Insurance Amount); provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5.

(c)   The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6   Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7   Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, court process or any listing agreement with the Nasdaq Global Select Market, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

Section 7.8   Employee Matters.

(a)   Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Employment Agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, but excluding equity and equity equivalents (collectively, “Compensation”), that in the aggregate is no less favorable than, and (ii) severance, pension and welfare benefits that in the aggregate are no less favorable than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.8, nothing herein shall (A) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (B) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable employee benefit plans. The provisions in this Section 7.8(a) are in addition to any effect Section 7.8(c) may have on Compensation and benefits.

(b)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time except to the extent such credit would result in an unintended duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents to the extent waived under any Company Benefit Plan and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to the extent credited under any Company Benefit Plan, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

(c)   From and after the Effective Time, Parent will cause the Surviving Corporation and all of their Subsidiaries to assume and honor, in accordance with their respective terms, (i) each employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand and (ii) each deferred compensation and bonus plan, program or agreement in the case of each of the foregoing clauses (i) and (ii), to the extent listed on Section 7.8 of the Company Disclosure Letter and legally binding on the Company or any of its Subsidiaries, with appropriate adjustments to reflect the effects of the Merger.

(d)   During the period commencing on the date of this Agreement and ending on the Effective Time, the Company shall use its reasonable best efforts to cause the Compensation Committee of the Board of Directors of the Company to amend the Company’s 2006 Executive Annual Incentive Plan to delete Section 8 of such plan.

(e)   The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement nor shall any provision of this Section 7.8 constitute an amendment or modification of any of the Company Benefit Plans.

Section 7.9   Financing. (a)  Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters, customary authorization letters included in such syndication memoranda containing customary representations regarding the information about the Company and its Subsidiaries included in such memoranda, and consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating the pledging of collateral, in each case effective on or after the Effective Time, (iv) furnishing Parent and its Financing sources as promptly as practicable and in any event no later than 25 Business Days prior to the End Date with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, including audits thereof to the extent so required, to consummate the offering of debt securities contemplated by the Debt Financing Commitments at the time in the Company’s fiscal year that such offering will be made, (v) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent, (vi) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) effective on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) taking all other corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company (it being understood that (A) to the greatest extent practicable, the actions contemplated by this Section 7.9(a)(viii) shall not be required to be taken until immediately prior to the Closing and that prior to the taking of such actions, any current member of the Board of Directors may resign and (B) if such member of the Board of Directors resigns, the failure of any such director to take any such action shall not constitute a failure to satisfy a condition to Closing) and (ix) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse, or cause its Affiliates to reimburse, the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.9(a) shall be kept confidential in accordance with the Confidentiality Agreements, except for such information contained in any offering memoranda referred to above and consented to by the Company (such consent not to be unreasonably withheld or delayed).

(b)   Each of Parent and Merger Sub shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto and (ii) to satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements that are within its control. Subject to the satisfaction (or waiver by Parent) of the conditions set forth in Sections 8.1 and 8.2, each of Parent and Merger Sub shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on or prior to the End Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). Notwithstanding the foregoing, in the event that (a) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (b) all closing conditions contained in Article VIII (other than, solely as a result of the failure to consummate all or any portion of such high yield financing, those contained in Section 8.2(c)) shall have been satisfied or waived and (c) the bridge facilities contemplated by the Debt Financing Commitments are available on the terms and conditions described in the Debt Financing Commitments, then Parent and Merger Sub shall cause the proceeds of such bridge financing, subject to the availability thereof, to be used to replace such high yield financing no later than the final day of the Marketing Period or, if earlier, the End Date. For purposes of this Agreement, “Marketing Period” shall mean the period of 20 consecutive calendar days after the date the conditions set forth in clauses (a), (b) and (c) of the immediately preceding sentence are satisfied and during which period (x) such conditions remain satisfied and (y) all of the information described in clause (iv) of the first sentence of Section 7.9(a) is and remains available; provided, that if the Marketing Period has not ended on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 2, 2007. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable, taken as a whole, to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent and Merger Sub shall keep the Company reasonably apprised of material developments relating to the Financing.

(c)   Neither Parent nor Merger Sub shall agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent and Merger Sub after the Execution Date but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions to the receipt of the Financing as set forth in the Debt Financing Commitments in any material respect or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

(d)   In no event shall Parent or any of its Affiliates (which for purposes of this Section 7.9(d) shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person except Goldman, Sachs & Co. and Citigroup any financial advisory role on an exclusive basis (or until the No-Shop Period Start Date, any additional firm or Person, other than J.P. Morgan Securities Inc. and/or Credit Suisse, on a non-exclusive basis), or (ii) engage any bank or investment bank or other provider of financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), provided that this clause (ii) shall not prevent Parent or any of its Affiliates from engaging (x) appropriate Affiliates of J.P. Morgan Securities Inc. and/or Credit Suisse as a provider of debt financing on a non-exclusive basis, or (y) any of the potential providers of mezzanine financing set forth in Section 7.9(d) of the Parent Disclosure Letter, in such capacity and on a non-exclusive basis, in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby, provided, however, that following the No-Shop Period Start Date, Parent may engage one additional provider of debt financing and one additional financial advisor, in each case, on an exclusive basis, and such other financial advisors and providers of financing, on a non-exclusive basis, as determined by Parent. Until the No-Shop Period Start Date, neither Parent nor any of its Affiliates shall seek or obtain, or engage in substantive discussions in respect of, any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives who have not been provided any such information prior to the Execution Date, other than (A) as set forth in the Equity Financing Commitments, as in effect on the date hereof, (B) the Persons listed in Section 7.9(d) of the Parent Disclosure Letter and (C) sources other than Persons principally involved in the private equity business, subject in the case of this clause (C) to a maximum aggregate equity commitment of $250,000,000.

Section 7.10   Confidentiality Agreements. Parent acknowledges on behalf of its Affiliates and each investor in Parent party to any Confidentiality Agreement or the confidentiality agreement dated September 12, 2006, between Sterling and the Company (the “Sterling Confidentiality Agreement”) that such Affiliates and investors continue to be bound by such Confidentiality Agreements (including any “standstill” provisions therein), and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s or such Affiliate’s rights under such agreements, except that each of the Confidentiality Agreements and the Sterling Confidentiality Agreement shall be deemed to be amended to allow (x) the taking of any action permitted by this Agreement, including the formation of a “group”

(within the meaning of Section 13(d)(3) of the Exchange Act) with such equity financing sources as are permitted by Section 7.9, the acquisition by each member of any such group of beneficial ownership of securities of the Company held by all other group members, and the making of any necessary filings with respect to the formation of, and beneficial ownership of voting securities of the Company by the members of, such a group and (y) to permit Parent, Merger Sub and their respective Affiliates to make “solicitations” of “proxies” to vote (as such terms are used in Regulation 14A promulgated under the Exchange Act) in favor of the approval of the Merger.

Section 7.11   Management. In no event shall Parent or any of its Affiliates (which for purposes of this Section shall be deemed to include each direct investor in Parent) enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company Employee on terms that expressly prohibit or restrict such member of management or such Company Employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Company or its Subsidiaries or seek to do so. Parent shall cause its Affiliates to comply with the foregoing covenant.

Section 7.12   Resignation of Directors. Prior to the Effective Time, the Company will cause each Member of its Board of Directors to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time.

Section 7.13   Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.14   Section 16 Matters. Prior to the Effective Time, the Company shall take all necessary steps to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company such that such disposition will be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1   Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)   Stockholder Approval. This Agreement shall have been approved by the Requisite Stockholder Vote.

(b)   Regulatory Approval. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated, without any requirement to take any action, or agree to take any action, or agree to any conditions or restrictions in connection with obtaining the foregoing that would be reasonably likely to have a Material Adverse Effect on the Company.

(c)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 8.2   Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties. Subject to the preamble to Article IV, the representations and warranties (i) set forth in Section 4.5 (other than Section 4.5(d)) shall be true and correct in all material respects as of the Effective Time as if made at and as of such time and (ii) set forth in Article IV, other than those to which clause (i) above applies, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein, but, to avoid confusion, giving effect to the term “Material Subsidiary”) as of the Effective Time as if made at and as of such time, except in the case of this clause (ii) where the failure to be so true and correct, individually and in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company, provided in the case of each of clauses (i) and (ii) that representations made as of a specific date shall be required to be so true and correct subject to such qualifications as of such date only. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(b)   Performance of Obligations of the Company.

(i)    The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder, and satisfied in all material respects the condition set forth in Section 8.2(b)(ii) below. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(ii)   Except as set forth in Section 8.2(b) of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, since the date of this Agreement, the Company shall not have, and shall not have permitted its Subsidiaries to: (A) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption, repayment or guarantee of indebtedness in the ordinary course consistent with past practice, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice; (B) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries; or (C) mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens).

(c)   Financing. The Debt Financing shall be available for borrowing on the Closing Date on the terms and conditions set forth in the Debt Financing Commitments, or upon terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub (as determined in the reasonable judgment of Parent).

(d)   Education Consents. Parent, Merger Sub, the Company or the Domestic Institution shall have received a written response from the DOE to the pre-acquisition review application filed with respect to the Domestic Institution and such written response shall not include (A) a statement of intention not to approve the post-Closing eligibility of the Domestic Institution to participate in the Title IV Programs, or (B) as a condition of the post-Closing approval of the eligibility of the Domestic Institution to participate in the Title IV Programs (i) any limitation on the Domestic Institution’s ability to open new locations, add new educational programs or revise existing educational programs if such limitations, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Effect on the Company, or (ii) any requirement that any partner or member of Parent or any Affiliate of any such partner or member assume any liability for obligations arising out of the Company’s or the Domestic Institution’s participation in or administration of the Title IV Programs (provided that Parent may not assert this condition if the failure of such condition to be satisfied results from Parent’s failure to comply with its obligations under the last sentence of Section 7.2(e)).

Section 8.3   Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties. Subject to the preamble to Article V, the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time as if made at and as of such time and those which are not so qualified shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, provided that representations made as of a specific date shall be required to be true as of such date only. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

(b)   Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

ARTICLE IX
TERMINATION

Section 9.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the stockholders of the Company):

(a)   by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b)   by either the Company or Parent:

(i)    if the Effective Time shall not have occurred on or before September 21, 2007 (the “End Date”) unless the failure of the Effective Time to occur by such date is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(ii)   if any Restraint having the effect set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint; or

(iii)  if at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to approve this Agreement by the Requisite Stockholder Vote;

(c)   by the Company:

(i)    if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(c) or Sections 8.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement;

(ii)   at any time after the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) shall have concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless: (A) the Company, if such action is taken from or after the No-Shop Period Start Date (or with respect to an Excluded Party, from and after the 15th calendar day following the No-Shop Period Start Date), shall also have complied with the proviso to the first sentence of Section 7.4(e), reading, for purposes of this Section 9.1(c)(ii), the proviso to the first sentence of Section 7.4(e) as if the words “effect a Recommendation Withdrawal” were replaced with the words “terminate this Agreement pursuant to Section 9.1(c)(ii)”and clause (ii) of the proviso to Section 7.4(e) as if the words “effecting such Recommendation Withdrawal” were replaced with the words “terminating this Agreement pursuant to Section 9.1(c)(ii),” (B) the Company concurrently pays the Termination Fee payable pursuant to Section 9.2(a); and (C) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal; or

(iii)  at any time prior to the No-Shop Period Start Date, the Cooperation Agreement is breached in a manner that materially impairs the Company’s ability to take the actions described in Section 7.4(a) of this Agreement, and the breaching party has been given reasonable notice of such breach and a reasonable opportunity to cure such breach prior to the No-Shop Period Start Date;

(d)   by Parent or Merger Sub:

(i)    if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;

(ii)   prior to the obtaining of the Requisite Stockholder Vote, if the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, been deemed to have effected a Recommendation Withdrawal pursuant to Section 7.4(f) or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved or publicly announced its intent to effect the foregoing; or

(iii)  the Company shall have willfully and materially breached the first sentence of Section 7.4(d) or the proviso in Section 7.4(f) in any respect adverse to Parent and Merger Sub.

Section 9.2   Termination Awards. (a)  In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii)(B) or Section 9.1(d)(iii), then the Company shall pay as directed by Parent in writing the Termination Fee, at or prior to the time of termination in the case of a termination pursuant to Section 9.1.(c)(ii) or as promptly as possible (but in any event within four Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii)(B) or Section 9.1(d)(iii).

(b)   In the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 9.1(d)(ii)(A) and, at any time after the date of this Agreement and prior to the event giving rise to Parent’s or Merger Sub’s right to terminate this Agreement under Section 9.1(d)(ii)(A), a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to any executive officer or director of the Company (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal), then the Company shall pay as directed by Parent in writing the Termination Fee as promptly as possible (but in any event within four Business Days) following termination of this Agreement.

(c)   In the event that this Agreement is terminated by Parent or Merger Sub, on one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or could have been terminated under such section) under circumstances in which the obligations under the Voting Agreement to vote in favor of the Merger Agreement have been satisfied in all material respects, and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting, a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to any executive officer or director of the Company (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) prior to the Company Stockholder Meeting, and, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced or consummated), then the Company shall pay as directed by Parent in writing the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, on the date of such execution or consummation (provided that solely for purposes of this Section 9.2(c), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 except that all references to 30% shall be deemed to be references to 50%).

(d)   In the event that this Agreement is terminated by Parent or Merger Sub, on one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or could have been terminated under such section) under circumstances in which (i) the obligations under the Voting Agreement to vote in favor of the Merger Agreement have been satisfied in all material respects and (ii) the Termination Fee is not then payable pursuant to this Section 9.2, then the Company shall pay as directed by Parent in writing as promptly as possible (but in any event within four Business Days) following receipt of an invoice therefor all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $15,000,000 (“Parent Expenses”); provided that the existence of circumstances which could require the Termination Fee subsequently to become payable pursuant to Section 9.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(d); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 9.2(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(c) except to the extent indicated in such Section 9.2(c).

(e)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the recipient of such amount.

(f)    The Company, on one hand, and Parent and Merger Sub, on the other hand, acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If any amounts due pursuant to this Section 9.2 are not paid within the time periods specified in this Section 9.2, the party that fails to make such payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the recipient party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 9.3   Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except (i) Sections 7.3(a)(last sentence), 7.10, 7.11, 9.2, 9.3, 10.1, 10.3, 10.6, 10.11 and 10.13 will survive the termination hereof and (ii) with respect to any liabilities for Damages incurred or suffered as a result of the willful and material breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1   Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent or Merger Sub, to:

Wengen Alberta, Limited Partnership
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Brian Carroll
Fax: (212) 750-0003

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
Fax: (212) 455-2502

if to the Company, to:

Laureate Education, Inc.
1001 Fleet Street
Baltimore, Maryland 21202-4382
Attention: General Counsel
Fax: (410) 843-8544

with copies (which shall not constitute notice) to:

DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
Attention: R. W. Smith, Jr.
Fax: (410) 580-3780

if to the Special Committee of the Board of Directors of the Company, to:

Laureate Education, Inc.
1001 Fleet Street
Baltimore, Maryland 21202-4382
Attention: Chairman of the Special Committee
Fax: (410) 843-8544

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC  20037
Attention:  Robert B. Robbins
Thomas J. Plotz
Fax: (202) 663-8007

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2   Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3   Expenses. Except as otherwise expressly provided in Sections 7.9 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4   Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company stockholders; provided, however, that, after approval of this Agreement by the Company stockholders, no amendment may be made which under applicable Maryland Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5   Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein, provided, that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee, or otherwise such action shall be taken by resolution of a majority of its Disinterested Directors. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing, Parent may assign its rights and obligations to any entity identified by Parent (or cause Parent to be removed as a party to this Agreement, in which case Merger Sub and the Company shall be the only parties to this Agreement and Merger Sub shall assume the obligations of Parent hereunder) on or prior to the 21st Business Day from the date hereof (or thereafter, subject to Section 10.4, if required to comply with the last sentence of Section 7.2(e)); provided (i) that the identity of any assignee of Parent will not materially impair the ability of the Company to satisfy the condition in Section 8.2(d), (ii) any assignee of Parent (or if Parent is removed as a party to this Agreement, Merger Sub) has beneficial equity ownership consistent with that of Parent and (iii) any such assignment does not adversely affect the validity or enforceability of the Financing Commitments; and provided, further, that any such assignment or removal shall relieve Parent of its obligations hereunder. The parties shall cooperate in good faith to modify the terms of this Agreement to reflect such assignment or removal.

Section 10.7   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

Section 10.8   Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5. Notwithstanding the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Common Stock or Company Equity Awards.

Section 10.9   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10   Entire Agreement. This Agreement, together with the Company Disclosure Letter, the Cooperation Agreement and the Voting Agreement, constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein, in the Company Disclosure Letter, the Cooperation Agreement or the Voting Agreement.

Section 10.11   Jurisdiction.

(a)   Each party irrevocably submits to the jurisdiction of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12   Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13   Remedies. Notwithstanding any other provision of this Agreement (including Section 9.2 and Section 9.3), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

LAUREATE EDUCATION, INC.
By:	/s/ Robert W. Zentz
Name:	Robert W. Zentz
Title:	Senior Vice President
WENGEN ALBERTA, LIMITED PARTNERSHIP
By:	/s/ Brian F. Carroll
Name:	Brian F. Carroll
Title:	Member
L CURVE SUB INC.
By:	/s/ Henry Kravis
Name:	Henry Kravis
Title:	President

Annex B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 28, 2007 (this “Agreement”), by and among Wengen Alberta, Limited Partnership, a limited partnership organized under the laws of Alberta (“Parent”), Douglas Becker, Steven Taslitz, The Irrevocable BBHT II IDGT and Irrevocable Grantor Retained Annuity Trust No. 11 (each, a “Stockholder” and collectively, the “Stockholders”), and, solely for the purposes of Section 5.2 hereof, Laureate Education, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, the Company and L Curve Sub Inc. will merge (the “Merger”) and, except as otherwise provided in the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1   Defined Terms.   The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to each Stockholder, the shares of Common Stock Beneficially Owned and owned of record by such Stockholder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any Group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1   Agreement to Vote.   Each Stockholder hereby agrees that during the term of this Agreement, at the Company Stockholder Meeting or any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(a)   appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be cast in accordance with the applicable procedures relating thereto so as to ensure that they are duly counted as present thereat for purposes of calculating a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the adoption of the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof; (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and (iii) against any Company Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Stockholder of its obligations under this Agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved by Parent; or (E) any other material change in the Company’s corporate structure or business.

2.2   No Inconsistent Agreements.   Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

3.1   Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants to Parent as follows:

(a)   Organization; Authorization; Validity of Agreement; Necessary Action.   Such Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)   Ownership.   Such Stockholder’s Existing Shares are, and all of such Stockholder’s Covered Shares owned from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Closing Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Closing Date.

ARTICLE IV

OTHER COVENANTS

4.1   Prohibition on Transfers, Other Actions. Except as provided for in such Stockholder’s Equity Rollover Commitment Letter dated the date hereof, each Stockholder hereby agrees not to (i) Transfer any of such Stockholder’s Covered Shares or any interest therein, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

4.2   Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3   Further Assurances.   From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1   Termination.   This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing and (ii) the date of termination of the Merger Agreement in accordance with its terms. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

5.2   Stop Transfer Order.   In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock.

5.3   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)   if to Parent to:

Wengen Alberta, Limited Partnership
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Brian Carroll
Fax: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Fax: (212) 455-2502
Attention:  David J. Sorkin

(b)   if to the Company (for purposes of Section 5.2) to:

Laureate Education, Inc.
1001 Fleet Street
Baltimore, Maryland 21202-4382
Attention: Chairman of the Special Committee
Fax: (410) 843-8544

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037
Attention:  Robert B. Robbins
Thomas J. Plotz
Fax:  (202) 663-8007

(c)   if to any Stockholder, then at the address set forth below its name on Schedule 1 hereto.

5.5   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6   Counterparts.   This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.8   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law. Each party irrevocably submits to the jurisdiction of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 5.8 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 5.8. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law

(b)   Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby.

5.9   Amendment; Waiver.   This Agreement may not be amended except by an instrument in writing signed by Parent and, to the extent such amendment relates to a Stockholder, such Stockholder, provided that any amendment to Section 5.2 shall also require the consent of the Company. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the applicable Stockholder(s).

5.10   Remedies.   (a)  Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11   Severability.   Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12   Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of Parent and the Stockholders, except that, without such prior written consent, Parent may assign this Agreement to any Person to which it assigns any of its rights or obligations under the Merger Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WENGEN ALBERTA, LIMITED PARTNERSHIP
BY:	WENGEN INVESTMENTS LIMITED,
as General Partner
By:	/s/ Jonathan Smidt
Name:	Jonathan Smidt
Title:	Director
DOUGLAS BECKER
/s/ Douglas Becker
STEVEN TASLITZ
/s/ Steven Taslitz
LAUREATE EDUCATION, INC.
(solely for purposes of Section 5.2)
By:	/s/ Robert W. Zentz
Name:	Robert W. Zentz
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE IRREVOCABLE BBHT II IDGT
By:	/s/ Marianne Schmitt Hellauer
Name:	Marianne Schmitt Hellauer
Title:	Trustee
IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST NO. 11
By:	/s/ Marianne Schmitt Hellauer
Name:	Marianne Schmitt Hellauer
Title:	Trustee

Schedule 1

STOCKHOLDERS

Name
Douglas Becker Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062
Steven Taslitz Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062
The Irrevocable BBHT II IDGT Address for Notices: 1033 Skokie Boulevard, Suite 600 Northbrook, IL 60062
Irrevocable Grantor Retained Annuity Trust No.11
Address for Notices:
1033 Skokie Boulevard, Suite 600
Northbrook, IL 60062

ANNEX C

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

January 28, 2007

Special Committee of the

Board of Directors

Laureate Education, Inc.

1001 Fleet Street

Baltimore, MD 21202

Members of the Special Committee of the Board:

We understand that Laureate Education, Inc. (the “Company”), Wengen Alberta, Limited Partnership (“Parent”) and L Curve Sub Inc., a direct subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 28, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a direct subsidiary of Parent and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than those shares held in treasury, or held by Parent or any wholly owned subsidiary of Parent or the Company, will be converted into the right to receive $60.50 per share in cash. We note that certain holders of shares of the Company Common Stock (collectively the “Rollover Investors”) will contribute their shares of the Company Common Stock to Parent in exchange for shares of membership interests of Parent pursuant to their Equity Rollover Commitments (as defined in the Merger Agreement) immediately prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We also note that the Rollover Investors and Parent intend to enter into a voting agreement (the “Voting Agreement”) in connection with the Merger.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement other than the Rollover Investors and Parent and its subsidiaries is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)                 reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)             reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)         reviewed certain financial projections prepared by the management of the Company;

iv)           discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)               reviewed the reported prices and trading activity for the Company Common Stock;

vi)           compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)       reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)   participated in discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

ix)           reviewed the Merger Agreement, the Equity Rollover Commitments, the Voting Agreement, the Financing Commitments of Parent and Merger Sub (as defined in the Merger Agreement), substantially in the form of the drafts dated January 28, 2007, and certain related documents; and

x)               performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Parent will obtain financing for the Merger in accordance with the terms set forth in the Financing Commitments and that the transactions contemplated by the Equity Rollover Commitments will be consummated in accordance with their terms. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.

This opinion does not address the fairness of any consideration to be received by the Rollover Investors or Parent and its subsidiaries pursuant to the Merger Agreement or the Equity Rollover Commitments, the relative merits of the Merger as compared to the alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than Parent, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon rendering of this fairness opinion. Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Parent. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan

Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of Parent or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement other than the Rollover Investors and Parent and its subsidiaries is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Richard S. Brail
Richard S. Brail Managing Director

ANNEX D

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

January 28, 2007

Special Committee of the Board of Directors
Laureate Education, Inc.
1001 Fleet Street
Baltimore, Maryland  21202

Members of the Special Committee of the Board of Directors:

Laureate Education, Inc. (the “Company”), Wengen Alberta, Limited Partnership (the “Acquiror”) and L Curve Sub Inc., a newly formed, direct subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into that certain Agreement and Plan of Merger, to be dated as of January 28, 2007 (the “Agreement”), pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the “Merger”) in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) (other than Company Shares held by the Acquiror or any subsidiary of the Acquiror immediately prior to the effective time of the Merger, including any Company Shares contributed to the Acquiror by the Acquiror Investors (as defined below)) would be converted into the right to receive $60.50 per share in cash (the “Consideration”). We understand that, in connection with the Merger, Douglas L. Becker (“DLB”), Steven Taslitz (“ST”) and other persons and entities (collectively, the “Acquiror Investors”) will contribute Common Shares to, or otherwise invest in, the Acquiror.

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders, other than the Acquiror, the Acquiror Investors and their respective affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1)         Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)         Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)         Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4)         Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)         Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)         Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)         Participated in certain discussions and negotiations among representatives of the Special Committee of the Board of Directors and the Acquiror and their financial and legal advisors;

(8)         Reviewed drafts as of January 28, 2007 of the Agreement, a Cooperation Agreement between the Company and DLB, a Voting Agreement between the Acquiror, DLB, ST and certain related trusts, equity rollover commitment letters to be provided by DLB, ST and certain related trusts to the Acquiror, equity financing commitments to be provided by certain equity investors to the Acquiror and certain related documents (collectively, the “Transaction Documents”) and a debt financing commitment letter, dated January 28, 2007, to the Acquisition Sub executed by certain lenders; and

(9)         Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final forms of the Transaction Documents will be substantially similar to the last drafts reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company, the Special Committee of the Board of Directors or the Board of Directors to solicit, nor have we solicited (but we note that we may be so authorized for a period of time following execution of the Agreement, subject to the terms, conditions, and procedures set forth therein), third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, two-thirds of which is payable upon completion of our due diligence and our rendering an opinion, and the remaining portion of which is contingent upon the consummation of the Merger. We may receive an additional fee from the Company, payable at the sole discretion of the Special Committee of the Board of Directors, upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Agreement is fair from a financial point of view to the holders of such shares, other than the Acquiror, the Acquiror Investors and their respective affiliates.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX E

Information Relating to Laureate Directors and Executive Officers, the Sponsors, the Sterling
Founders and certain trusts affiliated with the Sterling Founders

The following information sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Laureate, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. With the exception of Ms. Aguilera, who is a citizen of Spain, Mr. Appadoo, who is a citizen of the United Kingdom, and Mr. Pollock, who is a citizen of Canada, all of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o Laureate Education, Inc., 1001 Fleet Street, Baltimore, Maryland, 21202; (410) 843-6100.

Laureate Education, Inc.

Laureate is a Maryland corporation with its headquarters in Baltimore, Maryland. Laureate provides higher education programs and services to over 243,000 students through the leading global network of licensed campus-based and online higher education institutions. Laureate’s educational services are offered through three separate reportable segments: Campus Based - Latin America (“Latin America”), Campus Based - Europe (“Europe”) and Laureate Online Education. Latin America and Europe own or maintain controlling interests in eleven and ten separately licensed higher education institutions, respectively. The Latin America segment has locations in Mexico, Chile, Brazil, Peru, Ecuador, Honduras, Panama and Costa Rica. The Europe segment has locations in Spain, Switzerland, France and Turkey. The Laureate Online Education segment provides career-oriented degree programs through Walden University, Inc., Laureate Education Online BV and Canter and Associates, LLC.

Isabel Aguilera
Director Since 2005
Age 46

Ms. Aguilera has been Managing Director of Google, Inc. for Spain and Portugal since January 2006. From May 2002 through July 2005, Ms. Aguilera was the Chief Operating Officer of NH Hoteles. For five years prior to that, Ms. Aguilera was Chief Executive Officer and Director of Dell Computer Corporation for Spain, Italy and Portugal. Ms. Aguilera also serves as a director and member of the Executive Committee for Indra Sistemas in Spain.

R. William Pollock
Director Since 1995
Age 78

Mr. Pollock serves as Chairman of the Board of Drake Holdings Limited, a company that owns interests in various businesses throughout the world, and has served in that capacity for more than the past five years. Mr. Pollock is also a director of DiscoverWare Inc. in Canada.

Wolf H. Hengst
Director Since 2003
Age 63

Mr. Hengst was President of Worldwide Hotel Operations for Four Seasons Hotels and Resorts from 1998 until his retirement in December 2006.

Douglas L. Becker
Director Since 1986
Age 41

Mr. Becker has been Chairman and Chief Executive Officer of Laureate since February 2000. From April 1993 until February 2000, served as the Company’s President and Co-Chief Executive Officer.

James H. McGuire
Director Since 1995
Age 63

Mr. McGuire has served as President of NJK Holding Company since 1992.

Richard W. Riley
Director Since 2001
Age 74

Mr. Riley is currently a senior partner with the law firm of Nelson Mullins Riley & Scarborough, L.L.P. and has been a partner at this firm for the past five years. From 1993 until 2001, Mr. Riley served as U.S. Secretary of Education. Mr. Riley was Governor of South Carolina from 1979 through 1987.

R. Christopher Hoehn-Saric
Director Since 1986
Age 44

Mr. Hoehn-Saric assumed the position of Chief Executive Officer and a Director of Educate, Inc. in June 2003. From February 2000 to June 2003, Mr. Hoehn-Saric was the Chairman and Chief Executive Officer of Sylvan Ventures, LLC, an affiliate of Laureate.

John A. Miller
Director Since 2001
Age 53

Mr. Miller is the President and Chief Executive Officer of North American Corporation of Illinois. Mr. Miller has served in this capacity for more than the past five years. Mr. Miller is also a director of Atlantic Premium Brands, Inc. and Sally Beauty Holdings (previously Alberto Culver Company).

David A. Wilson
Director Since 2002
Age 65

Mr. Wilson has been President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association which provides the GMAT (Graduate Management Admission Test), since 1995.

Raph Appadoo
Age 57

Mr. Appadoo has served as President of Laureate and President of Laureate’s Campus-Based Europe division since June 2003. From February 2000 through May 2003, Mr. Appadoo served as President and Chief Executive Officer of Sylvan International Universities, Inc., a predecessor to Laureate’s Campus-Based Europe division.

William C. Dennis, Jr.
Age 63

Mr. Dennis has served as President of Laureate’s Campus-Based Latin America division since June 2003. From October 2001, when Mr. Dennis joined the Company, through May 2003, he served as Chief Operating Officer and Chief Financial Officer of Laureate’s campus-based operations.

Rosemarie Mecca
Age 51

Ms. Mecca joined Laureate on October 1, 2005 as its Executive Vice President and Chief Financial Officer. From September 2001 to September 2005, Ms. Mecca served as Executive Vice President, Chief Financial Officer and Chief Information Officer of the Shell Chemicals companies.

Daniel M. Nickel
Age 54

Mr. Nickel joined Laureate in January 2005 as its Executive Vice President and Director-Corporate Operations. For more than five years prior to serving in this capacity, Mr. Nickel served as Senior Vice President of Motorola, Inc.

Paula R. Singer
Age 52

Ms. Singer has been President and Chief Executive Officer of Laureate’s On-Line Education division since July 2001.

Robert W. Zentz
Age 53

Mr. Zentz has served as Senior Vice President and General Counsel of Laureate since joining the Company in 1998.

Wengen Alberta, Limited Partnership

Wengen Alberta, Limited Partnership is an Alberta limited partnership that was formed on January 28, 2000. It has served as a holding company for investments and has not conducted any operating business. The principal office address of Wengen Alberta, Limited Partnership is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The telephone number at the principal office is 212-750-8300. Wengen Investments Limited is the general partner of Wengen Alberta, Limited Partnership.

Wengen Investments Limited

Wengen Investments Limited is a company formed under the laws of the Cayman Islands, and was admitted as the sole general partner of Wengen Alberta, Limited Partnership effective January 31, 2000. It has served as the general partner of Wengen Alberta, Limited Partnership and has not conducted any operating business. The registered office of Wengen Investments Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies.

The names and material occupations, positions, offices or employment during the past five years of each director, executive officer and each member of Wengen Investments Limited that holds (together with its affiliates) ten percent (10%) or more of the equity interests of, or will have the right, following the closing, to designate a director of, Wengen Investments Limited are set forth below:

Brian F. Carroll, Director.   Refer to “—KKR 2006 Limited” below.

William Janetschek – Director and Secretary.   William Janetschek has served since 1997 as the Chief Financial Officer of Kohlberg Kravis Roberts & Co. L.P., the current business address of which is 9 West 57th Street, Suite 4200, New York, New York 10019. Mr. Janetschek is a United States citizen.

Jonathan Smidt – Director.   Jonathan Smidt has served since 2000 as an executive of Kohlberg Kravis Roberts & Co. L.P., the current business address of which is 9 West 57th Street, Suite 4200, New York, New York 10019. Mr. Smidt is a citizen of South Africa.

Perry Golkin, Assistant Secretary.   Refer to “—KKR 2006 Limited” below.

Douglas Becker, member.   Refer to “—Directors and Executive Officers” above.

Steven Taslitz, member.   Refer to “—Steven Taslitz and the KJT Gift Trust” below.

KKR 2006 Limited, member.   Refer to “—KKR 2006 Limited” below.

S.A.C. Capital Management, LLC, member.   Refer to “—S.A.C. Capital Management, LLC” below.

Bregal Europe Co-Investment L.P., member.   Refer to “—Bregal Europe Co-Investment L.P.” below.

Citigroup Private Equity LP, member.   Refer to “—Citigroup Private Equity LP” below.

Snow Phipps & Guggenheim, LLC, member.   Refer to “—SPG Partners, LLC” below.

Sterling Capital Partners II, L.P., member.   Refer to “—Sterling Partners II, L.P.” below.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

L Curve Sub Inc.

L Curve Sub Inc. is a Maryland corporation that was formed on January 25, 2007 solely for the purpose of completing the merger. Upon the completion of the merger, L Curve Sub Inc. will cease to exist and Laureate will continue as the surviving corporation. L Curve Sub Inc. is a direct subsidiary of Parent and has not engaged in any business except as contemplated by the merger agreement. The principal office address of L Curve Sub Inc. is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The telephone number at the principal office is 212-750-8300.

The names and material occupations, positions offices or employment during the past five years of the current executive officers and directors of L Curve Sub Inc. are set forth below:

Henry R. Kravis, President.   Refer to “—KKR 2006 Limited” below.

William Janetschek, Director, Vice President and Chief Financial Officer.   Refer to “—Wengen Investments Limited” above.

Brian F. Carroll, Director, Vice President and Chief Operating Officer.   Refer to “—KKR 2006 Limited” below.

Jonathan Smidt – Director, Vice President and Secretary.   Refer to “—Wengen Investments Limited” above.

Douglas Becker – Vice President.   Refer to “—Directors and Executive Officers” above.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

KKR 2006 Limited

KKR 2006 Limited, a Cayman Islands exempted company, is principally engaged in the business of serving as the general partner of KKR Associates 2006 (Overseas), Limited Partnership. The directors of KKR 2006 Limited are also managing members of KKR & Co. L.L.C., a Delaware limited liability company that is the general partner of Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”). KKR is a private investment firm which provides management services to KKR 2006 Fund (Overseas), Limited Partnership pursuant to the terms of a management agreement. The management of KKR’s business and affairs is carried out by KKR & Co. L.L.C. and its 25 members.

The business address of KKR 2006 Limited is 9 West 57th Street, New York, NY 10019.

The names and material occupations, positions, offices or employment during the past five years of each member of KKR & Co. L.L.C., the general partner of KKR, are set forth below:

Henry R. Kravis serves as a managing member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Kravis is a citizen of the United States.

George R. Roberts serves as a managing member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Roberts is a citizen of the United States.

Paul E. Raether serves as a member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Raether is a citizen of the United States.

Michael W. Michelson serves as a member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Michelson is a citizen of the United States.

James H. Greene serves as a member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Greene is a citizen of the United States.

Perry Golkin serves as a member of KKR & Co. L.L.C. and has held this position since 1996. Mr. Golkin is a citizen of the United States.

Johannes Huth serves as a member of KKR & Co. L.L.C. and has held this position since 2000. Mr. Huth is a citizen of Germany.

Alexander Navab serves as a member of KKR & Co. L.L.C. and has held this position since 2001. From 1993 until 2001, Mr. Navab was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Navab is a citizen of the United States.

Todd A. Fisher serves as a member of KKR & Co. L.L.C. and has held this position since 2001. From 1999 until 2001, Mr. Fisher was an executive of Kohlberg Kravis Roberts & Co. Ltd. Mr. Fisher is a citizen of the United States.

Jacques Garaïalde serves as a member of KKR & Co. L.L.C. and has held this position since 2004. Prior to that, Mr. Garaïalde was an executive at The Carlyle Group. Mr. Garaïalde is a citizen of France.

Marc S. Lipschultz serves as a member of KKR & Co. L.L.C. and has held this position since 2004. From 1995 until 2004, Mr. Lipschultz was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Lipschultz is a citizen of the United States.

Reinhard Gorenflos serves as a member of KKR & Co. L.L.C. and has held this position since 2005. From 2002 until 2005, Mr. Gorenflos was an executive of Kohlberg Kravis Roberts & Co. Ltd. Prior to 2002, Mr. Gorenflos served as an executive of Aral. Mr. Gorenflos is a citizen of Germany.

Michael M. Calbert serves as a member of KKR & Co. L.L.C. and has held this position since 2005. From 2000 until 2005, Mr. Calbert was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Calbert is a citizen of the United States.

Scott C. Nuttall serves as a member of KKR & Co. L.L.C. and has held this position since 2005. From 1997 until 2005, Mr. Nuttall was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is a citizen of the United States.

Joseph Y. Bae serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1997 until 2006, Mr. Bae was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Bae is a citizen of the United States.

Brian F. Carroll serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1997 until 2006, Mr. Carroll was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Carroll is a citizen of the United States.

Adam H. Clammer serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1997 until 2006, Mr. Clammer was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Clammer is a citizen of the United States.

Frederick M. Goltz serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1996 until 2006, Mr. Goltz was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Goltz is a citizen of the United States.

Oliver Haarmann serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1999 until 2006, Mr. Haarmann was an executive of Kohlberg Kravis Roberts & Co. Ltd. Mr. Haarmann is a citizen of Germany.

Dominic P. Murphy serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 2005 until 2006, Mr. Murphy was an executive of Kohlberg Kravis Roberts & Co. Ltd. Prior to that, Mr. Murphy was an executive at Cinven. Mr. Murphy is a citizen of the United Kingdom.

John L. Pfeffer serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 2001 until 2006, Mr. Pfeffer was an executive of Kohlberg Kravis Roberts & Co. Ltd. Mr. Pfeffer is a citizen of the United States.

John K. Saer, Jr. serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 2001 until 2006, Mr. Saer was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Saer is a citizen of the United States.

Clive Hollick serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 2005 until 2006, Mr. Hollick was an executive of Kohlberg Kravis Roberts & Co. Ltd. Prior to that, Mr. Hollick was an executive at United Business Media. Mr. Hollick is a citizen of the United Kingdom.

David Liu serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1993 until 2006, Mr. Liu was an executive at Morgan Stanley Private Equity Asia. Mr. Liu is a citizen of Hong Kong.

Ming Lu serves as a member of KKR & Co. L.L.C. and has held this position since 2006. From 1999 until 2006, Mr. Lu was an executive at CCMP Capital Asia (formerly JP Morgan Partners Asia). Mr. Lu is a citizen of Hong Kong.

The current business address of each such member is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019, except as follows: (i) the current business address of Messrs. Roberts, Michelson, Greene, Calbert, Clammer and Goltz is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025; (ii) the current business address of Messrs. Huth, Fisher, Garaïalde, Gorenflos, Haarmann, Murphy, Pfeffer and Hollick is c/o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Gardens, London, SW1Y 5AD, England and (iii) the current business address of Messrs. Bae, Liu and Lu is c/o KKR Asia Limited, 25/F AIG Tower, 1 Connaught Road, Central, Hong Kong.

During the last five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

S.A.C. Capital Management, LLC

S.A.C. Capital Management, LLC (“SAC Capital Management”) is a Delaware limited liability company engaged in the business of private investment management and making investments. The members of SAC Capital Management are S.A.C. Capital Management, Inc. and Steven A. Cohen. S.A.C. Capital Management, Inc. is a Delaware corporation and is principally engaged in the business of serving as a member of SAC Capital Management.

The business address of each of S.A.C. Capital Management, LLC and S.A.C. Capital Management, Inc. is 540 Madison Avenue, New York, New York 10022.

Steven A. Cohen directly and indirectly, through S.A.C. Capital Management, Inc., owns all of the equity interests of SAC Capital Management. Mr. Cohen is Chief Executive Officer of S.A.C. Capital Advisors, LLC, a Delaware limited liability company engaged in the business of private investment management, and has held that position for the last five years. Mr. Cohen is a citizen of the United States.  The business address of Steven A. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Bregal Europe Co-Investment L.P.

Bregal Europe Co-Investment L.P. (“Bregal Europe”) is a Scottish limited partnership engaged in the business of making private equity and other types of investments.

Bregal General Partner Jersey Limited (“Bregal GP”) is the general partner of Bregal Europe. Bregal GP is a Jersey, Channel Islands private limited company, the principal business of which is acting as general partner of Bregal Europe and persons primarily engaged in the business of making private equity and other types of investments.

Bregal Jersey Limited (“Bregal Jersey”) is the sole member of Bregal GP. Bregal Jersey is a Jersey, Channel Islands private limited company, whose sole member is COFRA Holding AG. Bregal Jersey is engaged in the business of making private equity and other types of investments through affiliated persons.

COFRA Holding AG (“Cofra”) is a Swiss holding company for a group of companies located in Europe, North and Latin America, and Asia whose activities include retail, real estate, private equity investments and financial services.

The business address of Bregal Europe is Saltire Court, 20 Castle Street, Edinburgh, Scotland  EH1 2ET. The business address of each of Bregal GP  and Bregal Jersey is 3rd Floor, Britannic House, 9 Hope Street, St. Helier, Jersey  JE2 3NS. The business address of Cofra is Grafenauweg 10, CH-6301, Zug, Switzerland.

The names and material occupations, positions, offices or employment during the past five years of each management team member and supervisory board member of Cofra, are set forth below.

Stanislaus H.M. Brenninkmeijer has served as the Chief Executive Officer and a member of the supervisory board of Cofra since 2003. He previously served as Chairman of COFRA Latin America from 1999 to 2002. Mr. Brenninkmeijer is a citizen of the Netherlands.

Gerrit Jan M. Pieters has served as CFO and a member of the supervisory board of Cofra since September 2001. Mr. Pieters is a citizen of the Netherlands.

Joannes A.P. Brenninkmeijer has served as a member of the supervisory board of Cofra since 2003. He previously served as President of American Retail Group, Inc. from 1999 to 2003. Mr. Brenninkmeijer is a citizen of the Netherlands.

Wolter R.J.M. Brenninkmeijer has served as a member of the supervisory board of Cofra since 2004. He has served as Director of Bregal Europe Investments London Limited since 2003, and he previously served as President of Agora Business Centers from 2000 to 2003. Mr. Brenninkmeijer is a citizen of the Netherlands.

Richard Hayden has served as a member of the supervisory board of Cofra since 2003. He has served as Chairman of GSC Partners Europe Ltd. since 2000. Mr. Hayden is a citizen of the United States.

Vernon Sankey has served as a member of the supervisory board of Cofra since 2001. He has served as Chairman of Photo-Me International since 2000, Chairman of The Really Effective Development Company since 2000, Director of Taylor Woodrow since 2004, and Chairman of Thompson Travel Group since 2000. He previously served as Deputy Chairman of Beltpacker PLC from 2001 to 2004, and as Chairman of Gala Coral Group Ltd. from 2000 to 2003. Mr. Sankey is a citizen of the United Kingdom.

H. Andrew S. Vellani has served as the Chief Legal Officer of Cofra since 2002. He previously served as Group Legal Director for Scottish & Newcastle PLC from 1986 to 2002. Mr. Vellani is a citizen of the United Kingdom.

Erik A.M. Brenninkmeijer has served as President of the supervisory board of Cofra since 2001. Mr. Brenninkmeijer is a citizen of the Netherlands.

Aart Overbosch has served as Counsel to the Supervisory Board of Cofra since 2003. He previously served as Chief Tax Officer of Cofra from 2001 to 2003. Mr. Overbosch is a citizen of the Netherlands.

The current business address of each individual set forth above is as follows:  for Mr. Pieters, Mr. E. Brenninkmeijer, Mr. Overbosch, Mr. Vellani, Mr. S. Brenninkmeijer, and Mr. J. Brenninkmeijer, Graufenauweg 10, CH-6301, Zug, Switzerland; for Mr. W. Brenninkmeijer, Standbrook House, 4th Floor, 2-5 Old Bond Street, London, UK W1S 4PD; for Mr. Hayden, 68 Pall Mall, London, UK SW1Y 5ES; and for Mr. Sankey, The Cherubs, Parsonage Lane, Farnham Common, Buckinghamshire, UK SL2 3NZ.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Citigroup Private Equity LP

Citigroup Private Equity LP (“CPE LP”), a Delaware limited partnership, is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. Citigroup Alternative Investments LLC (“CAI LLC”), a Delaware limited liability company, is the general partner of CPE LP and is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. Citigroup Investments Inc. (“CII”), organized under the laws of Delaware, is the sole member of CAI and is principally engaged, directly and indirectly through subsidiaries or affiliated companies or both, in the business of investing in equity, debt, derivatives and other securities and assets. CII is in turn wholly-owned by Citigroup Inc.

Citigroup Inc., organized under the laws of Delaware, which wholly owns CII, is a diversified holding company that provides, through its subsidiaries, a broad range of financial services to consumer and corporate customers worldwide.

The names and material occupations, positions, offices or employment during the last five years of each officer and director of Citigroup Inc. are set forth below:

C. Michael Armstrong serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1989. Mr. Armstrong is the Chairman of the Board of Trustees of Johns Hopkins Medicine, Health Systems and Hospital and has held this position since 2005. Mr. Armstrong also serves as Retired Chairman of Hughes, AT&T and Comcast Corporation and has held this position since 2004. Mr. Armstrong served as the Chairman of Comcast Corporation from 2002 to 2004. Mr. Armstrong is a citizen of the United States.

Alain J.P. Belda serves as a Director of Citigroup Inc. and has held her position since 1999. Mr. Belda has held the position of Chairman of Alcoa Inc. since 2001 and has held the position of Chief Executive Officer of Alcoa Inc. since 1999. Mr. Belda is a citizen of Brazil and Spain.

Gary Crittenden serves as Chief Financial Officer of Citigroup, Inc. and has held this position since 2007.  Mr. Crittenden also serves as a Director for Staples, Inc. and has held this position since 2004.  Mr. Crittenden served as Executive Vice President and Chief Financial Officer at the American Express Company from 2000 to 2007.  Mr. Crittenden also served as the head of Global Network Services at the American Express Company from 2005 to 2007.  Mr. Crittenden is a citizen of the United States.

George David serves as a Director of Citigroup Inc. and has held his position since 1992. Mr. David is the Chairman and Chief Executive Officer of United Technologies Corporation and has held such positions since 1997 and 1994, respectively. Mr. David is a citizen of the United States.

Kenneth T. Derr serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1987. Mr. Derr is the Chairman of Chevron Corporation and has held this position since 2001. Mr. Derr is a citizen of the United States.

John M. Deutch serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1996. Mr. Deutch is an Institute Professor at Massachusetts Institute of Technology and has held this position since 1990. Mr. Deutch is a citizen of the United States.

Roberto Hernandez Ramirez serves as a Director of Citigroup Inc. and has held his position since 2001. Mr. Ramirez is the Chairman of the Board of Banco National de Mexico and has held this position since 1991. Mr. Ramirez is a citizen of Mexico.

Ann Dibble Jordan serves as a Director of Citigroup Inc. and has held her position as Director of Citigroup Inc. (or its predecessor) since 1989. Ms. Jordan is a self-employed consultant and has held this position since 1987. Ms. Jordan is a citizen of the United States.

Dr. Klaus Kleinfeld serves as a Director of Citigroup Inc. and has held his position since 2005. Mr. Kleinfeld is the President and Chief Executive Officer of Siemens AG and has held this position since 2005. Mr. Kleinfeld also serves on the Member Managing Board of Siemens AG and has held this position since 2002. Mr. Kleinfeld was Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to 2005 and President and Chief Executive Officer of Siemens Corporation (USA) from 2002 to 2003. Mr. Kleinfeld is a citizen of Germany.

Andrew N. Liveris serves as a Director of Citigroup Inc. and has held his position since 2005. Mr. Liveris is the Chairman, Chief Executive Officer and President of The Dow Chemical Company and has held this position since 2006. Mr. Liveris was President and Chief Executive Officer from 2004 to 2006 and was President and Chief Operating Officer from 2003 to 2004 of The Dow Chemical Company. From 2000 to 2003 Mr. Liveris served as President of the Performance Chemicals Business Group of The Dow Chemical Company. Mr. Liveris is a citizen of Australia.

Dudley C. Mecum serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1986. Mr. Mecum is a managing director of Capricorn Holding, LLC and has held this position since 1997. Mr. Mecum is a citizen of the United States.

Anne Mulcahy serves as a Director of Citigroup Inc. and has held her position since 2004. Ms. Mulcahy has held the position of Chairman since 2002 and has served as Chief Executive Officer since 2001 of Xerox Corporation. Ms. Mulcahy is a citizen of the United States.

Richard D. Parsons serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1996. Mr. Parsons is Chairman and Chief Executive Officer of Time Warner Inc. and has held such positions since 2003 and 2002, respectively. Mr. Parsons is a citizen of the United States.

Charles Prince serves as a Director and Executive Officer of Citigroup Inc. and has held his position as Director since 2003. Mr. Prince is Chairman and Chief Executive Office of Citigroup Inc. and has held such positions since 2003. Mr. Prince was the Chairman and Chief Executive Officer of Global Corporate and Investment Banking Group Inc. from 2002 to 2003. Mr. Prince is a citizen of the United States.

Dr. Judith Rodin serves as a Director of Citigroup Inc. and has held her position since 2004. Dr. Rodin is President of the Rockefeller Foundation and has held this position since 2005. Dr. Rodin is also President Emerita of the University of Pennsylvania and she has held this position since 2004. Dr. Rodin served as President of the University of Pennsylvania from 1994 to 2004. Dr. Rodin is a citizen of the United States.

Robert E. Rubin serves as a Director and Executive Officer of Citigroup Inc. and has held his position as Director since 1999. Mr. Rubin is also a Member of the Office of the Chairman of Citigroup Inc. and has held this position since 1999. Mr. Rubin is a citizen of the United States.

Franklin A. Thomas serves as a Director of Citigroup Inc. and has held his position as Director of Citigroup Inc. (or its predecessor) since 1970. Mr. Thomas is a consultant at The Study Group and has held this position since 1996. Mr. Thomas is a citizen of the United States.

Ajay Banga serves as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group—International and has held this position since 2005. Mr. Banga served as Executive Vice President of the Global Consumer Group and President of Retail Banking North America from 2002 to 2005. Mr. Banga is a citizen of India.

Sir Winfried F. W. Bischoff serves as Chairman of Citigroup Europe and has held this position since 2000. Mr. Bischoff is a citizen of the United Kingdom and Germany.

David C. Bushnell serves as Senior Risk Officer of Citigroup Inc. and has held this position since 1999. Mr. Bushnell is a citizen of the United States.

Robert Druskin serves as Chief Operating Officer and Member of the Office of the Chairman of Citigroup Corporate and Investment Banking and has held this position since 2006. Mr. Druskin served as President and Chief Executive Officer from 2003 to 2006 and President and Chief Operating Officer from 2002 to 2003 of Citigroup Corporate & Investment Banking. Mr. Druskin is a citizen of the United States.

Steven J. Freiberg serves as Chairman and Chief Executive Officer of Global Consumer Group—North America and has held this position since 2005. Mr. Freiberg served as Chairman and CEO of Citi Cards from 2000 to 2005. Mr. Freiberg is a citizen of the United States.

John G. Gerspach serves as Controller and Chief Accounting Officer of Citigroup Inc. and has held this position since 2005. Mr. Gerspach served as Chief Financial Officer and Chief Administrative Officer—Latin America and held various positions in the Global Consumer Group and the Global Corporate Investment Banking Group from 1990 to 2005. Mr. Gerspach is a citizen of the United States.

Michael S. Helfer serves as General Counsel and Corporate Secretary of Citigroup Inc. and has held this position since 2003. Mr. Helfer served as Executive Vice President for Corporate Strategy of Nationwide from 2000-2002. Mr. Helfer is a citizen of the United States.

Lewis B. Kaden serves as Vice Chairman and Chief Administrative Officer of Citigroup Inc. and has held this position since 2005. Mr. Kaden was a Partner at Davis Polk & Wardwell from 1984 to 2005. Mr. Kaden is a citizen of the United States.

Michael Klein serves as Co-President, Corporate and Investment Banking Vice Chairman of Citibank International PLC and has held his position since 2007. Mr. Klein also serves as Chief Executive Officer of Global Banking and has held this position since 2004. Mr. Klein served as Chief Executive Officer of the Global Corporate and Investment Bank for Europe, the Middle East and Africa (EMEA) for Citigroup Inc. from 2003 to 2004 and served as Chief Executive Officer of the Citigroup Corporate and Investment

Banking, Europe, and Co-Head of Global Investment Banking for Salomon Smith Barney, a member of Citigroup, from 2000 to 2003. Mr. Klein is a citizen of the United States.

Sallie L. Krawcheck serves as Chairman and Chief Executive Officer of Citigroup Wealth Management and has held this position since 2007. Ms. Krawcheck also serves as Chief Financial Officer and Director of Citibank N.A. and Citicorp Holdings Inc. and has held this position since 2005. Ms. Krawcheck served as Chief Financial Officer and Head of Strategy of Citigroup Inc. from 2004 until 2007. Ms. Krawcheck served as Chairman and Chief Executive Officer of Smith Barney from 2002 to 2004.  Ms. Krawcheck is a citizen of the United States.

Thomas G. Maheras serves as Co-President for Corporate and Investment Banking of Citigroup Inc. and has held this position since 2007. Mr. Maheras served as Chief Executive Officer of Global Capital Markets within Citigroup’s Corporate and Investment Banking Group from 2004 to 2007 and served as the Head of Global Fixed Income along with various other positions within Citigroup Inc. from 1984 to 2004. Mr. Maheras is a citizen of the United States.

Manual Medina-Mora serves as Chairman and Chief Executive Officer of Citigroup Latin America and Mexico and has held this position since 2004. Mr. Medina-Mora also serves as Chief Executive Officer of Banamex for Citigroup Inc. and has held this position since 2001. Mr. Medina-Mora is a citizen of Mexico.

William R. Rhodes serves as Senior Vice Chairman and Senior International Officer of Citigroup Inc. and has held these positions since 2002. Mr. Rhodes also serves as Chairman, Chief Executive Officer and President of Citicorp Holdings Inc. and Citibank, N.A. and has held these positions since 2005. Mr. Rhodes is a citizen of the United States.

Stephen R. Volk serves as Vice Chairman of Citigroup Inc. and has held this position since 2004. Mr. Volk served as the Chairman of Credit Suisse First Boston from 2001 to 2004. Mr. Volk is a citizen of the United States.

The address for each of Citigroup Inc. and the Executive Officers and Directors of Citigroup Inc. is 399 Park Avenue, New York, NY 10022, except as follows: (i) the current business address of Sir Winfried F. W. Bischoff is Citigroup Europe, 33 Canada Square,Canary Wharf, London E14 5LB, United Kingdom, (ii) the current business address of Robert Druskin is Citigroup Corporate & Investment Banking, 388 Greenwich Street, New York, NY 10013, and (iii) the current business address of Manuel Medina-Mora is Act. Roberto Medellin 800, Edifico Sur. 5 piso, Col. Sta Fe/C.P. 01210, Mexico, D.F. The address for each of the CCP II Funds, CGI, CPE LP, CGI PE, CAI LLC and CII is 731 Lexington Avenue, New York, NY 10022; (212) 559-1000.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as described immediately below, a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

From time to time Citigroup Inc., which holds an indirect interest in the Citigroup Global Markets Inc. (“CGMI”), and certain affiliated entities, are the subjects of inquiries and investigations conducted by federal or state regulatory agencies. Citigroup Inc. and its affiliated entities routinely cooperate with such investigations. As a public company, Citigroup Inc. files periodic reports with the Securities and Exchange Commission (“SEC”) as required by the Securities Exchange Act of 1934 which include current descriptions of material regulatory proceedings and investigations concerning Citigroup Inc. and certain affiliated entities. Copies of Citigroup Inc.’s periodic reports are on file with the SEC. The following are summaries of certain pending and recently concluded regulatory matters involving Citigroup Inc. and/or an affiliated entity within the past five years:

Research

On April 28, 2003, CGMI, an affiliated entity, and a number of other broker/dealers announced final agreements with the SEC, the National Association of Securities Dealers (“NASD”), the New York Stock Exchange (“NYSE”) and the New York Attorney General (as lead state among the 50 states, the District of Columbia and Puerto Rico) to resolve on a civil basis all of their outstanding investigations into their research and IPO allocation and distribution practices. The NASD, NYSE and SEC settlements have become final. The SEC settlement asserted that CGMI violated federal and state antifraud securities laws and certain rules of the NASD and NYSE in connection with certain of its practices relating to research, IPO allocation, the safeguarding of material nonpublic information, and the maintenance of certain of its books and records. As required by the settlements, CGMI has entered into separate settlement agreements with 48 states and various U.S. territories and is in settlement negotiations with the remaining 2 states. CGMI reached these final settlement agreements without admitting or denying any wrongdoing or liability. The settlements do not establish wrongdoing or liability for purposes of any other proceeding.

In addition, with respect to issues raised by the SEC, the NASD and the NYSE about CGMI’s and other firms’ email retention practices, CGMI and several other broker/dealers and the SEC, the NASD and the NYSE entered into a settlement agreement in December 2002. CGMI agreed to pay a penalty in the amount of $1.65 million and did not admit to any allegation of wrongdoing.

Enron and Dynegy

On July 28, 2003, Citigroup Inc., CGMI and certain of their affiliates entered into final settlement agreements with the SEC, the Operations Clearing Corporation (“OCC”), the Federal Reserve Bank of New York (“Federal Reserve”) and the Manhattan District Attorney’s Office that resolve on a civil basis their investigations into CGMI’s structured finance work for Enron (and, in the case of the SEC, with Dynegy). CGMI paid a total of $120 million under the SEC settlement and $25.5 million under the Manhattan District Attorney settlement. The agreements with the OCC and the Federal Reserve involve the development and refinement of compliance procedures related to structured finance activities and risk management. CGMI reached these settlements without admitting or denying any wrongdoing or liability, and the settlements do not establish wrongdoing or liability for purposes of any other proceeding.

Mutual Funds

In 2003, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. CGMI has received subpoenas and other requests for information from various government regulators regarding market timing, financing, fees, sales practices and other mutual fund issues in connection with various investigations. CGMI is cooperating with all such reviews. CGMI has entered into a settlement with the SEC with respect to revenue sharing and sales of classes of funds. CGMI and certain affiliates have also been named in several class action litigations arising out of alleged violations of federal securities laws and common law.

Rhode Island

In August 2003, in connection with certain alleged violations of the Rhode Island Securities Ace, and without admitting or denying any findings or violations, CGMI consented to the State of Rhode Island—Department of Business Regulation’s cease and desist order from further violations of the Rhode Island Uniform Securities Act and agreed to pay an administrative fee of $13,000.

Transfer Agency

On May 31, 2005, CGMI completed its settlement with the SEC resolving an investigation by the SEC into matters relating to arrangements between certain Smith Barney mutual funds, an affiliated transfer agent, and an un-affiliated sub-transfer agent. Under the settlement, CGMI paid a total of $208.1 million. The settlement, in which CGMI neither admitted nor denied wrongdoing or liability, asserts fraud charges resulting from failure to disclose aspects of the transfer agent arrangements to the funds.

B shares

On March 23, 2005, the SEC issued an administrative cease-and-desist order against CGMI, which CGMI consented to without admitting or denying the findings therein. The SEC’s order asserts that CGMI failed to disclose certain material facts regarding its revenue sharing program and it failed to inform its customers when recommending Class B mutual fund shares that such shares were subject to higher annual fees and that those fees could have a negative impact on the customers’ investment returns. The SEC’s order asserts that the foregoing conduct violated Section 17(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 10b-10 of the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC’s order requires CGMI to cease and desist from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Rule 10b-10 under the Exchange Act.

E-mails

On December 3, 2002, the SEC issued an administrative cease-and-desist order memorializing a settlement that CGMI entered into, without admitting or denying the findings therein, regarding its failure to retain e-mail communications during the period 1999 to at least 2001 in the manner and for the retention period required under Section 17(a), and  Rule 17a-4 promulgated thereunder, of  the Exchange Act.

Associates

On February 26, 2003, a Final Order was entered approving the settlement by Citigroup Inc. and the Federal Trade Commission (“FTC”), whereby Citigroup Inc. agreed to pay $215 million to settle claims against Associates First Capital Corporation and the Associates Corporation of North America, which alleged that such entities had engaged in deceptive and abusive lending practices  over a five-year period from December 1, 1995 through November 30, 2000. Citigroup Inc. acquired those entities on November 30, 2000.

Euro Zone Government Bonds Trade

On June 28, 2005, the U.K. Financial Services Authority (“FSA”) cited Citigroup Inc. for breaches of FSA Principle 2 (a firm must conduct its business with skill, care and diligence) and FSA Principle 3 (a firm must take reasonable care to organize and control its affairs responsibly and effectively). Citigroup Inc. agreed to pay $7.29 million to the FSA and relinquish $18.15 million in profits generated by the trade to the FSA.

Auctions

In May 2006, the SEC alleged that fourteen investment banking firms, including Citigroup Inc., violated Section 17(a)(2) of the Securities Act, by engaging in one or more practices relating to auctions of auction rate securities during the period from January 1, 2003 through June 30, 2004 as described in the cease-and-desist order entered by the SEC. Citigroup Inc. has agreed to provide certain disclosures about its material auction practices and procedures to auction participants and to certify to the SEC that it has implemented certain procedures relating to the auction process. As part of a multi-firm settlement, Citigroup Inc. submitted an Offer of Settlement which was accepted by the SEC on May 31, 2006. Without admitting or denying the allegations, Citigroup Inc. consented to a censure and cease-and-desist order and a payment of a $1.5 million civil monetary penalty.

SPG Partners, LLC

SPG Partners, LLC (“SPG Partners”) is a Delaware limited liability company and private investment firm which provides management services to Snow, Phipps & Guggenheim, L.P. (“SPG LP”), Snow, Phipps & Guggenheim (Offshore), L.P. (“SPG Offshore”), Snow, Phipps & Guggenheim (B), L.P. (“SPG B”), Snow, Phipps & Guggenheim (RPV), L.P. (“SPG RPV”), and S.P.G. Co-Investment, L.P. (“SPG Co” and together with SPG LP, SPG Offshore, SPG B and SPG RPV, the “SPG Funds”) and Snow, Phipps & Guggenheim, LLC (“SPG LLC”).

SPG LP is a Delaware limited partnership engaged in the business of making private equity investments.

SPG Offshore is a Cayman Islands exempted limited partnership engaged in the business of making private equity investments.

SPG B is a Delaware limited partnership engaged in the business of making private equity investments.

SPG RPV is a Delaware limited partnership engaged in the business of making private equity investments.

SPG Co is a Delaware limited partnership engaged in the business of making private equity investments.

SPG LLC is a Delaware limited liability company formed for the purpose of investing in Wengen Investments Limited.

SPG GP is the general partner of each of the SPG Funds. SPG GP is a Delaware limited liability company engaged in the business of acting as general partner to persons engaged in the business of making private equity investments.

The business address of each of the SPG Funds, SPG LLC and SPG GP is c/o SPG Partners, LLC, 667 Madison Avenue, 18th Floor, New York, NY  10021.

The name and material positions held during the past five years of the managing member of SPG GP are as follows:

Ian K. Snow is the managing member of SPG GP, LLC and a U.S. citizen. Mr. Snow became the CEO and Partner of SPG Partners, LLC upon its inception in April 2005. Prior to that Mr. Snow was employed by Ripplewood Holdings, LLC from its inception in 1995 and he became a Managing Director in January 2001.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Sterling Capital Partners II, L.P.

Sterling Capital Partners II, L.P. is a Delaware limited partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity securities. SC Partners II, L.P., a Delaware limited partnership, is the sole general partner of Sterling Capital Partners II, L.P. Sterling Capital Partners II, LLC, a Delaware limited liability company, is the sole general partner of SC Partners II, L.P. The principal address of each Reporting Entity is c/o Fund Management Services, LLC, 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois  60062.

Douglas L. Becker is a manager of Sterling Capital Partners II, LLC. He is a citizen of the U.S.A. Additional information is set forth above under “—Directors and Executive Officers.”

Rudolf Christopher Hoehn-Saric is a manager of Sterling Capital Partners II, LLC. He is a citizen of the U.S.A. Additional information is set forth above under “—Directors and Executive Officers.”

Steven M. Taslitz is a manager and Senior Managing Director of Sterling Capital Partners II, LLC. He is a citizen of the U.S.A. Additional information is set forth below under “—Steven Taslitz and the KJT Gift Trust.”

Michael G. Bronfein is a manager and senior managing director of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1999. He is a citizen of the U.S.A.

Merrick M. Elfman is a manager and Senior Managing Director of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1983. He is a citizen of the U.S.A.

Eric D. Becker is a manager of Sterling Capital Partners II, LLC. His present principal occupation is Senior Managing Director of Sterling Partners, a position he has held since 1983. He is a citizen of the U.S.A.

Jeffery R. Schechter is the Chief Financial Officer of Sterling Capital Partners, LLC and Sterling Capital Partners II, LLC. His present principal occupation is Chief Financial Officer of Sterling Partners, a position he has held since 2006. From 2002 to 2006, he was Chief Financial Officer of Grotech Capital Group, a private equity firm. He is a citizen of the U.S.A.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Steven M. Taslitz and the KJT Gift Trust

Steven M. Taslitz is a manager and Senior Managing Director of Sterling Capital Partners II, LLC and a co-trustee of the KJT Gift Trust, pursuant to which he has voting and dispositive power over the shares of the Company’s common stock held by such trust. Steven M. Taslitz is a citizen of the U.S.A. and his principal occupation is Senior Managing Director of Sterling Partners, a private equity firm, a position he has held since 1983.

Bruce Goldman is a co-trustee of the KJT Gift Trust and has voting and dispositive power over the shares of the Company’s common stock held by such trust. Bruce Goldman is a citizen of the U.S.A. and a partner at Cat In Hat Trading, which position he has held for the last five years.

During the last five years, no person or entity described above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Becker Trusts

Irrevocable BBHT II IDGT and Irrevocable Grantor Retained Annuity Trust No. 11

Marianne Schmitt Hellauer is the trustee of the Irrevocable BBHT II IDGT and Irrevocable Grantor Retained Annuity Trust No. 11 and has voting and dispositive power over the shares of the Company’s common stock held by such trusts. Marianne Schmitt Hellauer is a citizen of the U.S.A. and a partner at the law firm of DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600, which position she has held for the last five years.

During the last five years, Marianne Schmitt Hellauer has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Laureate Education, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Laureate Education, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LAUED1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAUREATE EDUCATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 1 AND “FOR” THE APPROVAL OF PROPOSAL NO. 2. YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

Vote on Proposals		For	Against	Abstain

1.

Proposal to approve the merger between Laureate Education, Inc. (“Laureate”) and L Curve Sub Inc. (“Merger Sub”), a direct subsidiary of Wengen Alberta, Limited Partnership, substantially on the terms set forth in the Agreement and Plan of Merger, dated as of January 28, 2007 (the “Merger Agreement”), among Laureate, Curve Sub Inc. and Wengen Alberta, Limited Partnership, attached to the proxy statement as Annex A, as more fully described in the accompanying proxy statement, and the Merger Agreement.

		☐	☐	☐

2.	Proposal to grant discretionary authority to each of the proxy holders to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

This proxy is solicited on behalf of the Board of Directors of Laureate Education, Inc. for the Special Meeting of Stockholders on , 2007.

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Laureate Education, Inc. (“Laureate”) to be held at             , on                  , 2007 beginning at             .m., local time in                         , and (2) appoints                          and                         , and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Laureate that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” the proposal to approve the merger between Laureate and L Curve Sub Inc., a direct subsidiary of Wengen Alberta, Limited Partnership, substantially on the terms set forth in the Agreement and Plan of Merger dated January 28, 2007 (the “Merger Agreement”), among Laureate, Curve Sub Inc. and Wengen Alberta, Limited Partnership, and the Merger Agreement.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Laureate and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.  If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.  Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope.  No postage is required.

Signature

Signature

Date:	, 2007

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.